As filed with the Securities and Exchange Commission on April 26, 2022.

Registration No. 333-261375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 2)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Mitesco, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	8000	87-0496850
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1660 Highway 100 South

Suite 432

St. Louis Park, MN 55416

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lawrence Diamond

Chief Executive Officer

Mitesco, Inc.

1660 HWY 100 South, Suite 432

St. Louis Park, MN 55416

(844) 383 8689

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Lucosky, Esq. Lucosky Brookman, LLP 101 Wood Avenue South Woodbridge, NJ 08830 (732) 395-4400	W. David Mannheim, Esq. Nelson Mullins Riley & Scarborough LLP 4140 Park lake Avenue, Suite 200 Raleigh, NC 27612 (919) 329-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement related to these securities filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED April [ ], 2022

Shares

Common Stock

This is a firm commitment public offering of shares of Mitesco, Inc. Common Stock, par value $0.0001 per share (the “Common Stock”) based on an assumed offering price of $ , the midpoint of the range of the offering price per share. We currently anticipate that the public offering price per share will be between $          and $        . The final public offering price will be determined through negotiation between us and the underwriters in the offering and will take into account the recent market price of our Common Stock, the general condition of the securities market at the time of the offering, the history of, and the prospects for, the industry in which we compete, and our past and present operations and our prospects for future revenues.  We are also registering shares of Common Stock for certain selling shareholders (collectively, the “Selling Stockholders”).  The Selling Stockholders acquired the shares of Common Stock pursuant to their purchase of Series D Preferred Stock. The Company will retain the proceeds for the shares sold by the Company.

Our Common Stock is currently traded on the OTCQB Market under the symbol “MITI.” On April 8, 2022, the last reported sale price of our Common Stock on the OTCQB Market was $.0.20. We have applied to list our Common Stock on the Nasdaq Capital Market under the symbol “MITI.” No assurance can be given that our application will be approved or that an active trading market will develop. We will not proceed with this offering in the event our Common Stock is not approved for listing on the Nasdaq Capital Market though we will continue to seek financing for our expansion and operating needs in the debt or equity markets.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)

Underwriting discounts and commissions do not include a non-accountable expense allowance payable to the representative of the underwriters equal to 1% of the gross proceeds from this offering (excluding the over-allotment option). We have also agreed to reimburse the underwriters for certain expenses and to issue warrants to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. See the section titled “Underwriting” beginning on page __ of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to 15% (fifteen percent) additional shares of Common Stock to cover over-allotments, at the public offering price per share of Common Stock, less, in each case, the underwriting discounts payable by us. The securities issuable upon exercise of this over-allotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the securities against payment in New York, New York on or about                        , 2022.

The date of this prospectus is                  , 2022

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties.  Actual events or circumstances may differ materially from events and circumstances that are assumed in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” or “the Company” refer to Mitesco, Inc. and its subsidiaries. Unless otherwise noted and other than in our historical financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed reverse stock split of the outstanding Common Stock and treasury stock of the Company at an assumed 1-for-[__] ratio to occur prior to the closing of the offering.

Company Overview

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere herein.

We are opening primary care clinics around the United States utilizing the experience, expertise, and training of licensed, advanced degreed nurse practitioners (“Nurse Practitioners”).  Our clinics provide complete primary care, basic behavioral healthcare, and basic dermatological services for consumers. The medical practice focuses on whole person health and prevention. We seek to create a jointly developed longitudinal care plan with each individual that focuses on the patient’s individual quality of life goals. We personalize care interactions based upon the individuals care style as identified by University of Oregon’s “Patient Activation Measure” a peer reviewed, validated tool also in use by the Centers for Medicare and Medicaid. We pursue health equity in our practices and are a member of the National Minority Health Association. Our practice accepts most major commercial insurances, Medicare, Medicaid, and self-pay patients. We support pricing transparency and maintain a published price list for self-pay patients.

In addition to the traditional fee-for-service medical care, we offer a variety of services focused on wellness for both individuals and self-funded employers.  Our wellness offerings include dermatological services, weight management, nutritional and diabetes coaching  as well as offering products such as educational books, vitamins, and essential oils.  Most of our wellness products and services are not covered by insurance and are paid for by the consumer at the time of service.  We offer our services both in the clinics as well as via telehealth and seek to facilitate same day and next day appointments for client convenience. Mitesco’s mission is to increase convenience and access to care, improve the quality of care, and reduce cost.

We opened our first primary care clinic “The Good Clinic” in Northeast Minneapolis, Minnesota in February 2021, and have added five (5) additional operating clinics as of the date of this filing for a total of six (6) clinics open and operating at December 31, 2021. We announced leases for two (2) new clinics in the greater Denver, Colorado area. These new locations are expected to open in the first quarter of 2022. We plan to open clinics in residential concentrations of population to enhance the convenience, especially timely due to the changes in community travel patterns resulting from the pandemic. Our clinicians use both telehealth (virtual) and in-person visits to treat and coach the clients along their journey to better health and quality of life. Our clinics are led by Nurse Practitioners that use their license, extensive training, expertise, and empathy to help people remain stable or improve their health. We emphasize wellness, beginning with a clients’ co-developed plan that identifies from where a person is starting and constructs a plan for how they can achieve their goals. The practice uses an integrated health approach that includes an assessment of both the individual’s behavioral and physical health and combines this with their activation level and their goals. The clinic offers wellness coaching, behavioral health care, episodic care, dermatologic services, and supplements. We seek to care for the whole person’s needs.

Like the first clinics opened, we will continue to seek to locate clinics convenient to residential centers. In pursuit of this approach, we intend to continue to expand our relationships with Lennar Corporation and other large-scale developers. While we have no formal relationship with these developers, other than as a tenant, we believe such relationships give us an advantage in recruiting and retaining clients in close proximity to our locations. We believe that our clinics will be viewed as an amenity for the high-rise development in which we are located. We plan to mirror this approach in residential developments in Denver, and in other markets as we expand. We may also seek to grow through the acquisition of existing clinic operations which would be converted into our operating approach.

The Company’s operations are subject to comprehensive federal, state, and local laws and regulations in the jurisdictions in which it does business. There also continues to be a heightened level of review and/or audit by federal and state regulators of the health and related benefits industry’s business and reporting practices.

The laws and rules governing the Company’s businesses and interpretations of those laws and rules continue to evolve each year and are subject to frequent change. The application of these complex legal and regulatory requirements to the detailed operation of the Company’s businesses creates areas of uncertainty. Further, there are numerous proposed health care, financial services and other laws and regulations at the federal and state level some of which could adversely affect the Company’s businesses if they are enacted. The Company cannot predict whether pending or future federal or state legislation will have an adverse effect on our business.

The Company can give no assurance that its businesses, financial condition, operating results and/or cash flows will not be materially adversely affected, or that the Company will not be required to materially change its business practices, based on: (i) future enactment of new health care or other laws or regulations; (ii) the interpretation or application of existing laws or regulations, including the laws and regulations described in this Government Regulation section, as they may relate to one or more of the Company’s businesses, one or more of the industries in which the Company competes and/or the health care industry generally; (iii) pending or future federal or state governmental investigations of the Company.

The Company had previously established a strategy to address opportunities in Europe generally seeking technology solutions, or financing situations, through a Dublin based subsidiary, Acelerar Healthcare Holdings Ltd. After a review of its near-term opportunities in North America, the Board of Directors has determined that any efforts in the European community should be discontinued to focus on the Company’s North American operations. In conjunction with this decision the Company for the period ending December 31, 2021 it will take a one-time charge of approximately $12,500 related to the discontinuation and wind down of its European entity.

Corporate Organizational Chart

(1)  Due to the prohibition of corporate medicine in many jurisdictions these entities are owned by licensed medical practitioner(s) and are managed and controlled under contract by The Good Clinic LLC using a variable interest entity structure.

Competition

The market for healthcare solutions including walk in clinics and telehealth services is competitive. We compete in a fragmented primary care market with direct and indirect competitors that offer varying levels of impact to key stakeholders such as insurance companies, patients, and employers. Our competitive success is contingent on our ability to simultaneously address the needs of key stakeholders efficiently and with superior outcomes at scale compared with competitors. We compete with walk-in clinics, traditional healthcare providers, and primary care medical practices, technology platforms, care management and coordination, digital health, telehealth, and telemedicine clinics. Competition in our market involves rapidly changing technologies, evolving regulatory requirements and industry expectations, frequent new product and service introductions and changes in customer and patient requirements. If we are unable to keep pace with the evolving needs of our clients, members and partners and continue to develop and introduce new applications and services in a timely and efficient manner, demand for our solutions and services may be reduced and our business and results of operations would be harmed.

Our business is dependent on completing our clinics and gaining patients and customers in our target markets. However, the healthcare market is competitive, which could make it difficult for us to succeed. We face competition in the healthcare industry for our solutions and services from a range of companies and providers, including traditional healthcare providers and medical practices that offer similar services. These competitors primarily include primary care providers who are employed by or affiliated with health networks. Our indirect competitors also include episodic consumer-driven point solutions such as telemedicine as well as urgent care providers. Generally, urgent care providers in the local communities will provide services similar to those we intend to offer, and our competitors (1) are more established than we are, (2) may offer a broader array of services or more desirable facilities to patients and providers than ours, and (3) may have larger or more specialized medical staffs to admit and refer patients, among other things.

Our competitors may have greater name recognition, longer operating histories and significantly greater financial and other resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or patient requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger member or patient base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources, and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the healthcare market, which would limit our member and patient growth. In light of these factors, even if our solution is more effective than those of our competitors, current or potential members, health network partners and enterprise clients may accept competitive solutions in lieu of purchasing our solution. If we are unable to compete in the healthcare market, our business would be harmed.

In the future, we may encounter increased competition from system-affiliated hospitals and healthcare companies, as well as health insurers and private equity companies seeking to acquire providers in specific geographic markets. We also may face competition from primary care providers, and outpatient centers for market share and for providers and personnel. Furthermore, some of the clinics and medical offices that compete with us may be government agencies or not-for-profit organizations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis. Competitors may also be better positioned to contract with leading health network partners in our target markets, including existing markets after our current contracts expire. If our competitors are better able to attract patients, contract with health network partners, recruit providers, expand services or obtain favorable managed care contracts at their facilities than we are, we may experience an overall decline in member volumes and net revenue. We cannot assure we will be able to compete in the markets in which we operate which could cause you to lose your investment.

Our Competitive Strengths

We believe the following strengths and market dynamics provide us a competitive advantage in realizing our target of opening fifty (50) new clinics in the next three years:

●	Experienced management team - with a proven track record of growing healthcare services companies, including companies operating in our current space.
●

Deeply experienced Board of Directors - that have been recruited for their specific expertise in business strategy, operations, healthcare, business development, accounting, public company management, information systems and technology, investment banking, merger & acquisitions, regulatory affairs, state, federal, and international law, political process & lobbying, and investment fund management and securities research.

●

Cost Advantage - we believe we will have approximately a twenty five percent (25%) cost advantage over the traditional primary care service provider by employing Nurse Practitioners  as the primary healthcare professional as compared to a physician employed primary care model based on a comparison of national average salaries and reimbursement rates.

●	Diversified product line including
o	Insurance paid (Commercial, Medicare and Medicaid) and cash paid primary care and behavioral services
o	Urgent care
o	Preventative care
o	Wellness care
o	Nutrition coaching
o	Population health services management
o	Telehealth care
o	Department of Transportation annual exams and First Responder Exams
o	In-clinic product sales of books, vitamins, supplements, and essential oils
●	Large healthcare market opportunity
o

U.S.’s total spends on healthcare equals 17.7% of GDP at about $3.8 Trillion according to the American Medical Association.  Assuming that consumers want to lower their health care costs, we believe we can provide  lower health care costs to consumers by utilizing primary care and Nurse Practitioners versus specialists.

o

The U.S. primary care market size was valued at USD 283.0 billion in 2019 and is expected to grow at a compound annual growth rate (CAGR) of 4.7% from 2020 to 2027 according to a report by Online PR News dated April 29, 2021]. We believe access to primary care providers can curb the growing rate of hospitalization, usage of prescription drugs, and prevalence of chronic diseases. Primary care is the center of the U.S. healthcare system, reforms in the healthcare coverage will reenergize the infrastructure and aid the rebuilding of the primary care payment and delivery model.

o	U.S. skin care market is large and growing. According to an October 2021 report by Statista, the U.S. skin care market is estimated at $17.5 billion.
o	The global dietary supplements market is estimated $151 billion in 2021, according to a report from Grand View Research.
●

Shortage of primary care providers - We believe there is a primary care provider shortage in America. The Association of American Medical Colleges in a July 10, 2020 report, states that there is a 21,400 to as much as 55,000 shortfall of primary care providers by 2033. The Good Clinic is just one of a few organizations providing net new capacity to serve the people impacted by the shortage.

Listing on the Nasdaq Capital Market

Our Common Stock is currently quoted on the OTCQB Market. In connection with this offering, we have applied to list our Common Stock offered in the offering on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MITI.” If our application to the Nasdaq is not approved or we otherwise determine that we will not be able to secure the listing of our Common Stock on Nasdaq we will not complete this offering and we will then revise our approach and continue to seek financing for our expansion and operating needs in the debt and equity markets.

If our application is approved, we expect to list our Common Stock offered in the offering on Nasdaq upon consummation of the offering, at which point our Common Stock will cease to be traded on the OTCQB Market. No assurance can be given that our listing application will be approved. Nasdaq listing requirements include, among other things, a stock price threshold. As a result, prior to effectiveness, we will need to take the necessary steps to meet Nasdaq listing requirements, including but not limited to a reverse split of our outstanding Common Stock.

Reverse Stock Split

Our stockholders of record as of December 15, 2021 approved a reverse stock split within the range of 1:2 to 1:50 of our issued and outstanding shares of Common Stock and authorized the Board, in its discretion, at any time during the next year, to determine a) if a reverse split would be beneficial, and b) if desirable to then determine the final ratio, effective date, and date of filing of the certificate of amendment to our certificate of incorporation, as amended, in connection with the reverse stock split. The reverse stock split will not impact the number of authorized shares of Common Stock that will remain at 500,000,000 shares. Unless otherwise noted, the share and per share information in this prospectus reflects, other than in our financial statements and the notes thereto, a proposed reverse stock split of the outstanding Common Stock and treasury stock of the Company at an assumed [ ] ratio to occur immediately following the effective date but prior to the closing of the offering.

Bridge Financings

Series D Preferred Stock

On November 19, 2021, the Company closed a bridge financing round totaling $3.1 million of a series D preferred stock sold to investors in a private placement. Each series D Unit will have a purchase price of $1.00 per Unit, with each Unit consisting of (a) one share of a newly formed Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), (b) one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s Common Stock at a purchase price of $0.50 per whole share of Common Stock, and (c) one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share.

Pursuant to the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock of the Company, Inc., filed with the Secretary of State of the State of Delaware on October 18, 2021 (the “COD”), there are 10,000,000 shares of the Company’s preferred stock that have been designated as the Series D Preferred Stock and each share of the Series D Preferred Stock is convertible at the option of the holder thereof, or automatically upon the request of the Company’s underwriters that the Series D Preferred Stock convert to shares of Common Stock or upon listing of the Company’s Common Stock on a national securities exchange. The number of shares of Common Stock issuable upon the conversion of each share of Series D Preferred Stock is calculated by dividing the Conversion Amount (defined in the COD as the Stated Value, $1.05 per share, plus accrued and unpaid dividends) by the $0.25 conversion price (the “Conversion Price”).

As of the date of this filing the Company has closed on $3,100,000 of its Series D Preferred stock. To achieve our growth strategy, it is anticipated the Company will need to raise additional financing prior to up listing on Nasdaq. We will not proceed with this offering in the event our Common Stock is not approved for listing on the Nasdaq Capital Market though we will continue to seek financing for our expansion and operating needs in the debt or equity markets.

10% Promissory Note and Warrants to Michael C. Howe

The Notes - Mitesco, Inc. (the “Company”) issued a 10% Promissory Note due June 30, 2022 (the “Note”), dated December 30, 2021 (the “Issue Date’) , to the Michael C. Howe Living Trust (the “Lender”). Michael C. Howe is the Chief Executive Officer of the Good Clinic LLC, one of our subsidiaries. The principal amount of the Note is $1,000,000, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) six (6) months from the date of execution, or (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Note payable to the Company for the Note was $850,000 (the “Purchase Price”) and was funded on December 30, 2021. The amount payable at maturity will be $1,000,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default, as defined in the Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Note contains a “most favored nations” clause that provides that, so long as the Note is outstanding, if the Company issues any new security, which the Lender reasonably believes contains a term that is more favorable than those in the Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Note.

The Warrants - As further consideration for the Purchase Price of the Note, promptly following the Issue Date, the Company  shall issue to the Lender two common stock purchase warrants, entitling the Lender to purchase (i) 2,100,000 shares of the Company’s common stock on substantially the same terms as the Series A warrant issued in connection with the Company’s Series D Convertible Preferred Stock, and (ii) 2,100,000 shares of the Company’s common stock on substantially the same terms as the Series B warrant issued in connection with the Company’s Series D Convertible Preferred Stock, one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s common stock, par value $0.01 per share at a purchase price of $0.50 per whole share of Common Stock, and  one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Promissory Note Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share.  The Promissory Note Warrants had a fair value of $261,568 at the date of issuance, which was recorded as a discount to the Note.

Debt for Equity Exchange

The Company entered into a debt-for-equity exchange agreement with Gardner Builders Holdings, LLC (the “Creditor”) on January 5, 2022 (the “Agreement”). Pursuant to the Agreement, the Company has authorized the issuance  of  shares of restricted common stock, par value $0.01 per share, of MITI (the “Restricted Shares”) to the Creditor in exchange for the Company Debt Obligations, as defined below.

The Agreement settles certain amounts owed by the Company to the Creditor (the “Accounts Payable Amount”) as well as upcoming amounts that will become due between the date of the Agreement and April 1, 2022. The Agreement also settles incurred interest and penalties on the amounts owed through January 5, 2022, as well as future interest payments on amounts to be incurred in the first quarter of 2022 (collectively, the “Additional Costs”, and combined with the Accounts Payable Amount, the “Company Debt Obligations”). The Accounts Payable Amount is $500,000, the Additional Costs is $294,912.56 and the conversion price is $0.25. As a result, 3,179,650 Restricted Shares were authorized to be issued. The Company’s Board of Directors approved the Agreement on January 5, 2022.

10% Promissory Notes to Lawrence Diamond

The Company issued a 10% Promissory Note due August 14, 2022 (the “Diamond One Note”), dated February 14, 2022, to Lawrence Diamond (the “Lender”). Mr. Diamond is the Chief Executive Officer of the Company and a member of its Board of Directors. The principal amount of the Diamond One Note is $175,000, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) six (6) months from the date of execution, or (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Diamond One Note payable to the Company for the Note was $148,750 and was funded on February 14, 2022. The amount payable at maturity will be $175,000 plus 10% of that amount plus accrued and unpaid interest. Following an event of default, as defined in the Diamond One Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Diamond One Note contains a “most favored nations” clause that provides that, so long as the Diamond One Note is outstanding, if the Company issues any new security, which the Lender believes contains a term that is more favorable than those in the Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Diamond One Note. In addition to the Diamond One Note and Lender will be issued 367,500 5-year warrants that may be exercised at $.50 per share and 367,500 5-year warrants that may be exercised at $.75 per share. These warrants have all of the same terms as those previously issued in conjunction with the Company’s Series C Preferred shares and its Series D Preferred shares.

The Company issued a 10% Promissory Note due June 18, 2022 (the “Diamond Two Note”), dated March 18, 2022, to Lawrence Diamond (the “Lender”), which was subsequently amended. Lawrence Diamond is the Chief Executive Officer of the Company. The principal amount of the Diamond Two Note is $235,294.00, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) April 4, 2022, (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE, or (iii) the date of receipt of the Company of the next round of debt or equity financing in an amount of at least $1,000,000. The purchase price of the Diamond Two Note payable to the Company for the Diamond Note was $200,000 and was funded on March 18, 2022. The amount payable at maturity will be $235,294 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default, as defined in the Diamond Two Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Diamond Two Note contains a “most favored nations” clause that provides that, so long as the Diamond Two Note is outstanding, if the Company issues any new security, which the Lender reasonably believes contains a term that is more favorable than those in the Diamond Two Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Diamond Two Note. In addition, the Lender will be issued 200,000 5-year warrants that may be exercised on substantially the same terms as the Series A warrant issued in connection with the Company’s Series D Convertible Preferred Stock.

AJB Securities Purchase Agreement

On March 18, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with AJB Capital Investments, LLC (the “Investor”) with respect to the sale and issuance to the Investor of: (i) an initial commitment fee in the amount of $430,000 in the form of 1,720,000 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 720,000 shares ($180,000) if the Company repays the Note on or prior its maturity, (ii) a promissory note in the aggregate principal amount of $750,000 (the “Note”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 750,000 shares of the Common Stock (the “Warrants”). The Note and Warrants were issued on March 17, 2022 (the “Original Issue Date”) and were held in escrow pending effectiveness of the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, the initial Commitment Fee Shares were issued at a value of $430,000, the Note was issued in a principal amount of $750,000 for a purchase price of $675,000, resulting in an original issue discount of $75,000; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investor for the issuance of the Commitment Fee Shares, Note and Warrants was $616,250.00, due to a reduction in the $675,000 purchase price as a result of broker, legal, and transaction fees.

As previously disclosed on the Company’s form 8-K filed on March 26, 2021 and October 22, 2021, the Company issued the Series C Convertible Preferred Stock and Series D Convertible Preferred Stock to the investors named therein (the “Series C Investors” and “Series D Investors”). The Company obtained consents and waivers (the “Consents”) from the Series D and Series D Investors to allow the Company to enter into the Purchase Agreement. The Company issued 411,000 shares of Common Stock to the Series C Investors 1,271,000 shares of Common Stock to the Series D Investors in connection with obtaining the Consents.

Securities Purchase Agreement with Anson Investment Master Fund and Anson East Master Fund

On April 6, 2022, Mitesco, Inc. entered into separate Securities Purchase Agreement with each of Anson East Master Fund LP (“AEMF”) (the “AEMF Purchase Agreement”) and Anson Investments Master Fund LP (“AIMF”, and collectively with AEMF, the “Investors”) (the “AIMF Purchase Agreement, together with the AEMF Purchase Agreement, the “Purchase Agreements”) with respect to the sale and issuance to AEMF and AIMF of: (i) an aggregate initial commitment fee in the amount of $430,000 in the form of 1,720,000 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 722,400 shares ($180,000) if the Company repays the Notes on or prior their maturity, (ii) promissory notes in the aggregate principal amount of $750,000 (the “Notes”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 750,000 shares of the Common Stock (the “Warrants”). The Notes and Warrants were issued on April 6, 2022 (the “Original Issue Date”) and were held in escrow pending effectiveness of the Purchase Agreements.

Pursuant to the terms of the Purchase Agreements, the initial Commitment Fee Shares were issued at an aggregate value of $430,000, the Notes were issued in an aggregate principal amount of $750,000 for an aggregate purchase price of $675,000, resulting in an aggregate original issue discount of $75,000; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investors for the issuance of the Commitment Fee Shares, Notes and Warrants was $629,500, due to a reduction in the $675,000 aggregate purchase price as a result of broker, legal, and transaction fees. This summary is not a complete description of all of the terms of the Purchase Agreements and is qualified in its entirety by reference to the full text of the Purchase Agreements filed as Exhibit 10.1 and 10.2 hereto, which is incorporated by reference into this Item 1.01.

Commitment Fee Shares

The Commitment Fee Shares consist of 1,720,000 shares of the Common Stock, which contain a true-up provision. If the Company repays the balance of the Note within six months of the date of its issuance the Company shall be entitled to redeem 997,600 of the Commitment Fee Shares for a nominal price. At any time the Investors may elect during the period beginning on the date which is the six (6) month anniversary of the closing date of the Purchase Agreements and ending on the date which is the eighteen (18) month anniversary of the closing date of the Purchase Agreements (the “Adjustment Period”), the Investors may deliver to the Company a reconciliation statement showing the net proceeds actually received by the Investors from the sale of the Commitment Fee Shares (the “Sale Reconciliation”). If, as of the date of the delivery by the Investors of the Sale Reconciliation, the Investors have not realized net proceeds from the sale of such Commitment Fee Shares equal to at least the Commitment Fee, as shown on the Sale Reconciliation, then the Company shall either pay in cash the applicable shortfall amount or immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Investors in an amount sufficient such that, when sold and the net proceeds thereof are added to the net proceeds from the sale of any of the previously issued and sold Commitment Fee Shares, the Investors shall have received total net funds equal to $430,000 or $180,000, if 997,600 shares of the Commitment Fee Shares are redeemed (the “Commitment Fee”). If additional shares of Common Stock are issued pursuant to the immediately preceding sentence, and after the sale of such additional issued shares of Common Stock, the Investors still have not received net proceeds equal to at least the Commitment Fee, then the Company shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Investors as contemplated above, and such additional issuances shall continue until the Investors have received net proceeds from the sale of such Common Stock equal to the Commitment Fee.

Terms of Notes

The Notes mature on October 6, 2022, six (6) months after the Original Issue Date, and provides for interest to accrue at an interest rate equal to 10% per annum, or, upon an Event of Default, as defined in the Notes, the lesser of (i) 18% per annum, and (ii) the maximum amount permitted under law (the “Default Interest”). The Investors shall have the right, only following an Event of Default, to convert all or any part of the outstanding and unpaid principal, interest, penalties, and all other amounts under the Notes into fully paid and non-assessable shares of the Company’s Common Stock, as such Common Stock exists on the date of issuance of the shares underlying the Notes, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified (the “Conversion Shares”). The conversion price shall equal the lowest trading price during the previous twenty (20) trading day period ending on date of conversion of the Notes, subject to adjustment as provided therein. The Notes are subject to adjustment upon certain events such as distributions and mergers, and has full ratchet anti-dilution protections for issuance of securities by the Company at a price that is lower than the then-current conversion price except for certain exempt issuances. In addition, if, at any time while the Notes are issued and outstanding, the Company issues any convertible securities or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of common stock, then the Investors will be entitled to acquire, upon the terms applicable to such sales, the aggregate number of shares could have acquired if the Notes had been converted.

The Notes also contain certain negative covenants, including prohibitions on incurrence of indebtedness in excess of the bridge financing currently pending by the Company, sales of assets, stock repurchases, and distributions. The Investors may not convert the Notes into an amount of shares of Common Stock that would result in the beneficial ownership by the Investors and their affiliates of greater than 4.99% of the number of shares of Common Stock outstanding (the “Beneficial Ownership Limitation”). The Notes may be prepaid at any time. The Notes include customary Events of Default, including, among other things, payment defaults, covenant breaches, breaches of certain representations and warranties, certain events of bankruptcy, liquidation, and suspension of the Company’s Common Stock from trading. If such an Event of Default occurs, the Investors may be entitled to take various actions, which may include the acceleration of amounts due under the Notes and accrual of interest as described above, as well as the conversion of the Notes.

Terms of Warrants

As described above, the Investors received Warrants to purchase up to 750,000 shares of the Company’s Common Stock. The initial exercise price for the Warrants is $0.50 per share. The Warrants are exercisable for a period of five years from the date of issuance and the purchase price of each of the Warrants is subject to adjustment as set forth in the Warrants for stock splits, stock dividends, recapitalizations, and similar events. The Investors may exercise the Warrants on a cashless basis if after the six-month anniversary of date of issuance, the shares of Common Stock underlying the Warrants (the “Warrant Shares”) are not then registered pursuant to an effective registration statement. The Investors have contractually agreed to restrict their ability to exercise the Warrants such that the number of shares of the Company’s Common Stock held by the Investors after such exercise does not exceed the beneficial ownership limitation set forth in the Warrants which may not exceed initially 4.99% or 9.99% of the Company’s then issued and outstanding shares of Common Stock. The exercise price of the Warrants is subject to adjustment upon certain stock splits and recapitalization. The Company has the right to cause the holder of the Warrants to exercise their Warrant upon certain conditions, including that the last closing sale price of the Common Stock has been equal to or greater than $2.00 share (subject to adjustments for splits, dividends, recapitalizations, and similar events) for consecutive ten trading days.

GS Capital Partners Securities Purchase Agreement

On April 18, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with GS Capital Partners, LLC (the “Investor”) with respect to the sale and issuance to the Investor of: (i) an initial commitment fee in the amount of $159,259 in the form of 637,036 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 370,756 shares ($92,680) if the Company repays the Note on or prior its maturity, (ii) a promissory note in the aggregate principal amount of $277,777 (the “Note”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 277,777 shares of the Common Stock (the “Warrants”). The Note and Warrants were issued on April 18, 2022 (the “Original Issue Date”).

Pursuant to the terms of the Purchase Agreement, the initial Commitment Fee Shares were issued at a value of $159,259, the Note was issued in a principal amount of $277,777 for a purchase price of $250,000, resulting in an original issue discount of $27,777; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investor for the issuance of the Commitment Fee Shares, Note and Warrants was $227,500, due to a reduction in the 250,000 purchase price as a result of broker, legal, and transaction fees.

Summary Risk Factors

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware of before you decide to invest in our Company. The following is a summary of our key risks. A more detailed description of each of the risks can be found below under the heading “Risk Factors.”

Risks Related to our Financial Condition

●	We are in the initial stages of our business plan and have limited or no historical performance on which to base an investment decision and may never become profitable.

●	There is substantial doubt about our ability to continue as a going concern.

●	If we are unable to generate significant revenue, we may need to raise additional capital which may not be available to us on acceptable terms or at all.

●	We may incur additional debt in the future which may contain restrictive covenants.

●

We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated, or that additional material weaknesses will not occur in the future.

●

The issuance of additional shares of our Common Stock, or securities convertible into shares of our Common Stock, may dilute the percentage ownership of our existing stockholders and may make it more difficult to raise additional capital.

●	Our operating results and liquidity needs could be negatively affected by market fluctuations and economic downturns

Risks Related to our Business

●	We are currently focused on a new business model and have extremely limited operating history and limited information and therefore our business may be difficult to evaluate.

●	Our business expansion is dependent upon us finding suitable locations for additional clients.

●	We may be unable to attract and retain sufficient numbers of qualified personnel.

●	We may become involved in legal proceedings.

●	Our business is also dependent upon the various insurance companies agreeing to reimburse patients for our services.

●	Our industry is highly competitive and there is no assurance we will successfully compete with our competitors who may have greater resources and experience than us.

●	We do not have any registered trademarks or trade names.

●	We are dependent on the successful development, marketing and advertising efforts of our clinics and telehealth services.

●	The telehealth market is immature and volatile and may never develop, or may develop more slowly than we expect, may encounter negative e publicity or we may be unable to compete effectively.

●	Rapid technological change in our industry present us with significant risks and challenges.

●	We may not manage our strategy effectively.

●	Any damage to our reputation may materially and adversely affect our business, financial condition, and results of operations.

Risks Related to Government Regulation

●	If the statutes and regulations in our industry change, we could be negatively impacted.

●	The impact on our planned operations by recent and future healthcare legislation and other changes in the healthcare industry and in healthcare spending is unpredictable and volatile.

●	We are subject to federal Anti-Kickback Statutes and Federal Stark Law.

●	We must comply with Health Information Privacy and Security Standards.

●	A breach in our cyber security could cause a violation of our obligations under HIPAA, a breach of customer and patient privacy or may have other negative consequences.

●	We are subject to Environmental and Occupational Safety and Health Administration Regulations and other federal and state healthcare laws.

●	Changes in healthcare laws could create an uncertain environment.

●	Our operations are subject to the nation’s healthcare laws, as amended, repealed, or replaced from time to time.

●	Our revenues may depend on our patients’ receipt of adequate reimbursement from private issuers and government sponsored healthcare programs.

●	Future regulatory programs remain uncertain.

Risks Related to Acquisitions

●	Acquisitions may subject us to liability with regard to the creditors, customers, and shareholders of the sellers.

●	We may be unable to implement our strategy of acquiring companies.

●	Future acquisitions may result in potentially dilutive issuances of equity securities, incurrence of additional indebtedness and increased amortization expenses.

●	We face risks arising from acquisitions that we may pursue in the future.

Risks Related to our Management

●	Our success is dependent, in part, on the performance and continued service of certain of our officers and directors.

●

A sizable portion of our voting securities is owned and controlled by our executive officer and certain key stockholders, and they therefore maintain significant control over the company and the outcome of matters put to a stockholder vote.

Risks Related to this Offering and Ownership of our Common Stock

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

●	Shares eligible for future sale may have adverse effects on our share price.

●	Investors in this offering will experience immediate and substantial dilution in net tangible book value.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

●	Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our Common Stock could incur substantial losses.

●	There can be no assurances that our Common Stock once listed on the Nasdaq will not be subject to potential delisting if we do not continue to maintain the listing requirements of the Nasdaq Capital Market.

●	Our reverse stock split may not result in a proportional increase in the per share price of our Common Stock.

●	Because we may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

●	Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

●

We do not intend to pay any cash dividends on our Common Stock in the near future therefore investors will not be able to receive a return on their shares unless they sell the shares at a higher price that their purchase price.

●	Until recently, our Common Stock was thinly traded and may prevent you from selling at or near asking prices, if at all.

Corporate Information

Mitesco, Inc. (the “Company,” “we,” “us,” or “our”), previously known as True Nature Holding, Inc., which was previously known as Trunity Holdings, Inc., a Delaware corporation, incorporated on January 18, 2012. Effective April 22, 2020, we changed our name to Mitesco, Inc.

Since 2020, our operations have focused on establishing medical clinics utilizing Nurse Practitioners under The Good Clinic name and development and acquisition of telemedicine technology. In March of 2020, we formed a wholly owned subsidiary, Mitesco NA LLC, which holds The Good Clinic LLC, a Minnesota limited liability company for our clinic business. The Company had previously established a strategy to address opportunities in Europe generally seeking technology solutions, or financing situations, through a Dublin based subsidiary, Acelerar Healthcare Holdings Ltd. After a review of its near-term opportunities in North America, the Board of Directors has determined that any efforts in the European community should be discontinued so that it can best focus on its North American operations. In conjunction with this decision the Company for the period ending December 31, 2021it will take a one-time charge of $12,500 related to the discontinuation and wind down of its European efforts.

We opened our first primary care clinic “The Good Clinic” in Northeast Minneapolis, Minnesota in February 2021, and have added five (5) additional operating clinics as of the date of this filing for a total of six (6) clinics open and operating at December 31, 2021. We announced leases for two (2) new clinics in the greater Denver, Colorado area. We are targeting to open fifty (50) new clinics in the next three years, in addition to any existing clinics we may acquire.

Our website is www.mitescoinc.com and our principal executive offices is located at 1660 Highway 100 South, Suite 432, St. Louis Park, MN 55416. Our telephone number is (844) 383-8689. We make available on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as practicable after we electronically file such materials to the SEC. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus. Our filings are also available through the SEC website www.sec.gov.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

SUMMARY OF THE OFFERING

Issuer	Mitesco, Inc.

Securities Offered by the Company	[ ] shares of Common Stock (or [__] shares if the underwriters exercise their over-allotment option in full).

Over-allotment option

We have granted to the representative of the underwriters a 45-day option to purchase up to 15% additional shares of our Common Stock at a public offering price solely to cover over-allotments, if any.

Securities Offered by Selling Stockholders	[ ] shares of Common Stock are being offered by the Selling Stockholders.

Common Stock outstanding before this offering (1)	[___] shares

Common Stock outstanding after the offering (1)	[___] shares

Use of proceeds

We estimate that the net proceeds to us from this offering for the sale of Common Stock by the Company will be approximately $[__] million, or approximately $[__] million if the underwriters exercise their over-allotment option in full, assuming an offering price of $[__] per share,(the midpoint of the range set forth on the cover page of this prospectus). We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital which includes [_____]. See “Use of Proceeds” for additional information.

Proposed Nasdaq Capital Market Trading Symbol and Listing	We have applied to list our Common Stock on the Nasdaq under the symbol “MITI.” We will not proceed with this offering in the event our Common Stock is not approved for listing on the Nasdaq Capital Market though we will continue to seek financing for our expansion and operating needs in the debt and equity markets.

Risk Factors	See “Risk Factors” beginning on page 12 and the other information contained in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Lock-up

We, our directors, executive officers, and stockholders who own 5% or more of our outstanding Common Stock have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 90 days, commencing on the date of this prospectus. See “Underwriting” for additional information.

(1)

The total number of shares of Common Stock that will be outstanding after this offering is based on 216,495,173 shares of Common Stock outstanding as of April 8, 2022. Unless otherwise indicated, the shares of our Common Stock outstanding after this offering excludes the following:

●	18,746,211 shares of Common Stock issuable upon exercise of outstanding stock options as of April 8, 2022, with a weighted-average exercise price of $0.159 per share;

●	24,642,500 shares of Common Stock issuable upon exercise of outstanding warrants as of April 8, 2022, with a weighted-average exercise price of $0.62 per share;

●	8,400,000 shares of Common Stock issuable upon conversion of outstanding shares of Series C Preferred Stock as of April 8, 2022;

●	3,100,000 shares of Common Stock issuable upon conversion of outstanding shares of Series D Preferred Stock as of April 8, 2022;

●	30,000,000 shares of Common Stock reserved for future issuance under our equity incentive plan as of April 8, 2022; and

●	[_____] shares of Common Stock issuable upon exercise of the underwriter’s over-allotment option.

Except for historical financial information or as otherwise indicated herein, all information in this prospectus, including the number of shares to be outstanding after the offering assumes of gives effect to:

●	no exercise of outstanding option or warrants;

●	the conversion of all outstanding shares of our Series C Preferred Stock into [___] shares of Common Stock which will occur automatically on the first day of trading of our Common Stock on Nasdaq;

●	that the assumed offering price is $[___] which is the midpoint of the range of the estimated offering price described on the cover page of this prospectus;

●	a reverse stock split effected at a ratio of _____;

●	no exercise of the representative’s warrant to be issued upon consummation of this offering; and

●	no exercise by the underwriters of their over-allotment option.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the Selling Stockholders identified below. The Selling Stockholders include the holders of the Series C and Series D Preferred Stock,  and the holders of other bridge financing sources as outlined in more detail below.  All Selling Shareholder’s shares are collectively, the “Shares.” For additional information regarding the issuance of the Series D Preferred Stock, the Warrants, see the section of this prospectus entitled “The Private Placements” above. For additional information regarding the bridge financing, see the section of this prospectus entitled “Bridge Financing.”  We are registering the Shares in order to permit the Selling Shareholders to offer the Shares for resale from time-to-time. Except as otherwise noted and except for the ownership of the Series D Preferred Stock and Warrants issued pursuant to the Securities Purchase Agreements the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists information regarding the ownership of the shares of common stock by the Selling Stockholders. The first column lists the shares beneficially owned by the Selling Stockholder prior to this offering. The second column lists the number of shares of common stock being offered by the Selling Stockholders in this offering. Under the terms of the Series D Preferred Stock and Warrants, the Selling Stockholders may not convert the Series D Preferred Stock or exercise the Warrants to the extent (but only to the extent) the Selling Stockholders or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%. A holder may increase or decrease its beneficial ownership limitation upon notice to us provided that in no event such limitation exceeds 9.99%, and that any increase shall be effective on the 61st day after such notice. The selling stockholders may sell all, some, or none of its shares in this offering.

The third column lists the number of shares of common stock beneficially owned by the Selling Stockholders after the offering assuming the sale of all of the shares being offered.

The fourth column lists the percent of the class to be owned to be beneficially owned by the Selling Stockholders after the offering. The fourth column assumes the sale of all the shares offered by the Selling Stockholders pursuant to this prospectus and is based on 212,766,506 shares of common stock outstanding on December 31, 2021.

This prospectus generally covers the resale of at least 34,440,000 shares of common stock issued or issuable to the Selling Stockholders in connection with the Private Placement. Because the conversion price of the Series C and Series D Preferred Stock and Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Under the terms of the Series C and Series D Preferred Stock and the Warrants, a Selling Stockholders may not convert the Series C Preferred Stock or exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholders, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, which may be increased to 9.99% upon notice to the Company. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Converting Stockholders	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering(1)	Percent of the Class to be Owned After Offering(1)

Anson Investments Master Fund LP(2)	6,245,625	6,245,625	-0-	*
Anson East Master Fund LP(3)	2,081,875	2,081,875	-0-	*
AJB Capital (12) `	1,720,000	1,720,000	-0-	*
Bradley Donald Case (4)	881,000	881,000	-0-	*
Cavalry Fund I LP(5)	7,020,000	7,020,000	-0-	*
Lawrence Diamond (13)	168,221	168,221	-0-	*
Exchange Listing, LLC (14)	750,000	750,000	-0-	*
GS Capital Partners, LLC (15)	637,036	637,036	-0-	*
Michael Craig Howe Living Trust(6)	4,815,000	4,815,000	-0-	*
Jefferson Street Capital, LLC(7)	1,101,250	1,101,250	-0-	*
Ingrid Jenny Lindstrom(8)	220,125	220,125	-0-	*
Mercer Street Global Opportunity Fund, LLC(9)	15,007,500	15,007,500	-0-	*
Pinz Capital Special Opportunities Fund, LP(10)	881,000	881,000	-0-	*
Preferred X shareholders (estimated)(11)	3,799,000	3,799,000	-0-	*
Total	45,327,432	45,327,432

*Less than 1%

(1)

Assumes the conversion and exercise in full of the Series C and Series D Preferred Stock and Warrants, respectively and the shares of common stock underlying the Series C and Series D Preferred Stock and the Warrants registered pursuant to this prospectus, although the Selling Stockholders are under no obligation known to us to sell any shares of common stock at this time.

(2)

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of the Selling Stockholder is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Includes 2,362,500 shares of common stock issuable upon conversion of the Series D Preferred Stock, 1,181,250 shares of common stock issuable exercise of the Series A Warrants and 1,181,250 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The Series D Preferred Stock and Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the Series D Preferred Stock and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company.  The Company issued 1,520,625 commitment fee shares of the Company’s common stock in exchange for his approval of the AJB Capital Investors and the collective Anson Fund promissory notes.

(3)

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP, hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of the Selling Stockholder is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Includes 787,500 shares of common stock issuable upon conversion of the Series D Preferred Stock, 393,750 shares of common stock issuable exercise of the Series A Warrants and 393,750 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The Series D Preferred Stock and Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the Series D Preferred Stock and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon notice to the Company.  The Company issued 506,875 commitment fee shares of the Company’s common stock in exchange for his approval of the AJB Capital Investors and the collective Anson Fund promissory notes.

(4)	Bradley Donald Case is the President of The Good Clinic.

(5)

Thomas P. Walsh is the manager of Cavalry Fund I LP and its principal business address is 82 E, Allendale Rd., Suite 5B, Saddle River, NJ 07458. Its beneficial owners are the investors in the fund. The Cavalry Fund 1 LP’s holdings include 3,150,000 shares of common stock issuable upon conversion of the Series D Preferred Stock and 1,575,000 shares of common stock issuable exercise of the Series A Warrants and 1,575,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The Series D Preferred Stock and Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the Series D Preferred Stock and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company.  The Company issued 720,00 commitment fee shares of the Company’s common stock in exchange for his approval of the AJB Capital Investors and the collective Anson Fund promissory notes.

(6)

Michael Craig Howe is the Chief Executive Officer of The Good Clinic. The Company issued 615,000 commitment fee shares of the Company’s common stock in exchange for his approval of the AJB Capital Investors and the collective Anson Fund promissory notes relating to Mr. Howe Series D investment and promissory note.

(7)

Brian Goldberg is the Managing Member of Jefferson Street Capital LLC, and its principal business address is 720 Monroe Street, Suite C401B, Hoboken, New Jersey 07030. Includes 525,000 shares of common stock issuable upon conversion of the Series D Preferred Stock and 262,500 shares of common stock issuable exercise of the Series A Warrants and 262,500 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The Series D Preferred Stock and Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the Series D Preferred Stock and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company.  The Company issued 51,250 commitment fee shares of the Company’s common stock in exchange for his approval of the AJB Capital Investors and the collective Anson Fund promissory notes.

(8)	Ingrid Jenny Lindstrom is Mitesco Inc.’s Chief Legal Officer.

(9)

Jonathan Juchno is the Chair of the Investment Committee of Mercer Street Global Opportunity Fund, LLC, and its principal business address is 107 Grand Street, 7th Floor, New York, New York 10013. Includes 3,150,000 shares of common stock issuable upon conversion of the Series D Preferred Stock and 1,575,000 shares of common stock issuable exercise of the Series A Warrants and 1,575,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The Series D Preferred Stock and Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the Series D Preferred Stock and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company. The Company issued 307,500 commitment fee shares of the Company’s common stock in exchange for his approval of the AJB Capital Investors and the collective Anson Fund promissory notes.

(10)

Matthew Pinz is the Managing Member of Pinz Capital Special Opportunities Fund, LP, and its principal business address is c/o Walkers Capital Limited, Cayman Corp Centre, 27 Hospital Road, George Town, Cayman Islands. Includes 420,000 shares of common stock issuable upon conversion of the Series D Preferred Stock and 210,000 shares of common stock issuable exercise of the Series A Warrants and 210,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The Series D Preferred Stock and Warrants held by the Selling Stockholder are subject to beneficial ownership limitations such that the Series D Preferred Stock and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company.  The Company issued 41,000 commitment shares of the Company’s common stock in exchange for his approval of the AJB Capital Investors and the collective Anson Fund promissory notes.

(11)	Upon the up listing the Series X Preferred shareholders have agreed to exchange at fair market value their Series X Preferred shares for Series D Preferred Stock. As a condition of the conversion the Series X Preferred shareholders will give up their “super voting rights.” The Series D Preferred shares will be converted into common stock and warrants, consistent with all other Series D Preferred share terms for all other Series D Preferred shareholders.

(12)	On March 18, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with AJB Capital Investments, LLC (the “Investor”) with respect to the sale and issuance to the Investor of: (I) an initial commitment fee in the amount of $430,000 in the form of 1,720,000 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 720,000 shares ($180,000) if the Company repays the Note on or prior its maturity, (ii) a promissory note in the aggregate principal amount of $750,000 (the “Note”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 750,000 shares of the Common Stock (the “Warrants”). The Note and Warrants were issued on March 17, 2022 (the “Original Issue Date”) and were held in escrow pending effectiveness of the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the initial Commitment Fee Shares were issued at a value of $430,000, the Note was issued in a principal amount of $750,000 for a purchase price of $675,000, resulting in an original issue discount of $75,000; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investor for the issuance of the Commitment Fee Shares, Note and Warrants was $616,250.00, due to a reduction in the $675,000 purchase price as a result of broker, legal, and transaction fees.

(13)	On March 22, 2022, the Company issued 168,221 commitment fee shares of the Company’s common stock to Mr. Diamond in exchange for his approval of the AJB Capital Investors and the collective Anson Fund promissory notes.

(14)	On February 23, 2022 the Company engaged Exchange Listing LLC, located at 515 E. Las Olas Blvd, Suite 120, Fort Lauderdale, Florida 33301, to provide an array of capital markets services enabling the Company to better achieve its financial goals of trading on a senior exchange in the United States, which shall mean to be publicly listed on the Nasdaq Capital Markets (“Nasdaq”). The scope of services include assisting the Company with a capital market road map that includes strategy, development and execution; structuring its capitalization table and preparing for the Nasdaq Listing; assisting the Company with its corporate presentation and financial modeling; managing the Nasdaq Listing application process; and rendering advice on methods of structuring financing, assisting the Company in identifying and working with selected investors, placement agents and/or underwriters. In addition, Exchange Listing, LLC will assist the Company with the development of its corporate governance policy in compliance with Nasdaq requirements; assisting the Company creation and adoption of a Corporate Governance Manual in accordance with Nasdaq requirements; and assisting the Company with development of its complete corporate governance certification documents. The Company agreed to pay $5,000 on execution, $25,000 on the successful up list and 750,000 shares of restricted stock.

(15)

On April 18, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with GS Capital Partners, LLC (the “Investor”) with respect to the sale and issuance to the Investor of: (i) an initial commitment fee in the amount of $159,259 in the form of 637,036 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 370,756 shares ($92,680) if the Company repays the Note on or prior its maturity, (ii) a promissory note in the aggregate principal amount of $277,777 (the “Note”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 277,777 shares of the Common Stock (the “Warrants”). The Note and Warrants were issued on April 18, 2022 (the “Original Issue Date”).

Pursuant to the terms of the Purchase Agreement, the initial Commitment Fee Shares were issued at a value of $159,259, the Note was issued in a principal amount of $277,777 for a purchase price of $250,000, resulting in an original issue discount of $27,777; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investor for the issuance of the Commitment Fee Shares, Note and Warrants was $227,500, due to a reduction in the 250,000 purchase price as a result of broker, legal, and transaction fees.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data for the periods and as of the dates indicated. We have derived the statements of operations data for the years ended December 31, 2021 from our audited financial statements and related notes included elsewhere in this prospectus. You should read the following summary financial data together with our financial statements and the related notes appearing elsewhere in this prospectus and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,
	2021	2020
Statement of Operations Data:
Net sales	$115,994	$--
Cost of products sold	455,587	--
Gross profit	(339,593	--
Total operating expenses	6,058,996	2,533,569
Income (loss) from operations	(6,398,589)	(2,533569)
Total other income (expenses)	(1,524,045)	(327,025)
Net income (loss)	$(7,922,634)	$(2,860,594)
Basic and dilutive income (loss) per share of Common Stock	$(0.06)	$(0.03)
Weighted average number of shares of Common Stock outstanding	202,000,201	105,177,272

(1)       Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of Common Stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of Common Stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method and as if converted method. In all periods presented, the Company did not have any dilutive securities.

	As of December 31, 2021
	Actual	As Adjusted(1)
Balance Sheet Data:
Cash	$1,164,483	$
Total assets	$10,654,826	$
Total liabilities	$9,531,952	$
Accumulated deficit	$(25,478,332)	$
Total stockholders’ equity	$1,122,874	$
Total liabilities and stockholders’ equity	$10,654,826	$

(1)       The as adjusted balance sheet data in the table above reflects the sale and issuance by us of shares of our Common Stock in this offering at the assumed public offering price of $[__] per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, before deciding whether to invest in our Common Stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our Common Stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. . Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Special Notice Regarding the Worldwide Covid-19 Crisis

The world economy is facing significant uncertainties as a result of the worldwide COVID-19 crisis. While we are a small company and have a limited workforce, it is likely we will face increased risk in the case that our financing needs are delayed; our acquisition targets face liquidity issues; or if our professional relationships are challenged from limited staff availability or access. We cannot predict with any certainty whether and to what degree the disruption caused by the COVID-19 pandemic and reactions thereto will continue and expect to face difficulty in developing our business and building our planned clinics. It is not possible for us to accurately predict the duration or magnitude of the adverse results of the outbreak and its effects on our business, results of operations or financial condition at this time, but such effects may be material. The COVID-19 pandemic may also have the effect of heightening many of the other risks identified elsewhere in this section.

Risks Related to our Financial Condition

We are in the initial stages of our present business plan and have a limited historical performance for you to base an investment decision upon, and we may never become profitable.

We have only a limited history and a new business plan upon which an evaluation of our prospects and future performance can be made. Our planned operations are subject to all business risks associated with new companies. The likelihood of our success must be considered considering the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the establishment of a new business, operation in a competitive industry. There is a possibility that we could sustain losses in the future. There can be no assurances that we will ever operate profitably.

There is substantial doubt about our ability to continue as a going concern because of our limited operating history, history of losses and financial resources, and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

We have a history of losses. We have nominal revenues from our operations. The Report of our Independent Registered Public Accounting Firm issued in connection with our audited financial statements for the calendar year ended December 31, 2021, expressed substantial doubt about our ability to continue as a going concern, since we have had recurring operating losses and our lack of liquidity and working capital. The Company’s continuance is dependent on raising capital and generating revenues sufficient to sustain operations. We have generated only minimal revenues from our present business plan. If we generate revenue more slowly than we anticipate, or if our operating expenses are higher than we expect, we may not be able to pay our operating expenses or achieve profitability and our financial condition could suffer. Whether we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted. Unless such cash flow levels are achieved, we will need to borrow additional funds or sell debt or equity securities, or some combination thereof, to obtain funding for our operations. Such additional funding may not be available on commercially reasonable terms, or at all.

We need additional capital to fund our operations and cannot assure you that we will be able to obtain sufficient capital on reasonable terms or at all, and we may be forced to limit the scope of our operations.

We need additional capital to implement and fund our operations. We estimate we will require approximate net proceeds of $1,000,000 to open each clinic and up to an additional $250,000 to operate the clinic for a period of one year. If we are not able to obtain adequate financing on reasonable terms or if it is not available at all, we will be unable to open and acquire medical clinics and we would have to modify our business plans accordingly. The extent of our capital needs will depend on numerous factors, including (i) the availability and terms of any financing available to us; (ii) the opening of medical clinics by our competitors in the geographic areas where we plan to operate; (iii) the level of our investment in research and development; (iv) the amount of our capital expenditures, including acquisitions; and (v) regulations applicable to our operations. We cannot assure you that we will be able to obtain capital in the future to meet our needs. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences, and privileges senior to our Common Stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We may incur additional debt in the future which may contain restrictive covenants and impair our operating flexibility.

Because we currently have no significant revenue and limited cash on hand, we must seek funds for our operational plans. If we incur additional indebtedness in the future, a portion of the cash flow we generate, if any, will be dedicated to the payment of principal and interest on outstanding indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of our stockholders. A judgment creditor would have the right to foreclose on our limited assets resulting in a material adverse effect on our business, operating results, and financial condition.

We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated, or that additional material weaknesses will not occur in the future.

As a public company, we are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act.

We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weaknesses identified to date include (i) lack of segregation of duties and (ii) lack of sufficient resources to ensure that information required to be disclosed by us in the reports that we file or submit to the SEC are recorded, processed, summarized, and reported, within the time periods specified in the SEC’s rules and forms, and (iii) lack of formal control procedures related to the approval of related party transactions. As such, our internal controls over financial reporting was not designed or operating effectively.

We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

We have not yet retained sufficient staff or engaged sufficient outside consultants with appropriate experience in GAAP presentation, especially of complex instruments, to devise and implement effective disclosure controls and procedures, or internal controls. We will be required to expend time and resources hiring and engaging additional staff and outside consultants with the appropriate experience to remedy these weaknesses. We cannot assure you that management will be successful in locating and retaining appropriate candidates; that newly engaged staff or outside consultants will be successful in remedying material weaknesses thus far identified or identifying material weaknesses in the future; or that appropriate candidates will be located and retained prior to these deficiencies resulting in material and adverse effects on our business. Our ability to retain staff with appropriate experience in GAAP presentation will also be dependent upon the revenue we generate from operations and our ability to raise sufficient funding.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results, or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our Common Stock.

Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer a “smaller reporting company” as defined in the Jumpstart Our Business Startups (JOBS) Act of 2012. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results and cause a decline in the market price of our Common Stock.

The issuance of additional shares of our Common Stock, convertible Preferred Stock and other convertible securities may dilute the percentage ownership of the then-existing stockholders and may make it more difficult to raise additional equity capital.

As of December 31, 2021, there are outstanding options and warrants to purchase 18,746,211 and 29,820,000 shares of Common Stock, respectively. In addition, we have dividends on the Preferred X stock convertible into an additional 275,570 shares of Common Stock and our Series C and D Preferred Stock which is convertible into 21,420,000 shares of Common Stock. The exercise of such options and warrants and conversion of convertible securities would dilute the then-existing stockholders’ percentage ownership of our stock, and any sales in the public market of Common Stock underlying such securities could adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which we would be able to obtain additional equity capital could be adversely affected because the holders of our options and warrants can be expected to exercise them at a time when we would likely be able to obtain any needed capital on terms more favorable to us than those provided by such securities.

Our operating results and liquidity needs could be negatively affected by market fluctuations and economic downturn.

Our operating results and liquidity could be negatively affected by economic conditions generally, both in the United States and elsewhere around the world. The market for clinics and services we provide may be particularly vulnerable to unfavorable economic conditions. Some customers may consider certain of our services to be discretionary, and if full reimbursement for such services is not available, demand for these services may be tied to the discretionary spending levels of our targeted patient populations. Domestic and international equity and debt markets have experienced and may continue to experience heightened volatility and turmoil based on domestic and international economic conditions and concerns. In the event these economic conditions and concerns continue or worsen, and the markets continue to remain volatile, our operating results and liquidity could be adversely affected by those factors in many ways, including weakening demand for certain of our services and making it more difficult for us to raise funds if necessary, and our stock price may decline. Additionally, although we plan to market our services primarily in the United States, our endeavors involve opening clinic in the European, exposing us to risk.

Risks Related to our Business

Our business is difficult to evaluate because we are currently focused on a new business model and have extremely limited operating history and limited information.

We recently engaged in a new business model for our clinics in the United States. We opened our first primary care clinic “The Good Clinic” in Northeast Minneapolis, Minnesota in February 2021, and have added five additional operating clinics as of the date of this filing for a total of six clinics open and operating at December 31, 2021. We announced leases for two new clinics in the greater Denver, Colorado area. We are targeting to open 50 new clinics in the next three years, in addition to any existing clinics we may acquire.

There is a risk that we will be unable to successfully generate significant revenue from this new business model and that we will be unable to enter into additional clinics or that any additional clinics that we enter will be on favorable terms. We are subject to many risks associated with this new business model. There is no assurance that our activities will be successful or will result in any revenues or profit. Even if we generate revenue, there can be no assurance that we will be profitable. We are subject to the risks inherent to the operation of a new business enterprise and cannot assure you that we will be able to successfully address these risks.

Our business expansion is dependent upon us finding suitable locations for additional clinics.

We plan to establish five to seven clinics in the Minneapolis /St. Paul Metropolitan area of Minnesota and then continue expansion in the Denver, Colorado area, subject to receipt of adequate funding. We target to open clinics in residential concentrations of population to enhance the convenience. There can be no assurance that we will be successful in finding suitable locations at affordable prices.

Our estimate of our required funding is based upon certain estimates for our lease payments which if incorrect will require us to raise more funding than anticipated to fulfill our goals and objectives.

Failure to attract and retain sufficient numbers of qualified personnel could also impede our future plans.

We must attract and retain sufficient medical professional employees to operate and execute our service model and growth plan even though there is a limited number of qualified medical professionals We plan to establish 5 to 7 clinics in the Minneapolis /St. Paul Metropolitan area of Minnesota and then continue expansion in the Denver, Colorado area, subject to receipt of adequate funding. Each clinic that we open will need to be staffed with enough Nurse Practitioners. We will face competition for Nurse Practitioners from a range of companies and providers, including traditional healthcare providers and medical practices that offer similar services.

Our business is also dependent upon the various insurance companies agreeing to reimburse patients for our services.

Currently, we only have insurance companies that have approved us as a service provider and have agreed to reimburse patients for use of our services. For us to attract patients, we will need to be approved as a service provider by multiple service providers as patients typically do not want to pay out of pocket for the services we provide. Our failure to be approved by additional insurance companies as a service provider will result in a material adverse impact on our business. The evolving nature of our business and rapid changes in the healthcare industry make it difficult to anticipate the nature and amount of medical reimbursements, third-party private payments, and participation in certain government programs and thus to reliably predict our operating results. Our strategy may incur significant costs, which could adversely affect our financial condition. Our plan to enter strategic transactions involves significant costs, including financial advisory, legal, and accounting fees, and may include additional costs for items such as fairness opinions and severance payments. We currently do not have significant revenue to pay these costs which could adversely affect our overall financial condition. If we fail to do so, performance of the business will be adversely impacted. If we are unable to implement our plan of operations effectively, it will have a material adverse effect on our ability to generate revenue.

We may become involved in legal proceedings that could have a material adverse impact on our business, results of operations and financial condition.

By operating in the health care industry, we will face an inherent business risk of exposure to personal injury claims. Effective on April 19, 2021, we obtained malpractice insurance however, there can be no assurance that such insurance will adequately protect us from such claims. A successful personally liability claim, or series of claims brought against us, more than our insurance coverage, would negatively impact our financial condition.

From time to time and in the ordinary course of our business, we and certain of our subsidiaries may become involved in various legal proceedings and claims, including for example, employment disputes and litigation; client disputes and litigation alleging solution and implementation defects, personal injury, intellectual property infringement, violations of law and breaches of contract and warranties; and other third party disputes and litigation alleging personal injury, intellectual property infringement, violations of law, and breaches of contracts and warranties.

During March 2020, in response to the COVID-19 crisis, the federal government announced plans to offer loans to small businesses in various forms, including the Payroll Protection Program, or “PPP”, established as part of the Corona Virus Aid, Relief and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration. On April 18, 2020, the Company’s former President and COO completed and submitted an application on behalf of the Company to Bank of America, NA (“Bank of America”) for a PPP loan, which was subsequently approved. On April 25, 2020, the Company entered into an unsecured Promissory Note (the “Note”) with Bank of America for a loan in the original principal amount of approximately $460,000, and the Company received the full amount of the loan proceeds on May 4, 2020.

On July 21, 2020, Bank of America notified the Company in writing that it should not have received $440,000 of the loan proceeds disbursed under the Note. The Company investigated the terms of the application and discovered its former President had erroneously represented it was refinancing an Economic Injury Disaster Loan when no such loan had been received. Bank of America requested that the Company remit the funds received back to Bank of America. The Company is currently working with Bank of America on a repayment plan. If we are not successful in negotiating repayment terms, it could have a material adverse effect on our financial condition.

All such legal proceedings are inherently unpredictable and, regardless of the merits of the claims, litigation may be expensive, time-consuming, and disruptive to our operations and distracting to management. If resolved against us, such legal proceedings could result in excessive verdicts, injunctive relief or other equitable relief that may affect how we operate our business. Similarly, if we settle such legal proceedings, it may affect how we operate our business. Future court decisions, alternative dispute resolution awards, business expansion or legislative activity may increase our exposure to litigation and regulatory investigations. In some cases, substantial non-economic remedies or punitive damages may be sought. Although we maintain liability insurance coverage, there can be no assurance that such coverage will cover any verdict, judgment or settlement that may be entered against us, that such coverage will prove to be adequate or that such coverage will continue to remain available on acceptable terms, if at all. If we incur liability that exceeds our insurance coverage or that is not within the scope of the coverage in legal proceedings brought against us, it could have a material adverse effect on our business, results of operations and financial condition.

We are in an intensely competitive industry and there is no assurance we will be able to compete with our competitors who have greater resources than us.

While the telehealth market is in an early stage of development, it is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. We also expect to face competition for our planned medical clinics using Nurse Practitioners. We currently face competition in the telehealth industry from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional products and becoming more sophisticated and effective. In addition, large, well-financed health systems have in some cases developed their own telehealth tools and may provide these solutions to their customers and patients at discounted prices. The surge in interest in telehealth, and in particular the relaxation of HIPAA privacy and security requirements, has also attracted new competition from providers who utilize consumer-grade video conferencing platforms such as Zoom and Twilio. Competition from large software companies or other specialized solution providers, communication tools and other parties could result in continued pricing pressures, which is likely to lead to price declines in certain product segments, which could negatively impact our sales, profitability, and market share.

The market for healthcare solutions including walk-in clinics and services is intensely competitive. We compete in a highly fragmented primary care market with direct and indirect competitors that offer varying levels of impact to key stakeholders such as patients and employers. Our competitive success is contingent on our ability to simultaneously address the needs of key stakeholders efficiently and with superior outcomes at scale compared with competitors. We compete with walk-in clinics, traditional healthcare providers and medical practices, technology platforms, care management and coordination, digital health, telehealth and telemedicine and health information exchange. These competitors primarily include primary care providers who are employed by or affiliated with health networks. Our indirect competitors also include episodic consumer-driven point solutions such as telemedicine as well as urgent care providers. Generally, urgent care providers in the local communities we will serve provide services like those we intend to offer, and our competitors (1) are more established than we are, (2) may offer a broader array of services or more desirable facilities to patients and providers than ours and (3) may have larger or more specialized medical staffs to admit and refer patients, among other things. In the future, we expect to encounter increased competition from system-affiliated hospitals and healthcare companies, as well as health insurers and private equity companies seeking to acquire providers, in specific geographic markets. We also face competition from specialty hospitals (some of which are physician-owned), primary care providers and outpatient centers for market share in high margin services and for quality providers and personnel. Furthermore, some of the clinics and medical offices that compete with us may be supported by government agencies or not-for-profit organizations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis.

Competition in our market involves rapidly changing technologies, evolving regulatory requirements and industry expectations, frequent new product and service introductions and changes in customer and patient requirements. If we are unable to keep pace with the evolving needs of patients and continue to develop and introduce new applications and services in a timely and efficient manner, demand for our solutions and services may be reduced and our business and results of operations would be harmed.

Because we are a new business, our competitors may have greater name recognition, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer and patient requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary services, technologies, or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources, and larger sales forces than we have, which could put us at a competitive disadvantage.

Our competitors could also be better positioned to serve certain segments of the telehealth market and medical clinic markets, which could create additional price pressure. In addition, many healthcare provider organizations are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thus decreasing the number of market participants, competition to provide products and services like ours could become more intense, and the importance of establishing and maintaining relationships with key industry participants could increase. These industry participants may try to use their market power to negotiate price reductions for our products and services. Considering these factors, even if our solution is more effective than those of our competitors, current or potential clients may accept competitive solutions in lieu of purchasing our solution. If we are unable to successfully compete in the telehealth market, our business, financial condition, and results of operations could be materially adversely affected.

Competitors may also be better positioned to contract with leading health network partners in our target markets. If our competitors are better able to attract patients, contract with health network partners, recruit providers, expand services or obtain favorable managed care contracts at their facilities than we are, we may experience an overall decline in member volumes and net revenue. There is no assurance we will be able to successfully compete in the markets in which we plan to operate which could cause you to lose your investment.

Our lack of registered trademarks and trade names could potentially harm our business.

Our federal trademark registration for the mark THE GOOD CLINIC is on the Supplemental Register, not the Principal Register. The Supplemental Register does not confer the same rights and benefits as the Principal Register. Registration on the Supplemental Register is not useful for challenging third parties who may infringe our trademark rights, and we would need to rely on our common law rights to pursue enforcement. The Supplemental Register also does not confer nationwide priority of rights. As we expand our business, we may encounter third parties with common law rights in certain geographic markets with trademark rights that prevent us from using the mark THE GOOD CLINIC in those markets.

The success of our planned business depends on our ability to develop, market, and advertise our clinics and telehealth services.

Our ability to establish effective marketing and advertising campaigns for any clinics and telemarketing services we develop is important to our success. If we are unable to establish awareness of our brands and services, we may not be able to attract customers and generate revenue, which would have a material adverse effect on our financial condition and results of operations.

The telehealth market is immature and volatile, and if it does not develop, if it develops more slowly than we expect, if it encounters negative publicity or if our services are not competitive, the growth of our business will be harmed.

We opened our first primary care clinic “The Good Clinic” in Northeast Minneapolis, Minnesota in February 2021, and have added five additional operating clinics as of the date of this filing for a total of six clinics open and operating at December 31, 2021. We announced leases for two new clinics in the greater Denver, Colorado area. We are targeting to open 50 new clinics in the next three years, in addition to any existing clinics we may acquire.

We are new to this marketplace and there is no assurance we will be successful in our efforts. The telehealth market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of patients to use, and to increase the frequency and extent of their utilization of, our services, as well as on our ability to demonstrate the value of telehealth to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries. Negative publicity concerning us, or the telehealth market could limit market acceptance of our services. If our patients do not perceive the benefits of our services, or if our services are not competitive, then our business may not develop at all and we may not generate significant revenue, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telehealth could limit market acceptance of our healthcare services. If any of these events occur, it could have a material adverse effect on our business, financial condition, or results of operations.

Rapid technological change in our industry presents us with significant risks and challenges.

The telehealth market is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. Our success will depend on our ability to enhance our solution with next-generation technologies and to develop or to acquire and market new services to access new consumer populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future software-based products and services becoming uncompetitive or obsolete.

If we do not manage our strategy effectively, our revenue, business and operating results may be harmed.

We have not yet generated significant revenues from our present operations and may not do so for an indefinite period of time. Our strategy is to operate walk-in clinics, provide telemedicine and acquire complimentary business in the future. Our future revenues and profitability depend upon our ability to successfully implement our growth strategy. There can be no assurance given that we will be successful in executing our growth strategy, and even if we achieve our strategic plan, that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on or business, financial condition, and results of operations. Acquisitions may require greater than anticipated investment of operational and financial resources. Acquisitions and related growth may also require the integration of different services, assimilation of new employees, diversion of management and IT resources, increases in administrative costs and other additional costs associated with any debt or equity financings undertaken in connection with such acquisitions. We may not be able to effectively manage this expansion in any one or more of these areas, and any failure to do so could significantly harm our business, financial condition, and results of operations. We cannot assure you that any acquisition we undertake will be successful. Future growth will also place additional demands on our resources and may require us to hire and train additional employees. We will need to expand and acquire systems and infrastructure to accommodate our planned operations. The failure to implement our plan of operations and manage any future growth effectively will materially and adversely affect our business.

Any damage to our reputation may materially and adversely affect our business, financial condition, and results of operations.

We believe that developing and maintaining our brand is critical and that our financial success is directly dependent on consumer perception of our brand. Furthermore, the importance of our brand recognition may become even greater as competitors offer more services similar to ours. We believe that our customers view our brand as one that is trusted, respected and effective. Many factors, some of which are beyond our control, are important to maintaining our reputation and brand. These factors include our ability to comply with ethical, social, medical, labor, and environmental standards. Any actual or perceived failure in compliance with such standards could damage our reputation and brand.

The success of our brand may also suffer if our marketing strategy or services do not have the desired impact on our company’s image or its ability to attract consumers. Further, our brand value could diminish significantly due to a number of factors, including consumer perception that we have acted in an irresponsible manner, adverse publicity about our clinics, our failure to maintain the integrity of our products, the failure of our services to deliver consistently positive customer experiences, or the services becoming unavailable to consumers.

Risks Related to Government Regulation

If the statutes and regulations in our industry change, our business could be adversely affected.

The U.S. healthcare industry has undergone significant changes designed to improve patient safety, improve clinical outcomes, and increase access to medical care. These changes include enactments and repeals of various healthcare related laws and regulation. Our operations and economic viability may be adversely affected by the changes in such regulations, including: (i) federal and state fraud and abuse laws; (ii) federal and state anti-kickback statutes; (iii) federal and state false claims laws; (iv) federal and state self-referral laws; (v) state restrictions on fee splitting; (vi) laws regarding the privacy and confidentiality of patient information; and (vii) other laws and government regulations.

If there are changes in laws, regulations, or administrative or judicial interpretations, we may have to change our future business practices, or our business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition, and results of operations.

The impact on our planned operations of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition, and results of operations.

The impact on us of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition, and results of operations. Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement, and policy. The healthcare industry is subject to changing political, regulatory, and other influences. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the “Affordable Care Act” or the “ACA”) in 2010 made major changes in how healthcare is delivered and reimbursed and increased access to health insurance benefits to the uninsured and underinsured population of the United States.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA as well as recent efforts by the current administration to repeal or replace certain aspects of the ACA. For example, the Tax Cuts and Jobs Act of 2017 was enacted, which includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Since the enactment of the Tax Cuts and Jobs Act of 2017, there have been additional amendments to certain provisions of the ACA, and we expect the current administration and Congress will likely continue to seek to modify all, or certain provisions of, the ACA. It is uncertain the extent to which any such changes may impact our business or financial condition. Congress may consider other legislation to repeal and replace elements of the ACA. In December 2019, a federal appeals court held that the individual mandate portion of the ACA was unconstitutional and left open the question whether the remaining provisions of the ACA would be valid without the individual mandate. We continue to evaluate the effect that the ACA and its possible modification or repeal and replacement has on our business. It is uncertain the extent to which any such changes may impact our business or financial condition.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011 and subsequent laws, which began in 2013 and will remain in effect through 2029 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect customer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015 (MACRA) which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement.

Such changes in the regulatory environment may also result in changes to our payer mix that may affect our operations and revenue. In addition, certain provisions of the ACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care. Further, the ACA may adversely affect payers by increasing medical costs generally, which could influence the industry and potentially impact our business and revenue as payers seek to offset these increases by reducing costs in other areas. Certain of these provisions are still being implemented and the full impact of these changes on us cannot be determined at this time.

Uncertainty regarding future amendments to the ACA as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could result in reduced demand and prices for our services. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payers will pay for healthcare products and services, which could adversely affect our business, financial condition, and results of operations.

We are regulated by Federal Anti-Kickback Statutes.

The federal Anti-Kickback Statute is a provision of the Social Security Act of 1972 that prohibits as a felony offense the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (1) the referral of a patient for items or services for which payment may be made in whole or part under Medicare, Medicaid, or other federal healthcare programs, (2) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid, or other federal healthcare programs or (3) the purchase, lease, or order or arranging or recommending the purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The Patient Protection and Affordable Care Act (“ACA”) amended section 1128B of the Social Security Act to make it clear that a person need not have actual knowledge of the statute, or specific intent to violate the statute, as a predicate for a violation. The OIG, which has the authority to impose administrative sanctions for violation of the statute, has adopted as its standard for review a judicial interpretation which concludes that the statute prohibits any arrangement where even one purpose of the remuneration is to induce or reward referrals. A violation of the Anti-Kickback Statute is a felony punishable by imprisonment, criminal fines of up to $25,000, civil fines of up to $50,000 per violation, and three times the amount of the unlawful remuneration. A violation also can result in exclusion from Medicare, Medicaid, or other federal healthcare programs. In addition, pursuant to the changes of the ACA, a claim that includes items or services resulting from a violation of the Anti-Kickback Statute is a false claim for purposes of the False Claims Act.

We cannot assure that the applicable regulatory authorities will not determine that some of our arrangements with physicians violate the federal Anti-Kickback Statute or other applicable laws. An adverse determination could subject us to different liabilities, including criminal penalties, civil monetary penalties, and exclusion from participation in Medicare, Medicaid, or other health care programs, any of which could have a material adverse effect on our business, financial condition, or results of operations.

We are regulated by the Federal Stark Law.

The federal Stark Law, 42 U.S.C. 1395nn, also known as the physician self-referral law, generally prohibits a provider from referring Medicare and Medicaid patients to an entity (including hospitals) providing ‘‘designated health services,’’ if the physician or a member of the physician’s immediate family has a ‘‘financial relationship’’ with the entity, unless a specific exception applies. Designated health services include, among other services, inpatient hospital services, outpatient prescription drug services, clinical laboratory services, certain imaging services (e.g., MRI, CT, ultrasound), and other services that our affiliated physicians may order for their patients. The prohibition applies regardless of the reasons for the financial relationship and the referral; and therefore, unlike the federal Anti-Kickback Statute, intent to violate the law is not required. Like the Anti-Kickback Statute, the Stark Law contains statutory and regulatory exceptions intended to protect certain types of transactions and arrangements. Unlike safe harbors under the Anti-Kickback Statute with which compliance is voluntary, an arrangement must comply with every requirement of a Stark Law exception, or the arrangement is in violation of the Stark Law.

Because the Stark Law and implementing regulations continue to evolve and are detailed and complex, while we attempt to structure our relationships to meet an exception to the Stark Law, there can be no assurance that the arrangements entered into by us with affiliated physicians and facilities will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted. The penalties for violating the Stark Law can include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, and civil penalties of up to $15,000 for each violation, double damages, and possible exclusion from future participation in the governmental healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme.

Some states have enacted statutes and regulations against self-referral arrangements similar to the federal Stark Law, but which may be applicable to the referral of patients regardless of their payor source and which may apply to different types of services. These state laws may contain statutory and regulatory exceptions that are different from those of the federal law and that may vary from state to state. An adverse determination under these state laws and/or the federal Stark Law could subject us to different liabilities, including criminal penalties, civil monetary penalties, and exclusion from participation in Medicare, Medicaid, or other health care programs, any of which could have a material adverse effect on our business, financial condition, or results of operations.

We must comply with Health Information Privacy and Security Standards.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, contain detailed requirements concerning the use and disclosure of individually identifiable patient health information (“PHI”) by various healthcare providers, such as medical groups. HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health information received, maintained, or transmitted. HIPAA also implemented standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including billing and claim collection activities. Violations of the HIPAA privacy and security rules may result in civil and criminal penalties, including a tiered system of civil money penalties that range from $100 to $50,000 per violation, with a cap of $1.5 million per year for identical violations. A HIPAA covered entity must also promptly notify affected individuals where a breach affects more than 500 individuals and report breaches affecting fewer than 500 individuals annually. State attorneys general may bring civil actions on behalf of state residents for violations of the HIPAA privacy and security rules, obtain damages on behalf of state residents, and enjoin further violations.

Many states also have laws that protect the privacy and security of confidential, personal information, which may be similar to or even more stringent than HIPAA. Some of these state laws may impose fines and penalties on violators and may afford private rights of action to individuals who believe their personal information has been misused. We expect increased federal and state privacy and security enforcement efforts.

A cyber security incident could cause a violation of HIPAA, breach of customer and patient privacy, or other negative impacts.

We will rely extensively on our information technology (or IT) systems to manage scheduling and financial data, communicate with our future customers and their patients, vendors, and other third parties, and summarize and analyze operating results. In addition, we have made significant investments in technology, including the engagement of a third-party IT provider. A cyber-attack that bypasses our IT security systems could cause an IT security breach, a loss of protected health information, or other data subject to privacy laws, a loss of proprietary business information, or a material disruption of our IT business systems. This in turn could have a material adverse impact on our business and result of operations. In addition, our future results of operations, as well as our reputation, could be adversely impacted by theft, destruction, loss, or misappropriation of public health information, other confidential data, or proprietary business information.

Computer malware, viruses, and hacking and phishing attacks by third parties have become more prevalent in our industry, have occurred on our systems in the past, and may occur on our systems in the future. Because techniques used to obtain unauthorized access to or sabotage systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. As cyber-security threats develop and grow, it may be necessary to make significant further investments to protect data and infrastructure. If an actual or perceived breach of our security occurs, (i) we could suffer severe reputational damage adversely affecting customer or investor confidence, (ii) the market perception of the effectiveness of our security measures could be harmed, (iii) we could lose potential sales, our ability to deliver our services or operate our business may be impaired, (iv) we may be subject to litigation or regulatory investigations or orders and (v) we may incur significant liabilities. Our insurance coverage may not be adequate to cover the potentially significant losses that may result from security breaches.

We must comply with Environmental and Occupational Safety and Health Administration Regulations.

We are subject to federal, state, and local regulations governing the storage, use and disposal of waste materials and products. Although we believe that our safety procedures for storing, handling, and disposing of these materials and products comply with the standards prescribed by law and regulation, we cannot eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance coverage, which we may not be able to maintain on acceptable terms, or at all. We could incur significant costs and attention of our management could be diverted to comply with current or future environmental laws and regulations. Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements on us, including those protecting employees from exposure to elements such as blood-borne pathogens. We cannot predict the frequency of compliance, monitoring, or enforcement actions to which we may be subject as those regulations are being implemented, which could adversely affect our operations.

We must comply with a range of other Federal and State Healthcare Laws.

We are subject to other federal and state healthcare laws that could have a material adverse effect on our business, financial condition, or results of operations. The Health Care Fraud Statute prohibits any person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, which can be either a government or private payor plan. Violation of this statute, even in the absence of actual knowledge of or specific intent to violate the statute, may be charged as a felony offense and may result in fines, imprisonment, or both. The Health Care False Statement Statute prohibits, in any matter involving a federal health care program, anyone from knowingly and willfully falsifying, concealing, or covering up, by any trick, scheme or device, a material fact, or making any materially false, fictitious, or fraudulent statement or representation, or making or using any materially false writing or document knowing that it contains a materially false or fraudulent statement. A violation of this statute may be charged as a felony offense and may result in fines, imprisonment, or both. Under the Civil Monetary Penalties Law of the Social Security Act, a person (including an organization) is prohibited from knowingly presenting or causing to be presented to any United States officer, employee, agent, or department, or any state agency, a claim for payment for medical or other items or services where the person knows or should know (a) the items or services were not provided as described in the coding of the claim, (b) the claim is a false or fraudulent claim, (c) the claim is for a service furnished by an unlicensed physician, (d) the claim is for medical or other items or service furnished by a person or an entity that is in a period of exclusion from the program, or (e) the items or services are medically unnecessary items or services. Violations of the law may result in penalties of up to $10,000 per claim, treble damages, and exclusion from federal healthcare programs.

In addition, the office of inspector general (“OIG”) may impose civil monetary penalties against any physician who knowingly accepts payment from a hospital (as well as against the hospital making the payment) as an inducement to reduce or limit medically necessary services provided to Medicare or Medicaid program beneficiaries. Further, except as permitted under the Civil Monetary Penalties Law, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider of Medicare or Medicaid payable items or services may be liable for civil money penalties of up to $10,000 for each wrongful act.

In addition to the state laws previously described, we may also be subject to other state fraud and abuse statutes and regulations if we expand our operations nationally. Many states have adopted a form of anti-kickback law, self-referral prohibition, and false claims and insurance fraud prohibition. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Generally, state laws reach to all healthcare services and not just those covered under a governmental healthcare program. A determination of liability under any of these laws could result in fines and penalties and restrictions on our ability to operate in these states. We cannot assure that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

Changes in healthcare laws could create an uncertain environment and materially impact us.

We cannot predict the effect that the ACA and its implementation, amendment, or repeal and replacement, may have on our business, results of operations or financial condition. Any changes in healthcare laws or regulations that reduce, curtail, or eliminate payments, government-subsidized programs, government-sponsored programs, and/or the expansion of Medicare or Medicaid, among other actions, could have a material adverse effect on our business, results of operations and financial condition. For example, the ACA dramatically changed how healthcare services are covered, delivered, and reimbursed. The ACA requires insurers to accept all applicants, regardless of pre-existing conditions, cover an extensive list of conditions and treatments, and charge the same rates, regardless of pre-existing condition or gender.

The ACA and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Acts”) also mandated changes specific to home health and hospice benefits under Medicare. In 2012, the U.S. Supreme Court upheld the constitutionality of the ACA, including the “individual mandate” provisions of the ACA that generally require all individuals to obtain healthcare insurance or pay a penalty. However, the U.S. Supreme Court also held that the provision of the ACA that authorized the Secretary of the U.S. Department of Health and Human Services to penalize states that choose not to participate in the expansion of the Medicaid program by removing all its existing Medicaid funding was unconstitutional. In response to the ruling, several state governors opposed its state’s participation in the expanded Medicaid program, which resulted in the ACA not providing coverage to some low-income persons in those states. In addition, several bills have been, and are continuing to be, introduced in U.S. Congress to amend all or significant provisions of the ACA, or repeal and replace the ACA with another law. In December 2017, the individual mandate was repealed via the Tax Cuts and Jobs Act of 2017. Afterwards, legal, and political challenges as to the constitutionality of the remaining provisions of the ACA resumed.

Our operations are subject to the nation’s healthcare laws, as amended, repealed, or replaced from time to time.

The net effect of the ACA on our business is subject to numerous variables, including the law’s complexity, lack of complete implementing regulations and interpretive guidance, gradual and potentially delayed implementation, or possible amendment, as well as the uncertainty as to the extent to which states will choose to participate in the expanded Medicaid program. The continued implementation of provisions of the ACA, the adoption of new regulations thereunder and ongoing challenges thereto, also added uncertainty about the current state of U.S. healthcare laws and could negatively impact our business, results of operations and financial condition. Healthcare providers could be subject to federal and state investigations and payor audits.

Due to our participation in government and private healthcare programs, we are from time to time involved in inquiries, reviews, audits, and investigations by governmental agencies and private payors of our business practices, including assessments of our compliance with coding, billing, and documentation requirements. Federal and state government agencies have active civil and criminal enforcement efforts against healthcare companies, and their executives and managers. The Deficit Reduction Act, which provides a financial incentive to states to enact their own false claims acts, and similar laws encourage investigations against healthcare companies by different agencies. These investigations could also be initiated by private whistleblowers.

Responding to audit and investigative activities are costly and disruptive to our business operations, even when the allegations are without merit. If we are subject to an audit or investigation, a finding could be made that we or our affiliates erroneously billed or were incorrectly reimbursed, and we may be required to repay such agencies or payors, may be subjected to pre-payment reviews, which can be time-consuming and result in non-payment or delayed payments for the services we or our affiliates provide, and may be subject to financial sanctions or required to modify our operations.

Our revenues may depend on our patients’ receipt of adequate reimbursement from private insurers and government sponsored healthcare programs.

Political, economic, and regulatory influences continue to change the healthcare industry in the United States. If and when we start receiving reimbursements from third parties, the ability of patients to pay fees for our products will partially depend on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from private health coverage insurers and other similar organizations. We may have difficulty gaining market acceptance for the products we sell if third-party payors do not provide adequate coverage and reimbursement to hospitals. Major third-party payors of hospitals, such as private healthcare insurers, periodically revise their payment methodologies based, in part, upon changes in government sponsored healthcare programs. We cannot predict these periodic revisions with certainty, and such revisions may result in stricter standards for reimbursement of hospital charges for certain specified products, potentially adversely impacting our business, results of operations, and financial conditions when we start receiving reimbursement from third party payors.

When we start receiving reimbursement from third party payors, the sales of our therapies will depend in part on the availability of reimbursement by third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors often challenge the price and cost-effectiveness of medical treatments and services. Governmental approval of health care products does not guarantee that these third-party payers will pay for the products. Even if third-party payers do accept our therapeutic treatments, the amounts they pay may not be adequate to enable us to realize a profit. Legislation and regulations affecting the pricing of therapies may change before our products and services are approved for marketing, and any such changes could further limit reimbursement, if any.

Future regulatory action remains uncertain.

We operate in a highly regulated and evolving environment with rigorous regulatory enforcement. Any legal or regulatory action could be time-consuming and costly. If we or the manufacturers or distributors that supply our products fail to comply with all applicable laws, standards, and regulations, action by the FDA or other regulatory agencies could result in significant restrictions, including restrictions on the marketing or use of the products we sell or the withdrawal of the products we sell from the market. Any such restrictions or withdrawals could materially affect our reputation, business, and operations.

Risks Related to Acquisitions

Acquisitions may subject us to liability with regard to the creditors, customers, and shareholders of the sellers.

While we intend that any acquisitions that we consummate will typically be structured as asset purchase agreements in which we attempt to limit our risk and exposure relative to the respective sellers’ liabilities, we cannot guarantee that we will be successful in avoiding all liability. Creditors may seek to hold us accountable for seller debt and customers and for seller breaches of contract prior to our transactions. Occasionally, disaffected shareholders may attempt to interfere with our business acquisitions. We will attempt to minimize all of these risks through thorough due diligence, negotiating indemnities and holdbacks, obtaining relevant representations from sellers, and leveraging experienced professionals when appropriate; however, there can be no assurance that we will be able to mitigate all risks.

We may be unable to implement our strategy of acquiring companies.

Although we expect that one or more acquisition opportunities will become available in the future, we may not be able to acquire companies at all or on terms favorable to us. We will likely need additional financing for such acquisitions, but there is no assurance that we will be able to borrow funds or raise capital through the issuance of our equity on favorable terms. Certain of our larger, better capitalized competitors may seek to acquire some of the companies we may be interested in. Competition for acquisitions would likely increase acquisition prices and result in us having fewer acquisition opportunities. Depending on the type of businesses we acquire, we may have varying cost saving and/or cross-selling opportunities with the acquired business. However, there is no assurance that we will achieve anticipated cost savings and cross-selling on our acquisitions, and failure to do so may mean we overpaid for such acquisitions. In completing any acquisitions, we will rely upon the representations and warranties and indemnities made by the sellers with respect to each acquisition as well as our own due diligence investigation. We cannot be assured that such representations and warranties will be true and correct or that our due diligence will uncover all materially adverse facts relating to the operations and financial condition of the acquired companies or their customers. To the extent that we are required to pay for obligations of an acquired company, or if material misrepresentations exist, we may not realize the expected benefit from such acquisition, and we will have overpaid in cash, stock, assumed debt, seller notes, and/or earnouts for the value received in that acquisition.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

Future acquisitions may result in dilutive issuances of equity securities, the incurrence of debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition, and results of operations.

We face risks arising from acquisitions that we pursue in the future.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counter parties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize he full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time.

Risks Related to Our Management

Our future success depends, in part, on the performance and continued service of our officers and directors

We presently depend to a great extent upon the experience, abilities, and continued services of our management team, particularly our Chief Executive Officer. The loss of our management team’s services could have a material adverse effect on our business, financial condition, or results of operation. Failure to maintain our management team could prove disruptive to our daily operations, require a disproportionate amount of resources and management attention, and could have a material adverse effect on our business, financial condition, and results of operations. We do not maintain key person insurance on any member of our management team.

Our executive officers, directors and certain key stockholders own and control a significant number of voting securities and so long as they do, they are able to control the outcome of stockholder voting.

Our executive officers, directors as well as certain other key shareholders are the owners of approximately 71% of the voting shares of the Company as a result of their ownership over our Series X Cumulative Redeemable Perpetual Preferred Stock (the “Series X Preferred Stock”), and Common Stock. The Series X Preferred stock votes with our outstanding shares of Common Stock at the rate of 20,000 votes for each share owned, one (1) vote for each common holder. As such, our management can determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. Our management’s control of our voting securities may make it impossible to complete some corporate transactions without its support and may prevent a change in our control. In addition, this ownership could discourage the acquisition of our Common Stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our Common Stock. However, subject to effectiveness of this registration statement, the holders of the Series X Preferred Stock have agreed to exchange their shares for newly issued Series D Preferred Stock. This event will create an additional [___] shares of Series D Preferred Stock, and as a result all outstanding shares of Series X Preferred Stock will be extinguished, along with their voting rights.  In this event, the executive officers, directors, and other key shareholders will not be able to control the outcome of all matters submitted to our stockholders for approval and we will need our stockholders approval for certain corporate transactions which may involve more time and expense.

Risks Relating to this Offering and Ownership of our Common Stock

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds will be used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We currently intend to use the net proceeds of this offering primarily for general corporate purposes and clinic expansion.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the commercial success of our systems and the costs of our research and development activities, as well as the amount of cash used in our operations. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value per share of our outstanding shares of Common Stock. As a result, investors in this offering will incur immediate dilution of $[__] per share, based on the assumed public offering price of $[__] per share which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We currently intend to retain all our future earnings to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We believe it is likely that our Board will continue to conclude, that it is in our best interests to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our Common Stock could incur substantial losses.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future. On April 8, 2022, the reported low sale price of our Common Stock was $0.20, while the reported high sales price was $0.25, with a closing price of $0.24. For comparison purposes, on December 31, 2020, our stock price closed at $0.03. The increase in stock price is believed to be related to the opening of six clinics in 2021.We may incur rapid and substantial decreases in our stock price in the foreseeable future that are unrelated to our operating performance or prospects. The stock market in general and the market for telehealth companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. For example, the recent outbreak of the COVID-19 coronavirus has caused broad stock market and industry fluctuations. In addition, sales of substantial amounts of our Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our Common Stock and our stock price may decline substantially in a short period of time. As a result, our stockholders could suffer losses or be unable to liquidate holdings. As a result of this volatility, investors may experience losses on their investment in our Common Stock. The market price for our Common Stock may be influenced by many factors, including the following:

●	sale of our Common Stock by our stockholders, executives, and directors;
●	volatility and limitations in trading volumes of our securities;
●	our ability to obtain financings to implement our business plans;
●	the timing and success of introductions of new clinics;
●	our ability to attract new customers;
●	the impact of COVID-19;
●	changes in our capital structure or dividend policy, future issuances of securities and sales of large blocks of securities by our stockholders;
●	our cash position;
●	announcements and events surrounding financing efforts, including debt and equity securities;
●	our inability to enter new markets or develop new products;
●	reputational issues;
●	our inability to successfully manage our business or achieve profitability;
●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;
●	changes in general economic, political and market conditions in any of the regions in which we conduct our business;
●	changes in industry conditions or perceptions;
●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;
●	departures and additions of key personnel;
●	disputes and litigation related to intellectual properties, proprietary rights, and contractual obligations;
●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics;
●	market conditions or trends in our industry; and
●	other events or factors, many of which may be out of our control.

These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. Since the stock price of our Common Stock has fluctuated in the past, has been recently volatile and may be volatile in the future, investors in our Common Stock could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects. There can be no guarantee that our stock price will remain at current prices or that future sales of our Common Stock will not be at prices lower than those sold to investors.

Additionally, securities of certain companies have recently experienced significant and extreme volatility in stock price due to short sellers of shares of Common Stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at a significantly inflated rate that is disconnected from the underlying value of the company. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. While we have no reason to believe our shares would be the target of a short squeeze, there can be no assurance that we won’t be in the future, and you may lose a significant portion or all your investment if you purchase our shares at a rate that is significantly disconnected from our underlying value.

There can be no assurances that our Common Stock once listed on the Nasdaq will not be subject to potential delisting if we do not continue to maintain the listing requirements of the Nasdaq Capital Market.

We have applied to list the shares of our Common Stock on the Nasdaq, under the symbol “MITI.” An approval of our listing application by Nasdaq will be subject to, among other things, our fulfilling all the listing requirements of Nasdaq. In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (i.e., being de-listed from Nasdaq), would make it more difficult for stockholders to sell our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. This could have an adverse effect on the price of our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange.

Our Common Stock is thinly traded, so you may be unable to sell at or near asking prices, or at all.

Our Common Stock is quoted on the OTCQB under the symbol “MITI.” Shares of our Common Stock have, until recently, been thinly traded, meaning that the number of persons interested in purchasing shares of our Common Stock at or near asking prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors. We are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors, and others in the investment community that generate or influence sales volume; and stock analysts, stockbrokers and institutional investors may be risk-averse and be reluctant to follow an unproven, early-stage company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a result, our stock price may not reflect an actual or perceived value. Also, there may be periods of several days or more when trading activity in our shares is minimal, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our Common Stock may not develop or if developed, may not be sustained. Due to these conditions, you may not be able to sell your shares at or near asking prices or at all should you attempt to sell your common shares.

Our reverse stock split may not result in a proportional increase in the per share price of our Common Stock.

The effect of the reverse stock split on the market price for our Common Stock cannot be accurately predicted. In particular, we cannot assure you that the prices for shares of the Common Stock after the reverse stock split will increase proportionately to prices for shares of our Common Stock immediately before the reverse stock split. The market price of our Common Stock may also be affected by other factors which may be unrelated to the reverse stock split, or the number of shares issued and outstanding.

Furthermore, even if the market price of our Common Stock does rise following the reverse stock split, we cannot assure you that the market price of our Common Stock immediately after the proposed reverse stock split will be maintained for any period of time. Moreover, because some investors may view the reverse stock split negatively, we cannot assure you that the reverse stock split will not adversely impact the market price of our Common Stock. There is also the possibility that liquidity may be adversely affected by the reduced number of shares which would be issued and outstanding when the reverse stock split is effected, particularly if the price per share of our Common Stock begins a declining trend after the reverse stock split is affected. Accordingly, our total market capitalization after the reverse stock split may be lower than the market capitalization before the reverse stock split.

Because we may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

In general, our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share, although our ability to designate and issue preferred stock is currently restricted by covenants in the Certificate of Designation for the Series C Preferred Stock. Without these restrictions, our Board could issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our Common Stock. This could make it more difficult for shareholders to sell their Common Stock. This could also cause the market price of our Common Stock shares to drop significantly, even if our business is performing well.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

Sales of large blocks of our Common Stock could depress the price of our Common Stock. The existence of these shares and shares of Common Stock that may be issuable upon conversion or exercise, as applicable, of outstanding shares of convertible preferred stock, warrants and options create a circumstance commonly referred to as an “overhang” which can act as a depressant to our Common Stock price. The existence of an overhang, whether sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-linked securities more difficult in the future at a time and price that we deem reasonable or appropriate. If our existing shareholders and investors seek to convert or exercise such securities or sell a substantial number of shares of our Common Stock, such selling efforts may cause significant declines in the market price of our Common Stock. In addition, the shares of our Common Stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act that includes information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets, or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events, and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

You should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus, or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading “Risk Factors.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all the information presented in this prospectus particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of our shares of Common Stock sold by the Company in this offering will be approximately $[___] million (or approximately $[__] million if the underwrites exercises its over-allotment option in full), based on an assumed public offering price of $[__] per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering to continue to grow and expand our clinics in our targeted markets.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, with development efforts, economic and political effects of COVID-19 and government responses to it, and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

A $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) the aggregate net proceeds to us from this offering by approximately $   million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 500,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $      million, if the assumed public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

MARKET FOR OUR COMMON STOCK

Our Common Stock is quoted on the  OTCQB under the symbol “MITI.”

On April 8, 2022, the price of our Common Stock as reported on the OTCQB was $0.20 and we have approximately 516 holders of record of our Common Stock, and approximately 8,000 shareholders including smaller holders and those with restricted shares not currently in the market.

Listing

Our Common Stock is traded on the OTCQB under the symbol MITI.

We have applied to list our Common Stock on the Nasdaq Capital Market under the symbol “MITI.” We will not proceed with this offering in the event our Common Stock is not approved for listing on the Nasdaq Capital Market though we will continue to seek financing for our expansion and operating needs in the debt and equity markets.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock. Under the Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits and dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. The Company does not intend to declare or pay any cash dividends on its Common Stock in the foreseeable future. The holders of the Company’s Common Stock are entitled to receive only such dividends (cash or otherwise) as may be declared by the Company’s Board of Directors.

On December 31, 2019, the Company issued 26,227 shares of its Series X Preferred stock in order to settle certain of the Company’s obligations. The Series X Preferred shares have a liquidation preference of $25.00 per share and will pay a 10% per year dividend based upon the liquidation value. The dividend may be paid in cash or in the issuance of restricted Common Stock. If the Company chooses to pay the dividend in restricted Common Stock the number of shares issued to fulfill the dividend payment shall be determined based on the stock price on the date the dividend award is made by the Board of Directors. The Series X has 20,000 votes per share and votes with the Company’s Common Stock.  As of April 9, 2022, the outstanding Series X Preferred shares is 24, 227.

Each share of Series C Preferred Stock accrues dividends on a quarterly basis in arrears, at the rate of 6% per annum of the Stated Value and to be paid within 15 days after the end of each of our fiscal quarters. The Series C Preferred Stock along with the Series D Preferred stock ranks senior to all other preferred stock of the Company except in relation to the Company’s Series X Preferred Stock, which ranks pari passu to the Series C Preferred Stock, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Each share of Series D Preferred Stock accrues dividends on a quarterly basis in arrears, at the rate of 6% per annum of the Stated Value and to be paid within 15 days after the end of each of our fiscal quarters. The Series D Preferred Stock along with the Series C Preferred Stock ranks senior to all other preferred stock of the Company except in relation to the Company’s Series X Preferred Stock, which ranks pari passu to the Series C Preferred Stock, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Exchange and extinguishment of the Series X Preferred Stock

Subject to effectiveness of this registration statement the holders of the Series X Preferred Stock have agreed to exchange their shares for newly issued Series D Preferred Stock. This event will create an additional 717,013 shares of Series D Preferred Stock, and as a result all outstanding shares of Series X Preferred Stock will be extinguished, along with their voting rights and the Company will no longer accrue the dividends associated with the Series X Preferred Stock.

Pursuant to the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock of the Company, Inc., as the Series D Preferred Stock and each share of Series D Preferred Stock is convertible at the option of the holder thereof, or automatically upon the request of the Company’s underwriters that the Series D Preferred Stock convert to shares of Common Stock or upon listing of the Company’s Common Stock on a national securities exchange. The number of shares of Common Stock issuable upon the conversion of each share of Series D Preferred Stock is calculated by dividing the Conversion Amount (defined in the COD as the Stated Value, $1.05 per share, plus accrued and unpaid dividends) by the $0.25 conversion price (the “Conversion Price”).

All shares of Series D Preferred Stock will be extinguished in favor of Common Stock upon the upon listing of the Company’s Common Stock on a national securities exchange at the request of the underwriter, along with any outstanding Series C share holdings.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2021, as follows:

●	on an accrual basis; and

●

on a pro forma basis to reflect (i) the automatic conversion of the Series C Preferred Stock into 4,200,000 shares of Common Stock, (ii) conversion of the Series X Preferred Stock into approximately 717,013 shares of Series D Preferred Stock based upon an assumed valuation of $0.17; (iii) conversion of the Series D Preferred Stock into approximately 16,031,4555 shares of common stock, based upon 4.2 times 3,817,013 shares of Series D Preferred Stock  and (iv) the planned reverse stock split as a ratio of [ ]; and

●

on a pro forma as adjusted basis to reflect and the issuance and sale of the shares by us in this offering at the assumed public offering price of $[__] per share (the midpoint of the range set forward on the cover page of this prospectus), after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

		December 31, 2021
	Actual	Pro Forma (unaudited) (2)	Pro Forma As Adjusted (unaudited)
Cash	$1,164,000	$	$
Total liabilities	9,532,000
Total stockholders’ equity:
Common Stock, $0.01 par value, 500,000,000 shares authorized, and 213,333,170 shares issued and outstanding as of December 31, 2021 , and [___] shares issued and outstanding, as adjusted;	2,132,000
Additional paid-in capital	24,295,000
Accumulated (deficit)	(25,478,000)
Total liabilities and stockholders’ equity	10,655,000
Capitalization	$34,133,000	$	$

The as adjusted information below is illustrative only, and our capitalization following the closing of this offering will change based on the actual public offering price and other terms of this offering determined at pricing. You should read the information in this table, together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus by us.

Each $1.00 increase (decrease) in the assumed offering price of $ per, would increase (decrease) our as adjusted cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $  million, assuming the number of shares offered by us, as set forth on the cover page of this offering remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 500,000 shares in the number of shares of Common Stock offered by us would increase (decrease) our as adjusted cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $  million, assuming the assumed offering price of $ per share, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The total number of shares of Common Stock that will be outstanding after this offering is based on [___] shares of Common Stock outstanding as of April 8, 2022. Unless otherwise indicated, the shares outstanding of Common Stock after this offering excludes the following:

●	18,746,211 shares of Common Stock issuable upon exercise of outstanding stock options as of April 8, 2022, with a weighted-average exercise price of $0.159 per share;

●	24,642,500 shares of Common Stock issuable upon exercise of outstanding warrants as of April 8, 2022, with a weighted-average exercise price of $0.62 per share;

●	8,400,000 shares of Common Stock issuable upon conversion of outstanding shares of Series C Preferred Stock as of April 8, 2022:

●

30,000,000 shares of Common Stock reserved for future issuance under our equity incentive plan as of April 8, 2022. [ ] shares of Common Stock issuable upon exercise of the representative’s warrants to be issued upon consummation of this offering;

●	[_____] shares of Common Stock issuable upon exercise of the representative’s warrants to be issued upon consummation of this offering; and

●	[_____] shares of Common Stock issuable upon exercise of the underwriter’s over-allotment option.

Mitesco Inc. Capitalization Table
Common Shares
Outstanding per transfer agent	220,665,115
Employee Stock Options Issued	18,746,211
Preferred C Issuable	4,200,000
Preferred D Issuable	13,020,000
Preferred C Warrants	4,200,000
Preferred D Warrants	13,020,000
Diamond Warrants	935,000
Howe Warrants	4,200,000
Consent Shares Issuable	1,682,000
AJB Funding Issuance	1,720,000
AJB Warrants	750,000
Anson Funding Issuable	1,720,000
Anson Warrants	750,000
GS Capital Partners Commitment Shares	637,036
GS Capital Partners Warrants	277,777
Exchange Listing, LLC	750,000
Restricted Common Stock Subscribed	132,163
Preferred X Conversion Estimated	3,799,000
Preferred X Dividends	345,562
Diamond Prom Note Coverage	168,221
Howe Prom Note Coverage	410,000
Fully Diluted	292,128,085

The as adjusted information below is illustrative only, and our capitalization following the closing of this offering will change based on the actual public offering price and other terms of this offering determined at pricing. You should read the information in this table, together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus by us.

Each $1.00 increase (decrease) in the assumed offering price of $ per, would increase (decrease) our as adjusted cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $__ million, assuming the number of shares offered by us, as set forth on the cover page of this offering remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 500,000 shares in the number of shares of Common Stock offered by us would increase (decrease) our as adjusted cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $__ million, assuming the assumed offering price of $__ per share, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our stock and the as adjusted net tangible book value per share of our Common Stock immediately after this offering.

Our historical net tangible book value (deficit) as of December 31, 2021 was $(0.1) million, or $(0.00) per share of our Common Stock. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value (deficit) divided by the number of shares of our Common Stock outstanding as of December 31, 2021.

After giving further effect to the (i) automatic conversion of the Series C Preferred Stock into 4,200,000 shares of Common Stock; (ii) conversion of the Series X Preferred Stock into approximately 717,013 shares of Series D Preferred Stock based upon an assumed valuation of $717,000; (iii) conversion of the Series D Preferred Stock into approximately 16,031,000 shares of common stock. ; and (iv) the planned reverse stock split as a ratio of [ ] our pro forma net tangible book value as of December 31, 2021 would have been approximately $[ ] , or approximately $[ ] per share. This represents an immediate increase in as adjusted net tangible book value per share of $ to our existing stockholders and an immediate dilution in as adjusted net tangible book value per share of approximately $[ ] to new investors purchasing Common Stock in this offering. Dilution per share to new investors purchasing Common Stock in this offering is determined by subtracting pro forma net tangible book value per share after this offering from the assumed public offering price per share ($ ) to be paid by new investors

Simultaneously with this offering the Company’s Series X Preferred Stock will automatically convert into Series D Preferred Stock with the same rights and warrants as all other holders.

After giving further effect to the issuance and sale of ___________ shares of Common Stock in this offering at the assumed public offering price of $[ ] per share, and after deducting underwriting discounts and commissions, estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2021 would have been approximately $[ ] , or approximately $[ ] per share. This represents an immediate increase in pro forma as adjusted net tangible book value per share of $ to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value per share of approximately $[ ] to new investors purchasing Common Stock in this offering. Dilution per share to new investors purchasing Common Stock in this offering is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed public offering price per share ($____) to be paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$
Pro forma net tangible book value (deficit) per share as of December 31, 2021	$
Increase in pro forma as adjusted net tangible book value per share as of December 31, 2021
Pro Forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing shares in this offering	$

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering to be determined at pricing. A $1.00 increase or decrease in the assumed public offering price of $[ ] per share of Common Stock would increase or decrease our pro forma as adjusted net tangible book value per share of Common Stock after this offering by $[ ] and the dilution per share of Common Stock to new investors by $[ ] , assuming the number of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Common Stock we are offering.

An increase or decrease of in the number of shares of Common Stock offered by us would increase or decrease our pro forma as adjusted net tangible book value after this offering by approximately $[ ] million and the as adjusted net tangible book value per share of Common Stock after this offering by $[ ] per share of Common Stock and would increase or decrease the dilution per share of Common Stock to new investors by $[ ] , assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of December 31, 2021, the differences between the number of Common Stock acquired from us, the total amount paid and the average price per share of Common Stock paid by the existing holders of our Common Stock and by investors in this offering and based upon an assumed public offering price of $ [ ]  per share of Common Stock, the midpoint of the estimated price range set forth on the cover page of this prospectus.

If the representative of the underwriters exercises its option to purchase additional shares of Common Stock in this offering in full at the assumed public offering price of $[ ] per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the net tangible book value per share after this offering would be $ per share, and the dilution in net tangible book value per share to new investors purchasing Common Stock in this offering would be $ per share.

The following table summarizes, as of December 31, 2021, on the as adjusted basis described above:

●

the total consideration paid to us by our existing stockholders and by new investors purchasing Common Stock in this offering, assuming a public offering price of $       per share (the midpoint of the range set forth on the cover page of this prospectus), before deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering; and

●	the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.

	Shares		Total Consideration (*)			Average Price Per Share of Common
	Number	Percent	Amount	Percent		Stock
Existing stockholders (**)			$		%	$
New investors			$		%	$
Total				$	%	$

(*) Total consideration refers to all amounts received in cash.

A $1.00 increase (decrease) in the assumed public offering price of $__ per share would increase (decrease) total consideration paid by new investors by $[ ]     million and increase (decrease) the total consideration paid to us by new investors by __%, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the number of shares held and the percentage of total consideration paid by the existing stockholders after this offering would be reduced to     % and     %, respectively, and the number of shares held and the percentage of total consideration paid by new investors would increase to     % and     %, respectively.

The foregoing table and calculations are based on 212,933,170 shares of Common Stock outstanding as of December 31, 2021, and excludes the following:

●

30,000,000 shares of Common Stock reserved for future issuance under our equity incentive plan as of April 9, 2022; no exercise of the representative’s warrants to be issued upon consummation of this offering; and

●	[_____] shares of Common Stock issuable upon exercise of the underwriters’ over-allotment option.

●	18,746,211 shares of Common Stock issuable upon exercise of outstanding stock options as of April 8, 2022, with a weighted-average exercise price of $0.159 per share;

●	24,642,500 shares of Common Stock issuable upon exercise of outstanding warrants as of April 8, 2022, with a weighted-average exercise price of $0.62 per share;

●	8,400,000 shares of Common Stock issuable upon conversion of outstanding shares of Series C Preferred Stock as of December 31, 2021;

●	No exercise of the representative’s warrants to be issued on the consummation of this offering; and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by and should be read together with our financial statements and the related notes thereto appearing elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties, as described under the heading “Cautionary Note Regarding Forward-Looking Statements.” Actual results could differ materially from those projected in the forward-looking statements.

We are working to open primary care clinics around the US that are in residential centers and leverage the expertise, training, and license of Nurse Practitioners. We are focusing on wellness as a core of the practice. Mitesco’s miss ion is to increase convenience and access to care, improve the quality of care, and reduce its cost.

We opened our first primary care clinic “The Good Clinic” in Northeast Minneapolis, Minnesota in February 2021, and have added five additional operating clinics as of the date of this filing for a total of six clinics open and operating at December 31, 2021. We announced leases for two new clinics in the greater Denver, Colorado area. These new locations are expected to open in the second quarter of 2022. We plan to open clinics in residential concentrations of population to enhance the convenience, especially timely due to the changes in community travel patterns resulting from the pandemic. Our clinicians use both telehealth (virtual) and in-person visits to treat and coach the clients along their journey to better health and quality of life. Our clinics are led by Nurse Practitioners that use their license, extensive training, expertise, and empathy to help people remain stable or improve their health. We emphasize wellness, beginning with a clients’ co-developed plan that identifies from where a person is starting and constructs a plan for how they can achieve their goals. The practice uses an integrated health approach that includes an assessment of both the individual’s behavioral and physical health and combines this with their activation level and their goals. The clinic offers wellness coaching, behavioral health care, episodic care, dermatologic services, and supplements. We seek to care for the whole person’s needs.

Like the first clinic, we seek to locate clinics convenient to residential centers. In pursuit of this approach, we intend to continue to expand our relationship with Lennar Corporation and other large-scale developers. While we have no formal relationship with these developers other that as a tenant, we believe such relationships give us an advantage in recruiting and retaining clients in close proximity to our locations.

Recent Developments

The Company had previously established a strategy to address opportunities in Europe generally seeking technology solutions, or financing situations, through a Dublin based subsidiary, Acelerar Healthcare Holdings Ltd. After a review of its near-term opportunities in North America, the Board of Directors has determined that any efforts in the European community should be discontinued so that it can best focus on its North American operations. In conjunction with this decision the Company for the period ending December 31, 2021 it took a one-time charge of $12,500 related to the discontinuation and wind down of its European efforts.

Debt for Equity Exchange

The Company entered into a debt-for-equity exchange agreement with Gardner Builders Holdings, LLC (the “Creditor”) on January 7, 2022 (the “Agreement”). Pursuant to the Agreement, the Company issued shares of restricted common stock, par value $0.01 per share, of MITI (the “Restricted Shares”) to the Creditor in exchange for the Company Debt Obligations, as defined below.

The Agreement settles for certain accounts payable amounts owed by the Company to the Creditor (the “Accounts Payable Amount”) as well as upcoming amounts that will become due between the date of the Agreement and April 1, 2022. The Agreement also settles incurred interest and penalties on the amounts due through January 5, 2022, as well as future interest payments on amounts to be incurred in the first quarter of 2022 (collectively, the “Additional Costs”, and combined with the Accounts Payable Amount, the “Company Debt Obligations”). The Accounts Payable Amount is $500,000, the Additional Costs is $294,912.56 and the conversion price is $0.25. As a result, 3,179,650 Restricted Shares were authorized to be issued. The Company’s Board of Directors approved the Agreement on January 5, 2022.

10% Promissory Notes to Lawrence Diamond

The Company issued a 10% Promissory Note due August 14, 2022 (the “Diamond One Note”), dated February 14, 2022, to Lawrence Diamond (the “Lender”). Mr. Diamond is the Chief Executive Officer of the Company and a member of its Board of Directors. The principal amount of the Diamond One Note is $175,000, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) six (6) months from the date of execution, or (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Diamond One Note payable to the Company for the Note was $148,750 and was funded on February 14, 2022. The amount payable at maturity will be $175,000 plus 10% of that amount plus accrued and unpaid interest. Following an event of default, as defined in the Diamond One Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Diamond One Note contains a “most favored nations” clause that provides that, so long as the Diamond One Note is outstanding, if the Company issues any new security, which the Lender believes contains a term that is more favorable than those in the Diamond One Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Diamond One Note. In addition to the Diamond One Note and Lender will be issued 367,500 5-year warrants that may be exercised at $.50 per share and 367,500 5-year warrants that may be exercised at $.75 per share. These warrants have all of the same terms as those previously issued in conjunction with the Company’s Series C Preferred shares and its Series D Preferred shares.

The Company issued a 10% Promissory Note due June 18, 2022 (the “Diamond Two Note”), dated March 18, 2022, to Lawrence Diamond (the “Lender”), which was subsequently amended. Lawrence Diamond is the Chief Executive Officer of the Company. The principal amount of the Diamond Two Note is $235,294.00, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) April 4, 2022, (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE, or (iii) the date of receipt of the Company of the next round of debt or equity financing in an amount of at least $1,000,000. The purchase price of the Diamond Two Note payable to the Company for the Diamond Note was $200,000 and was funded on March 18, 2022. The amount payable at maturity will be $235,294 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default, as defined in the Diamond Two Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Diamond Two Note contains a “most favored nations” clause that provides that, so long as the Diamond Two Note is outstanding, if the Company issues any new security, which the Lender reasonably believes contains a term that is more favorable than those in the Diamond Two Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Diamond Two Note. In addition, the Lender will be issued 200,000 5-year warrants that may be exercised on substantially the same terms as the Series A warrant issued in connection with the Company’s Series D Convertible Preferred Stock.

AJB Securities Purchase Agreement

On March 18, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with AJB Capital Investments, LLC (the “Investor”) with respect to the sale and issuance to the Investor of: (i) an initial commitment fee in the amount of $430,000 in the form of 1,720,000 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 720,000 shares ($180,000) if the Company repays the Note on or prior its maturity, (ii) a promissory note in the aggregate principal amount of $750,000 (the “Note”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 750,000 shares of the Common Stock (the “Warrants”). The Note and Warrants were issued on March 17, 2022 (the “Original Issue Date”) and were held in escrow pending effectiveness of the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, the initial Commitment Fee Shares were issued at a value of $430,000, the Note was issued in a principal amount of $750,000 for a purchase price of $675,000, resulting in an original issue discount of $75,000; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investor for the issuance of the Commitment Fee Shares, Note and Warrants was $616,250.00, due to a reduction in the $675,000 purchase price as a result of broker, legal, and transaction fees.

As previously disclosed on the Company’s form 8-K filed on March 26, 2021 and October 22, 2021, the Company issued the Series C Convertible Preferred Stock and Series D Convertible Preferred Stock to the investors named therein (the “Series C Investors” and “Series D Investors”). The Company obtained consents and waivers (the “Consents”) from the Series D and Series D Investors to allow the Company to enter into the Purchase Agreement. The Company issued 411,429 shares of Common Stock to the Series C Investors 1,272,071 shares of Common Stock to the Series D Investors in connection with obtaining the Consents.

Securities Purchase Agreement with Anson East  Master

On April 6, 2022, Mitesco, Inc. entered into separate Securities Purchase Agreement with each of Anson East Master Fund LP (“AEMF”) (the “AEMF Purchase Agreement”) and Anson Investments Master Fund LP (“AIMF”, and collectively with AEMF, the “Investors”) (the “AIMF Purchase Agreement, together with the AEMF Purchase Agreement, the “Purchase Agreements”) with respect to the sale and issuance to AEMF and AIMF of: (i) an aggregate initial commitment fee in the amount of $430,000 in the form of 1,720,000 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 722,400 shares ($180,000) if the Company repays the Notes on or prior their maturity, (ii) promissory notes in the aggregate principal amount of $750,000 (the “Notes”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 750,000 shares of the Common Stock (the “Warrants”). The Notes and Warrants were issued on April 6, 2022 (the “Original Issue Date”) and were held in escrow pending effectiveness of the Purchase Agreements.

Pursuant to the terms of the Purchase Agreements, the initial Commitment Fee Shares were issued at an aggregate value of $430,000, the Notes were issued in an aggregate principal amount of $750,000 for an aggregate purchase price of $675,000, resulting in an aggregate original issue discount of $75,000; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investors for the issuance of the Commitment Fee Shares, Notes and Warrants was $629,500, due to a reduction in the $675,000 aggregate purchase price as a result of broker, legal, and transaction fees. This summary is not a complete description of all of the terms of the Purchase Agreements and is qualified in its entirety by reference to the full text of the Purchase Agreements filed as Exhibit 10.1 and 10.2 hereto, which is incorporated by reference into this Item 1.01.

Commitment Fee Shares

The Commitment Fee Shares consist of 1,720,000 shares of the Common Stock, which contain a true-up provision. If the Company repays the balance of the Note within six months of the date of its issuance the Company shall be entitled to redeem 997,600 of the Commitment Fee Shares for a nominal price. At any time the Investors may elect during the period beginning on the date which is the six (6) month anniversary of the closing date of the Purchase Agreements and ending on the date which is the eighteen (18) month anniversary of the closing date of the Purchase Agreements (the “Adjustment Period”), the Investors may deliver to the Company a reconciliation statement showing the net proceeds actually received by the Investors from the sale of the Commitment Fee Shares (the “Sale Reconciliation”). If, as of the date of the delivery by the Investors of the Sale Reconciliation, the Investors have not realized net proceeds from the sale of such Commitment Fee Shares equal to at least the Commitment Fee, as shown on the Sale Reconciliation, then the Company shall either pay in cash the applicable shortfall amount or immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Investors in an amount sufficient such that, when sold and the net proceeds thereof are added to the net proceeds from the sale of any of the previously issued and sold Commitment Fee Shares, the Investors shall have received total net funds equal to $430,000 or $180,000, if 997,600 shares of the Commitment Fee Shares are redeemed (the “Commitment Fee”). If additional shares of Common Stock are issued pursuant to the immediately preceding sentence, and after the sale of such additional issued shares of Common Stock, the Investors still have not received net proceeds equal to at least the Commitment Fee, then the Company shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Investors as contemplated above, and such additional issuances shall continue until the Investors have received net proceeds from the sale of such Common Stock equal to the Commitment Fee.

Terms of Notes

The Notes mature on October 6, 2022, six (6) months after the Original Issue Date, and provides for interest to accrue at an interest rate equal to 10% per annum, or, upon an Event of Default, as defined in the Notes, the lesser of (i) 18% per annum, and (ii) the maximum amount permitted under law (the “Default Interest”). The Investors shall have the right, only following an Event of Default, to convert all or any part of the outstanding and unpaid principal, interest, penalties, and all other amounts under the Notes into fully paid and non-assessable shares of the Company’s Common Stock, as such Common Stock exists on the date of issuance of the shares underlying the Notes, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified (the “Conversion Shares”). The conversion price shall equal the lowest trading price during the previous twenty (20) trading day period ending on date of conversion of the Notes, subject to adjustment as provided therein. The Notes are subject to adjustment upon certain events such as distributions and mergers, and has full ratchet anti-dilution protections for issuance of securities by the Company at a price that is lower than the then-current conversion price except for certain exempt issuances. In addition, if, at any time while the Notes are issued and outstanding, the Company issues any convertible securities or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of common stock, then the Investors will be entitled to acquire, upon the terms applicable to such sales, the aggregate number of shares could have acquired if the Notes had been converted.

The Notes also contain certain negative covenants, including prohibitions on incurrence of indebtedness in excess of the bridge financing currently pending by the Company, sales of assets, stock repurchases, and distributions. The Investors may not convert the Notes into an amount of shares of Common Stock that would result in the beneficial ownership by the Investors and their affiliates of greater than 4.99% of the number of shares of Common Stock outstanding (the “Beneficial Ownership Limitation”). The Notes may be prepaid at any time. The Notes include customary Events of Default, including, among other things, payment defaults, covenant breaches, breaches of certain representations and warranties, certain events of bankruptcy, liquidation, and suspension of the Company’s Common Stock from trading. If such an Event of Default occurs, the Investors may be entitled to take various actions, which may include the acceleration of amounts due under the Notes and accrual of interest as described above, as well as the conversion of the Notes.

Terms of Warrants

As described above, the Investors received Warrants to purchase up to 750,000 shares of the Company’s Common Stock. The initial exercise price for the Warrants is $0.50 per share. The Warrants are exercisable for a period of five years from the date of issuance and the purchase price of each of the Warrants is subject to adjustment as set forth in the Warrants for stock splits, stock dividends, recapitalizations, and similar events. The Investors may exercise the Warrants on a cashless basis if after the six-month anniversary of date of issuance, the shares of Common Stock underlying the Warrants (the “Warrant Shares”) are not then registered pursuant to an effective registration statement. The Investors have contractually agreed to restrict their ability to exercise the Warrants such that the number of shares of the Company’s Common Stock held by the Investors after such exercise does not exceed the beneficial ownership limitation set forth in the Warrants which may not exceed initially 4.99% or 9.99% of the Company’s then issued and outstanding shares of Common Stock. The exercise price of the Warrants is subject to adjustment upon certain stock splits and recapitalization. The Company has the right to cause the holder of the Warrants to exercise their Warrant upon certain conditions, including that the last closing sale price of the Common Stock has been equal to or greater than $2.00 share (subject to adjustments for splits, dividends, recapitalizations, and similar events) for consecutive ten trading days.

Special Notice Regarding the Worldwide Covid-19 Crisis

The world economy is facing significant uncertainties as a result of the worldwide COVID-19 crisis. In parts of our operation, we are experiencing adverse impact from pandemic. These adverse impacts relate to supply chain issues. We have had difficulty obtaining all the supplies that a clinic needs to open including exam tables, otoscopes, and medical supplies as well as some medical supplies currently being distribution of allocation. We have been able to share amongst the clinics to meet the demand for services and continue to open clinics close to schedule. If the supply chain issues continue or worsen for an extended period, we could be adversely impacted in our ability to deliver services and to open clinics on schedule. Because we operate primary care clinics, we are experiencing benefits as well as heightened risk and demand for services related to COVID-19.  We are currently experiencing fast growing demand versus our forecasted rate of appointments at our new clinics due to the greater demand for the for services related to the virus including COVID-19 testing, COVID- 19 vaccination, and treatment for the symptoms related to COVID-19.  Although we have experienced few of our clinic staff contracting the virus and needing to stay home, this can change at any point and result in our inability to fully staff the clinic and service the demand for services. Therefore, revenue could be impacted adversely if our staff becomes ill and is unable to work.  Even though we follow CDC guidelines to prevent cross contamination, a broader infection of the staff will impact our ability operate the clinics and maintain the accelerating growth in clients and revenue.  In our commitment to protect our clients and staff, we have a requirement for all staff to be vaccinated and tested at the first sign of symptoms. This may limit our ability to hire staff in the future, as there are still many Americans that are not vaccinated.   It is not possible for us to predict the duration or magnitude of adverse impacts of the outbreak and its effects on our business, results of operations, or the resulting financial condition.  The COVID-19 pandemic may also have the effect of heightening other risks identified elsewhere in this section.

Results of Operations

The following period-to-period comparisons of our financial results are not necessarily indicative of results for the current period of any future periods. Further, because of any acquisitions of other businesses, and any additional acquisitions or other such transactions we may pursue, we may experience large expenditures specific to the transactions that are not incident to our operations.

Comparison of the Twelve Months Ended December 31, 2021 and 2020

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by and should be read together with our financial statements and the related notes thereto appearing elsewhere in this consolidated prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties, as described under the heading “Cautionary Note Regarding Forward-Looking Statements.” Actual results could differ materially from those projected in the forward-looking statements.

We are working to open primary care clinics around the US that are in residential centers and leverage the expertise, training, and license of Nurse Practitioners. We are focusing on wellness as a core of the practice. Mitesco’s mission is to increase convenience and access to care, improve the quality of care, and reduce its cost.

We opened our first primary care clinic “The Good Clinic” in Northeast Minneapolis, Minnesota in February 2021, and have added five additional operating clinics as of the date of this filing for a total of six clinics open and operating at December 31, 2021. We announced leases for two new clinics in the greater Denver, Colorado area. These new locations are expected to open in the second quarter of 2022. We plan to open clinics in residential concentrations of population to enhance the convenience, especially timely due to the changes in community travel patterns resulting from the pandemic. Our clinicians use both telehealth (virtual) and in-person visits to treat and coach the clients along their journey to better health and quality of life. Our clinics are led by Nurse Practitioners that use their license, extensive training, expertise, and empathy to help people remain stable or improve their health. We emphasize wellness, beginning with a clients’ co-developed plan that identifies from where a person is starting and constructs a plan for how they can achieve their goals. The practice uses an integrated health approach that includes an assessment of both the individual’s behavioral and physical health and combines this with their activation level and their goals. The clinic offers wellness coaching, behavioral health care, episodic care, dermatologic services, and supplements. We seek to care for the whole person’s needs.

Like the first clinic, we seek to locate clinics convenient to residential centers. In pursuit of this approach, we intend to continue to expand our relationship with Lennar Corporation and other large-scale developers. While we have no formal relationship with these developers other than as a tenant, we believe such relationships give us an advantage in recruiting and retaining clients in close proximity to our locations.

Results of Operations

The following period-to-period comparisons of our financial results are not necessarily indicative of results for the current period of any future periods. Further, as a result of any acquisitions of other businesses, and any additional pharmacy acquisitions or other such transactions we may pursue, we may experience large expenditures specific to the transactions that are not incident to our operations.

Years ended December 31, 2021 and 2020

Revenue

The Company recognized revenue of $0.1 million for the year ended December 31, 2021, compared to $0 for the year ended December 31, 2020. The increase in revenue is the result of the opening of The Good Clinic’s four location. The clinics generate revenue from two sources insurance billings on behalf of our customers which totaled approximately $79,000 or revenue and product sales totaled approximately $37,000 of revenue.

Cost of Sales

The Company incurred approximately $0.4 million of cost of goods sold for the year ended December 31, 2021, compared to $0 for the year ended December 31, 2020. The increase in cost of goods sold is the result of the opening of The Good Clinic’s three location.  The cost of goods sold consists of approximately $378,000 of labor primarily related to insurance billings and approximately $22,000 of costs associated with product sales.

Gross Loss

Our gross loss was $0.3 million for the year ended December 31, 2021, compared to $0 for the year ended December 31, 2020.

Operating Expenses

Our total operating expenses for the year ended December 31, 2021, were $6.1 million compared to $2.5 million for the year ended December 31, 2020.

Operating Expense for the year ended December 31, 2021 were comprised primarily of $1.4 million payroll and payroll taxes, $0.8 million of non-cash compensation, $1.1 million in legal and professional fees, $0.6 million in marketing expenses, $1.0 million in office and facilities expenses, $0.6 million in consulting fees and $1.3 million in other operation costs.

Our total operating expenses for the year ended December 31, 2020 were approximately $2.5 million.

Operating expenses for the year ended December 31, 2020 were comprised primarily of $1.0 million in payroll and payroll taxes, including $0.6 million in non-cash compensation; $0.5 million in legal and professional fees; $0.4 million in consulting fees, $0.3 million in marketing and public relations; $0.1 million in Board of director and advisory Board fees; $0.1 million in insurance costs and $0.1 million in office and facilities costs.

Other Income and Expenses

Interest expense was approximately $1.0 million for the year ended December 31, 2021, compared to approximately $1.5 million for the year ended December 31, 2020.

During the year ended December 31, 2021, we recorded a gain on settlement of accounts payable of approximately $6,000, compared to a gain on settlement of accounts payable in the amount of $0.4 million in the prior period.

During the year ended December 31, 2021, we recorded a gain on the settlement of notes payable of approximately $1,800, compared to a gain on settlement on notes payable in the amount of $35,000 in the prior period.

During the year ended December 31, 2021, the Company declared Preferred Stock dividends of approximately $3.3 million compared to approximately $0.1 million the year ended December 31, 2020.

During the year ended December 31, 2021, we recorded a loss on a legal settlement of $0.1 million. There was not an equivalent gain or loss in the comparable prior period.

For the year ended December 31, 2021, we had a net loss available to common shareholders of approximately $11.2 million, or a net loss per share, basic and diluted of ($0.06) compared to a net loss available to common shareholders of approximately $2.9 million, or a net loss per share, basic and diluted of ($0.03), for the year ended December 31, 2020.

Liquidity and Capital Resources

To date, we have not generated sufficient revenue from operations to support our operations. We have financed our operations through the sale of equity securities and short-term borrowings. As of December 31, 2021, we had cash and cash equivalents of approximately $1.2 million compared to cash of approximately $0.1 million as of December 31, 2020.

Net cash used in operating activities was approximately $5.0 million for the year ended December 31, 2021. This is the result of our business development efforts pertaining to the start-up of the first three clinics. Cash used in operations for the year ended December 31, 2020, was approximately $1.5 million.

Net cash used in investing activities was approximately $1.9 million for the year ended December 31, 2021.  This amount does not include approximately $3.3 million of capital expenditures included in accounts payable at December 31, 2021. The amounts relate to the purchase of fixed assets and leasehold improvement on our first clinic. No cash was used for investing activities for the year ended December 31, 2020.

Net cash provided by financing activities for the year ended December 31, 2021, was approximately $8.0 million, consisting of proceeds from a private placement offering of Common Stock of $1.7 million, $2.8 million from the sale of Series C Preferred Stock, $2.9 million from the sale of Series D Preferred Stock and $0.9 million in proceeds from a convertible note. Partially offsetting the proceeds was approximately $0.2 million of payment on notes payable. Net cash provided by financing activities for the year ended December 31, 2020, was approximately $1.5 million, consisting of proceeds from notes payable in the amount of $1.7 million, offset by principal payments on notes payable in the amount of $0.2 million.

Critical Accounting Policies

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve the use of more significant judgments and estimates in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and any changes in the assumptions used in making the accounting estimates that are reasonably likely to occur could materially impact our consolidated financial statements.

Revenue Recognition

On January 1, 2018, the Company adopted the new revenue recognition accounting standard issued by the Financial Accounting Standards Board (“FASB”) and codified in the ASC as Topic 606 (“ASC 606”). The revenue recognition standard in ASC 606 outlines a single comprehensive model for recognizing revenue as performance obligations, defined in a contract with a customer as goods or services transferred to the customer in exchange for consideration, are satisfied. The standard also requires expanded disclosures regarding the Company’s revenue recognition policies and significant judgments employed in the determination of revenue.

The Company applied the modified retrospective approach to all contracts when adopting ASC 606. As a result, at the adoption of ASC 606 what was previously classified as the provision for bad debts in the statement of operations is now reflected as implicit price concessions (as defined in ASC 606) and therefore included as a reduction to net operating revenues in 2018. For changes in credit issues not assessed at the date of service, the Company will prospectively recognize those amounts in other operating expenses on the statement of operations. For periods prior to the adoption of ASC 606, the provision for bad debts has been presented consistent with the previous revenue recognition standards that required it to be presented separately as a component of net operating revenues.

Patient Service Revenue

Our revenues generally relate to net patient fees received from various payers and patients themselves under contracts in which our performance obligations are to provide services to the patients. Revenues are recorded during the period our obligations to provide services are satisfied. The contractual relationships with patients, in most cases, also involve a third-party payer (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through the health insurance exchanges) and the transaction prices for the services provided are dependent upon the terms provided by (Medicare and Medicaid) or negotiated with (managed care health plans and commercial insurance companies) the third-party payers. The payment arrangements with third-party payers for the services we provide to the related patients typically specify payments at amounts less than our standard charges and generally provide for payments based upon predetermined rates for services or discounted fee-for-service rates. Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals.

We determine revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, we satisfy a performance obligation.

Stock-Based Compensation

We recognize compensation costs to employees under FASB ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). Under FASB ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model. Share-based compensation arrangements may include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to other than employees are recorded pursuant to the guidance contained in ASU 2018-07 (“ASU 2018-07”), Improvements to Non-employee Share-Based Payment Accounting, which simplified the accounting for share-based payments granted to non-employees for goods and services. Under the ASU 2018-07, most of the guidance on such payments to non-employees would be aligned with the requirements for share-based payments granted to employees.

Common Stock Purchase Warrants

We account for Common Stock purchase warrants in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities (“ASC 815”). As is consistent with its handling of stock compensation and embedded derivative instruments, the Company’s cost for stock warrants is estimated at the grant date based on each warrant’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model value method for valuing the impact of the expense associated with these warrants. All warrants our have been canceled at this time.

Income Taxes

We account for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized as of December 31, 2021 and 2020.

As part of the process of preparing our consolidated financial statements, we must estimate our actual current tax liabilities and assess temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet. We must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, a valuation allowance must be established. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, the impact will be included in income tax expense in the statement of operations.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material.

Business Combinations

We account for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The purchase price allocation process requires management to make significant estimates and assumptions, especially with respect to intangible assets, estimated contingent consideration payments and pre-acquisition contingencies. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to:

●future expected cash flows from product sales, support agreements, consulting contracts, other customer contracts, and acquired developed technologies and patents

●discount rates utilized in valuation estimates

●Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimates of relevant revenue or other targets, will be recognized in earnings in the period of the estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the consolidated financial position, statements of operations or cash flows in the period of the change in the estimate.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Series X Preferred Stock

On December 31, 2019, we issued a total of 26,227 of its Series X Preferred Stock in satisfaction of certain liabilities. The Series X Preferred Stock has a liquidation value of $25.00 per share and a fair value of $31.73 per share at the issuance date of December 31, 2019. Each share of Series X Preferred Stock has voting rights equivalent to 20,000 shares of Common Stock.

As of December 31, 2021, the shares of Series X Preferred Stock issued and outstanding are as follows:

	Type of		Share	Liability
Name	Liability	# shares	Value	Amount		Loss

Ronald Riewold, Director	Deferred Compensation	1,200	$41,675	$30,000		$(11,675)
Larry Diamond, Director, and CEO	Deferred Compensation	2,000	$69,458	$50,000		$(19,458)
James Crone, ex-Officer, and Director	Deferred Compensation	2,884	$100,158	$72,089		$(28,069)
Louis Deluca, ex-Officer, and Director	Deferred Compensation	2,400	$83,350	$60,000		$(23,350)
Irish Italian Retirement Fund	Consulting services, notes payable (a)	12,503	$434,216	$312,572	(a)	$(121,644)
Frank Lightmas	Legal fees (b)	3,240	$112,522	$81,000	(b)	$(31,522)
Total		24,227	$841,379	$625,661		$(235,718)

(a) Amount consists of accounts payable for consulting services of $174,813, and principal plus interest due on notes payable in the amount of $137,759.

(b) Amount consists of $71,279 in legal fees due and $9,721 in prepaid legal fees.

Series A Preferred Stock

On March 2, 2020, we issued 4,800 shares of its Series A Preferred Stock to four individuals with certain skills and know-how to assist us in the development of its newly formed subsidiary The Good Clinic, LLC. The Company has valued these shares at $71,558 or approximately $14.91 per share. On March 8, 2021, the 4,800 shares of Series A Preferred Stock were exchanged for 600,000 shares of our Common Stock. No shares of Series A Preferred Stock were outstanding as of the date of this filing.

Securities Purchase Agreements

From January 29, 2021 through March 21, 2021, we entered into Securities Purchase Agreements with 46 investors for the sale of up to 8,192,000 shares of our restricted Common Stock at a price of $0.25 per share in the aggregate amount of $2,048,000. The price was determined based on the prior day ten-day average closing price, less a 20% discount for the risk associated with restricted stock. As of the date of this filing, a total of 6,672,000 shares have been issued, generating $1,668,000 in proceeds. These transactions were executed directly by us, and no brokers, dealers or representatives were involved.

On March 25, 2021, we entered into Securities Purchase Agreements (the “SPAs”) with four institutional investors (the “Investors” and each an “Investor”) pursuant to which we sold to the Investors in a private placement an aggregate of 3,000,000 units (the “Units” and each a “Unit”) with a purchase price of $1.00 per Unit, with each Unit consisting of (a) one share of a newly formed Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), (b) one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $0.50 per whole share of Common Stock, and (c) one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share. The aggregate gross proceeds to the Company were $3,000,000 and the number of shares of Common Stock initially issuable upon conversion of the Series C Preferred Stock is 12,600,000 shares of Common stock and the aggregate number of shares of Common Stock initially issuable upon exercise of the Warrants is 12,600,000 shares of Common Stock. We also issued to the placement agent and its designee 461,358  shares of Common Stock.

On October 18, 2021, Mitesco, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with two institutional and two individual investors (the “Investors” and each an “Investor”) pursuant to which the Company sold to the Investors in a private placement an aggregate of 2,025,000 units (the “Units” and each a “Unit”) with a purchase price of $1 per Unit, with each Unit consisting of (a) one share of a newly formed Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), (b) one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $0.50 per whole share of Common Stock, and (c) one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share. The aggregate gross proceeds to the Company were $2,025,000 and the number of shares of Common Stock initially issuable upon conversion of the Series D Preferred Stock is 8,505,000 shares of Common stock and the aggregate number of shares of Common Stock initially issuable upon exercise of the Warrants is 8,505,000 shares of Common Stock. Pursuant to the terms of the SPA the Company, may sell up to an additional 7,975,000 Units (for an aggregate 10,000,000 Units) in subsequent closings on the same terms offered to the Investors.

On November 12, 2021, Mitesco, Inc. (the “Company”), consummated the second closing (“Second Closing”) of a private placement offering (the “Offering”) pursuant to a Securities Purchase Agreement (the “SPA”) with four accredited investors (the “Investors” and each an “Investor”) pursuant to which the Company sold to the Investors an aggregate of 1,075,000 units (the “Units” and each a “Unit”) with a purchase price of $1 per Unit, with each Unit consisting of (a) one share of Series D Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series D Preferred Stock”), (b) one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $0.50 per whole share of Common Stock, and (c) one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share. The aggregate gross proceeds to the Company were $1,075,000 and the number of shares of Common Stock initially issuable upon conversion of the Series D Preferred Stock is 4,515,000  shares of Common stock and the aggregate number of shares of Common Stock initially issuable upon exercise of the Warrants is 4,515,000 shares of Common Stock. Pursuant to the terms of the SPA the Company, may sell up to an additional 6,900,000 Units (for an aggregate 10,000,000 Units) in subsequent closings on the same terms offered to the Investors.

Debt for Equity Exchange Agreement with Gardner Builders Holdings, LLC

The Company entered into a debt-for-equity exchange agreement with Gardner Builders Holdings, LLC (the “Creditor”) on January 7, 2022 (the “Agreement”). Pursuant to the Agreement, the Company issued shares of restricted common stock, par value $0.01 per share, of MITI (the “Restricted Shares”) to the Creditor in exchange for the Company Debt Obligations, as defined below.

The Agreement settles for certain accounts payable amounts owed by the Company to the Creditor (the “Accounts Payable Amount”) as well as upcoming amounts that will become due between the date of the Agreement and April 1, 2022. The Agreement also settles incurred interest and penalties on the amounts due through January 5, 2022, as well as future interest payments on amounts to be incurred in the first quarter of 2022 (collectively, the “Additional Costs”, and combined with the Accounts Payable Amount, the “Company Debt Obligations”). The Accounts Payable Amount is $500,000, the Additional Costs is $294,912.56 and the conversion price is $0.25. As a result, 3,179,650 Restricted Shares were authorized to be issued. The Company’s Board of Directors approved the Agreement on January 5, 2022.

10% Promissory Notes with Lawrence Diamond

The Company issued a 10% Promissory Note due August 14, 2022 (the “Diamond One Note”), dated February 14, 2022, to Lawrence Diamond (the “Lender”). Mr. Diamond is the Chief Executive Officer of the Company and a member of its Board of Directors. The principal amount of the Diamond One Note is $175,000, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) six (6) months from the date of execution, or (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Diamond One Note payable to the Company for the Note was $148,750 and was funded on February 14, 2022. The amount payable at maturity will be $175,000 plus 10% of that amount plus accrued and unpaid interest. Following an event of default, as defined in the Diamond One Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Diamond One Note contains a “most favored nations” clause that provides that, so long as the Diamond One Note is outstanding, if the Company issues any new security, which the Lender believes contains a term that is more favorable than those in the Diamond One Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Diamond One Note. In addition to the Diamond One Note and Lender will be issued 367,500 5-year warrants that may be exercised at $.50 per share and 367,500 5-year warrants that may be exercised at $.75 per share. These warrants have all of the same terms as those previously issued in conjunction with the Company’s Series C Preferred shares and its Series D Preferred shares.

The Company issued a 10% Promissory Note due June 18, 2022 (the “Diamond Two Note”), dated March 18, 2022, to Lawrence Diamond (the “Lender”), which was subsequently amended. Lawrence Diamond is the Chief Executive Officer of the Company. The principal amount of the Diamond Two Note is $235,294.00, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) April 4, 2022, (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE, or (iii) the date of receipt of the Company of the next round of debt or equity financing in an amount of at least $1,000,000. The purchase price of the Diamond Two Note payable to the Company for the Diamond Note was $200,000 and was funded on March 18, 2022. The amount payable at maturity will be $235,294 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default, as defined in the Diamond Two Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Diamond Two Note contains a “most favored nations” clause that provides that, so long as the Diamond Two Note is outstanding, if the Company issues any new security, which the Lender reasonably believes contains a term that is more favorable than those in the Diamond Two Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Diamond Two Note. In addition, the Lender will be issued 200,000 5-year warrants that may be exercised on substantially the same terms as the Series A warrant issued in connection with the Company’s Series D Convertible Preferred Stock.

Securities Purchases Agreement with AJB Capital Investments, LLC

On March 18, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with AJB Capital Investments, LLC (the “Investor”) with respect to the sale and issuance to the Investor of: (i) an initial commitment fee in the amount of $430,000 in the form of 1,720,000 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 720,000 shares ($180,000) if the Company repays the Note on or prior its maturity, (ii) a promissory note in the aggregate principal amount of $750,000 (the “Note”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 750,000 shares of the Common Stock (the “Warrants”). The Note and Warrants were issued on March 17, 2022 (the “Original Issue Date”) and were held in escrow pending effectiveness of the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, the initial Commitment Fee Shares were issued at a value of $430,000, the Note was issued in a principal amount of $750,000 for a purchase price of $675,000, resulting in an original issue discount of $75,000; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investor for the issuance of the Commitment Fee Shares, Note and Warrants was $616,250.00, due to a reduction in the $675,000 purchase price as a result of broker, legal, and transaction fees.

Securities Purchases Agreement with Anson East Master Fund LP

On April 6, 2022, Mitesco, Inc. (the “Company”) entered into separate Securities Purchase Agreement with each of Anson East Master Fund LP (“AEMF”) (the “AEMF Purchase Agreement”) and Anson Investments Master Fund LP (“AIMF”, and collectively with AEMF, the “Investors”) (the “AIMF Purchase Agreement, together with the AEMF Purchase Agreement, the “Purchase Agreements”) with respect to the sale and issuance to AEMF and AIMF of: (i) an aggregate initial commitment fee in the amount of $430,000 in the form of 1,720,000 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 722,400 shares ($180,000) if the Company repays the Notes on or prior their maturity, (ii) promissory notes in the aggregate principal amount of $750,000 (the “Notes”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 750,000 shares of the Common Stock (the “Warrants”). The Notes and Warrants were issued on April 6, 2022 (the “Original Issue Date”) and were held in escrow pending effectiveness of the Purchase Agreements.

Pursuant to the terms of the Purchase Agreements, the initial Commitment Fee Shares were issued at an aggregate value of $430,000, the Notes were issued in an aggregate principal amount of $750,000 for an aggregate purchase price of $675,000, resulting in an aggregate original issue discount of $75,000; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investors for the issuance of the Commitment Fee Shares, Notes and Warrants was $629,500, due to a reduction in the $675,000 aggregate purchase price as a result of broker, legal, and transaction fees. This summary is not a complete description of all of the terms of the Purchase Agreements and is qualified in its entirety by reference to the full text of the Purchase Agreements filed as Exhibit 10.1 and 10.2 hereto, which is incorporated by reference into this Item 1.01.

Commitment Fee Shares

The Commitment Fee Shares consist of 1,720,000 shares of the Common Stock, which contain a true-up provision. If the Company repays the balance of the Note within six months of the date of its issuance the Company shall be entitled to redeem 997,600 of the Commitment Fee Shares for a nominal price. At any time the Investors may elect during the period beginning on the date which is the six (6) month anniversary of the closing date of the Purchase Agreements and ending on the date which is the eighteen (18) month anniversary of the closing date of the Purchase Agreements (the “Adjustment Period”), the Investors may deliver to the Company a reconciliation statement showing the net proceeds actually received by the Investors from the sale of the Commitment Fee Shares (the “Sale Reconciliation”). If, as of the date of the delivery by the Investors of the Sale Reconciliation, the Investors have not realized net proceeds from the sale of such Commitment Fee Shares equal to at least the Commitment Fee, as shown on the Sale Reconciliation, then the Company shall either pay in cash the applicable shortfall amount or immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Investors in an amount sufficient such that, when sold and the net proceeds thereof are added to the net proceeds from the sale of any of the previously issued and sold Commitment Fee Shares, the Investors shall have received total net funds equal to $430,000 or $180,000, if 997,600 shares of the Commitment Fee Shares are redeemed (the “Commitment Fee”). If additional shares of Common Stock are issued pursuant to the immediately preceding sentence, and after the sale of such additional issued shares of Common Stock, the Investors still have not received net proceeds equal to at least the Commitment Fee, then the Company shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Investors as contemplated above, and such additional issuances shall continue until the Investors have received net proceeds from the sale of such Common Stock equal to the Commitment Fee.

Terms of Notes

The Notes mature on October 6, 2022, six (6) months after the Original Issue Date, and provides for interest to accrue at an interest rate equal to 10% per annum, or, upon an Event of Default, as defined in the Notes, the lesser of (i) 18% per annum, and (ii) the maximum amount permitted under law (the “Default Interest”). The Investors shall have the right, only following an Event of Default, to convert all or any part of the outstanding and unpaid principal, interest, penalties, and all other amounts under the Notes into fully paid and non-assessable shares of the Company’s Common Stock, as such Common Stock exists on the date of issuance of the shares underlying the Notes, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified (the “Conversion Shares”). The conversion price shall equal the lowest trading price during the previous twenty (20) trading day period ending on date of conversion of the Notes, subject to adjustment as provided therein. The Notes are subject to adjustment upon certain events such as distributions and mergers, and has full ratchet anti-dilution protections for issuance of securities by the Company at a price that is lower than the then-current conversion price except for certain exempt issuances. In addition, if, at any time while the Notes are issued and outstanding, the Company issues any convertible securities or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of common stock, then the Investors will be entitled to acquire, upon the terms applicable to such sales, the aggregate number of shares could have acquired if the Notes had been converted.

The Notes also contain certain negative covenants, including prohibitions on incurrence of indebtedness in excess of the bridge financing currently pending by the Company, sales of assets, stock repurchases, and distributions. The Investors may not convert the Notes into an amount of shares of Common Stock that would result in the beneficial ownership by the Investors and their affiliates of greater than 4.99% of the number of shares of Common Stock outstanding (the “Beneficial Ownership Limitation”). The Notes may be prepaid at any time. The Notes include customary Events of Default, including, among other things, payment defaults, covenant breaches, breaches of certain representations and warranties, certain events of bankruptcy, liquidation, and suspension of the Company’s Common Stock from trading. If such an Event of Default occurs, the Investors may be entitled to take various actions, which may include the acceleration of amounts due under the Notes and accrual of interest as described above, as well as the conversion of the Notes.

The foregoing description is qualified in its entirety by reference to the full text of the form of Notes filed as Exhibit 4.1 and 4.2 hereto and is incorporated by reference into this Item 1.01.

Terms of Warrants

As described above, the Investors received Warrants to purchase up to 750,000 shares of the Company’s Common Stock. The initial exercise price for the Warrants is $0.50 per share. The Warrants are exercisable for a period of five years from the date of issuance and the purchase price of each of the Warrants is subject to adjustment as set forth in the Warrants for stock splits, stock dividends, recapitalizations, and similar events. The Investors may exercise the Warrants on a cashless basis if after the six-month anniversary of date of issuance, the shares of Common Stock underlying the Warrants (the “Warrant Shares”) are not then registered pursuant to an effective registration statement. The Investors have contractually agreed to restrict their ability to exercise the Warrants such that the number of shares of the Company’s Common Stock held by the Investors after such exercise does not exceed the beneficial ownership limitation set forth in the Warrants which may not exceed initially 4.99% or 9.99% of the Company’s then issued and outstanding shares of Common Stock. The exercise price of the Warrants is subject to adjustment upon certain stock splits and recapitalization. The Company has the right to cause the holder of the Warrants to exercise their Warrant upon certain conditions, including that the last closing sale price of the Common Stock has been equal to or greater than $2.00 share (subject to adjustments for splits, dividends, recapitalizations, and similar events) for consecutive ten trading days.

BUSINESS

Overview

We are opening primary care clinics around the United States utilizing the experience, expertise, and training of licensed, advanced degreed Nurse Practitioners. Our Clinics provide complete primary care, basic behavioral healthcare, and basic dermatological services for consumers.  The medical practice focuses on whole person health and prevention. We seek to create a jointly developed longitudinal care plan with each individual that focuses on the patient’s individual quality of life goals. We personalize care interactions based upon the individuals care style as identified by University of Oregon’s “Patient Activation Measure” a peer reviewed, validated tool also in use by the Centers for Medicare and Medicaid. We pursue health equity in our practices and are a member of the National Minority Health Association. The practice accepts most major commercial insurances, Medicare, Medicaid, and self-pay patients. We support pricing transparency and maintain a published price list for self-pay patients.

In addition to the traditional fee-for-service medical care, we offer a variety of services focused on wellness for both individuals and self-funded employers.  Our wellness offerings include dermatological services, weight management, nutritional and diabetes coaching  as well as offering products such as educational books, vitamins, and essential oils.  Most of our wellness products and services are not covered by insurance and are paid for by the consumer at the time the of service.  We offer our services both in the clinics and well as via telehealth and seek to facilitate same day and next day appointments for client convenience. Mitesco’s mission is to increase convenience and access to care, improve the quality of care, and reduce cost.

We opened our first primary care clinic “The Good Clinic” in Northeast Minneapolis, Minnesota in February 2021, and have added five additional operating clinics for a total of six clinics open and operating at December 31, 2021. We announced leases for two new clinics in the greater Denver, Colorado area subject to obtaining sufficient financing. We target to open clinics in residential concentrations of population to enhance the convenience, which we believe will be well received by customers due to the changes in community travel patterns resulting from the pandemic. Our clinicians use both telehealth (virtual) and in-person visits to treat and coach the clients along their journey to better health and quality of life. Our clinics are led by Nurse Practitioners that use their license, extensive training, expertise, and empathy to try to help people remain stable or improve their health. We emphasize wellness, beginning with a clients’ co-developed plan that identifies from where a person is starting and constructs a plan for how they can achieve their goals. The practice uses an integrated health approach that includes an assessment of both the individual’s behavioral and physical health and combines this with their activation level and their goals. The primary care clinic offers wellness coaching, behavioral health care, episodic care, dermatologic services, and supplements. We seek to care for the whole person’s needs.

Like the first clinic, we seek to locate clinics convenient to residential centers. In pursuit of this approach, we intend to continue to expand our relationship with Lennar Corporation and other large-scale developers. While we have no formal relationship with these developers other that as a tenant, we believe such relationships give us an advantage in recruiting and retaining clients in close proximity to our locations. By locating in proximity, we expect to be able to build the client panel more quickly than typical for primary care practices.

The Company had previously established a strategy to address opportunities in Europe generally seeking technology solutions, or financing situations, through a Dublin based subsidiary, Acelerar Healthcare Holdings Ltd. After a review of its near-term opportunities in North America, the Board of Directors has determined that any efforts in the European community should be discontinued so that it can best focus on its North American operations. In conjunction with this decision the Company for the period ending December 31, 2021 it took a one-time charge of $12,500 related to the discontinuation and wind down of its European entity.

Operational Overview

During the year ended December 31, 2021, we have focused on establishing medical clinics utilizing Nurse Practitioners and telemedicine technology under “The Good Clinic” name. Our strategy is to utilize a mix of Nurse Practitioners and telemedicine technology in clinics to improve patient experiences and outcomes and reduce healthcare costs as compared to other available treatment options.

Our Business and Related Matters

In March 2020, we formed The Good Clinic LLC, a limited liability company for our clinic business. We entered into an agreement with James Woodburn, Kevin Lee Smith, Michael Howe, and Rebecca Hafner-Fogarty to establish a series of clinics utilizing Nurse Practitioners and telemedicine technology in states where full practice authority for Nurse Practitioners is supported. Full practice authority is the authorization of Nurse Practitioners to evaluate patients, diagnose, order, and interpret diagnostic tests and initiate and manage treatments, including prescribe medications. We issued 4,800 shares of our Series A Preferred Stock to these individuals as compensation. Subsequent to December 31, 2020, these shares were cancelled in consideration of an issuance of 600,000 shares of restricted Common Stock in aggregate, and as a result there are no shares of Series A Preferred Stock outstanding as of the date of this filing. Dr. Woodburn and Dr. Hafner are no longer contracted or associated with us. Mr. Howe and Mr. Smith are employees with the Good Clinic LLC.  Mr. Smith oversees the clinical operations of the Good Clinic. Mr. Howe is currently responsible for business development and expansion of The Good Clinic, LLC.  His duties include locating, negotiating set-up, launch and marketing of each new clinic location.  Mr. Smith is responsible for clinic operations and services as well as management and supervision of clinical staff.  Neither Mr. Howe nor Mr. Smith provide patient care and as such do not receive fees for medical services.

Target Locations

We are in the process of identifying strategic new locations for The Good Clinic facilities. We anticipate initial expansion of five to seven clinics in the Minneapolis / St. Paul metropolitan area Minnesota. We then expect, subject to adequate funding, to expand in Colorado and then Arizona, and Florida with a goal of having 50 units operating by 2023. We are targeting expansion states experiencing a shortage of available primary care providers within the 36 states that support near or fully independent practice by Nurse Practitioners.

Consumer research has clearly identified that consumers want convenience (Becker’s Hospital Review, “What Do You Really Know About Patient Loyalty?”). As such, we are seeking to locate clinics within more residential urban and suburban locations with higher density of population. Like the first clinic, we seek to locate clinics convenient to residential centers. In pursuit of this approach, we intend to continue to expand our relationship with Lennar Corporation and other large-scale developers. While we have no formal relationship with these developers other than as a tenant, we believe such relationships give us an advantage in recruiting and retaining clients in close proximity to our locations.

The Good Clinic facilities are expected to be developed in three sizes. They are planned to be 3,000 to 3,500 square feet with three to five Nurse Practitioners, from 1,250 to 2,000 square feet with two to three Nurse Practitioners, and small telehealth hubs staffed by a single nurse practitioner. The Nurse Practitioners practicing will be the primary care providers at these clinics. The Good Clinic will offer the following medical services:

▪	Full-spectrum family practice services;

▪	Flu and other vaccines;

▪	Advanced Electronic Medical Records (EMR) that enables rapid, accurate and consistent medical documentation and protocols, safety features, follow-up planning and billing information;

▪	Drug Testing;

▪	Wellness programs and lifestyle education;

▪	Nutritional planning and weight control programs;

▪	Laboratory services including on-site testing and referral testing to major outsource lab companies;

▪	Blood pressure, temperature, pulse rates, EKG, and pulmonary testing;

▪	Women’s Health; and

▪	Occupational health services including treatment of work injuries, pre-employment exams, drug testing, company sponsored flu shots and education programs for workers.

Patient Scheduling

We offer scheduling protocols to facilitate our clients’ ability to schedule appointments that meet their busy schedules or to come without appointment when unplanned sickness or injuries occur. For sudden sickness and minor injuries, we provide an alternative to hospital emergency rooms which often have long waits and excessive costs. The Good Clinics will open Monday through Friday from 8 am to 7 pm and Saturday from 9 am to 2 pm. The Good Clinics will provide its patients with the ability to access their practitioners seven days a week through clinic and virtual visits. We plan to offer customized hours and open access as alternatives for business clients seeking occupational services for their employees. We plan to own and lease certain medical equipment.

Connectivity Between Locations

Upon having multiple locations, we plan to have connectivity between the clinics so that our future patients can access their information for treatment or prescriptions at any of our available facilities and online via telehealth. When you work with The Good Clinic, we plan to know who you are and what you want and need.

Serving the Market

We believe there is a looming shortage of primary care providers in the United States. Approximately 23 States in the U.S. allow Nurse Practitioners to operate as fully independent primary care providers. Another 13 allow Nurse Practitioners broad autonomy in providing primary care services. By using Nurse Practitioners, we plan to focus on direct patient care, patient education and helping people to manage their health more effectively. The Good Clinics are designed to improve access to basic affordable primary care and empower Nurse Practitioners to function as healthcare providers. According to the American Association of Colleges of Nursing, Nurse Practitioners are compensated 40% less than their physician counterparts. Additionally, 36,000 Nurse Practitioners (AANP Fact Sheet, https://www.aanp.org/about/all-about-nps/np-fact-sheet graduate each year making the necessary expertise readily available.

Like any consumer-focused business, locating a clinic is one-part art and one-part science. We evaluate concentration of primary care practices within the zip code and examine average wait-times for appointments and ensure the local markets are already using Nurse Practitioners as primary care providers. We are seeking the previous measures to be present in cities with higher population concentrations. We focus on convenience that includes locations near residential centers, adequate parking, good retail visibility in higher traffic areas and the presence of other retail businesses close by.

Billing and Payment

The Good Clinics bills health insurance companies for allowed medical services and accepts payment in cash or credit cards for client selected and non-covered services. We will also explore partnering with local businesses to provide near-site employer clinics for physicals, virus testing, and occupational health services.

Marketing

We plan to generate business for The Good Clinics through a combination of partnerships with residential developers and local marketing and advertising, direct sales of occupational medical services to companies (flu shots, workers injury treatment services, drug testing, and health promotion programs), public relations efforts with local charities, city and county organizations, hospitals and medical providers, networking and promotional events and open houses. We are using internal marketing including brochures, posters, magazines, health promotion articles, and educational materials that point to our services. Upon having a new patient, we plan to initiate client follow-up and schedule return visits. To assure broad access of insured clients in the medical service area, we plan to participate in contracts with health insurance providers, and the Medicare program, making The Good Clinics services fully reimbursable for its clients.

The Good Clinic is about delivering a convenient individualized care experience built on education, expertise, and empathy. We are the patient’s partner in obtaining quality and affordable medical care. The Good Clinic supports patient care with both in-clinic and telehealth visits.

Healthcare Industry Insight

According to a recent report published by Deloitte which examined the market for 2020 health care expenditures continue to consume an increasing portion of most economies. In the U.S., health care spending increased 3.9 percent to $3.5 trillion in 2017, and now represents 17.9 percent of the U.S.’ Gross Domestic Product (“GDP”). An aging population and high levels of chronic conditions are contributing to expectations that health care expenditures will continue growing faster than the economy. The Centers for Medicare and Medicaid Services (“CMS”) estimates annual U.S. healthcare spending will grow at an average rate of 5.5 percent through 2026 and reach $5.7 trillion, or 19.7 percent of U.S. GDP, by 2026. We believe this trajectory is unsustainable and that health care IT (“HCIT”) may play an important role in facilitating a shift from a high-cost health care system that incents volume to a proactive system that incents health, quality, and efficiency.

For this change to occur, we believe traditional fee-for-service (“FFS”) reimbursement models must continue to shift to value-based approaches that are more aligned with quality, outcomes, and efficiency. The shift away from traditional FFS is evident in growth of lives covered under Accountable Care Organizations (“ACOs”). ACOs are groups of hospitals and providers that focus on providing coordinated, high-quality care to Medicare, Medicaid, or commercially insured populations, then share in savings created by lowering the cost of care. According to Leavitt Partners, lives covered under ACOs grew from approximately 5 million in 2011 to more than 32 million in 2018.

In addition to the increasing number of lives covered under ACOs, the structure of ACOs is evolving to where providers are expected to assume more risk. Currently, most ACO contracts are upside only, which means providers can receive bonuses for good performance, but they assume no downside for underperformance. In 2018, CMS released a rule called “Pathways to Success” that accelerates the time frame during which providers need to move to ACOs that include both upside bonuses and downside penalties. We believe this shift is important as assumption of risk by providers creates a strong incentive for them to improve care coordination and deliver high quality care at a lower cost.

Another step towards a value-based reimbursement occurred with the passage of The Medicare Access and CHIP Reauthorization Act (“MACRA”), which enacts significant reforms to the payment programs under the Medicare Physician Fee Schedule and consolidated three current value-based programs into one.

While each of the different approaches to aligning reimbursement with value will continue to evolve, we believe the trend away from traditional fee-for-service (FFS) reimbursement to clinicians for services performed will continue. We believe this growth in government and private models aligning payment with value, quality and outcomes will drive major changes in the way health care is provided in the next decade, expect a much greater focus on patient engagement, wellness, and prevention. As health care providers become accountable for proactively managing the health of the populations they serve, we expect them to need ongoing investment in sophisticated information technology solutions that will enable them to predict when intervention is needed so that they can improve outcomes and lower the cost of providing care.

The increasingly complex and more clinical outcomes-based reimbursement environment, we believe is also contributing to a heightened demand for revenue cycle solutions and services and a desire for these solutions and services to be more closely aligned with clinical solutions. Over the past several years, there has been a shift in the U.S. marketplace towards a preference for a single platform across inpatient and ambulatory settings. The number of physicians employed by hospitals has increased as hospitals have acquired physician groups, and health systems are recognizing the benefit of having a single patient record at the hospital and the physician office. We believe the smaller providers and regional networks of healthcare providers will be the newest users of the technologies we seek to develop.

While health care providers are showing a preference for a single platform across multiple venues, there is also an increased push for interoperability across disparate systems to address the reality that no patient's record will only have information from a single health care IT system. We believe health information should be shareable and accessible among primary care physicians, specialists, and hospital physicians.

Competition

The market for healthcare solutions including walk-in clinics and telehealth services is intensely competitive. We compete in a highly fragmented primary care market with direct and indirect competitors that offer varying levels of impact to key stakeholders such as patients and employers. Our competitive success is contingent on our ability to simultaneously address the needs of key stakeholders efficiently and with superior outcomes at scale compared with competitors. Competition in our market involves rapidly changing technologies, evolving regulatory requirements and industry expectations, frequent new product and service introductions and changes in customer and patient requirements. If we are unable to keep pace with the evolving needs of patients and continue to develop and introduce new applications and services in a timely and efficient manner, demand for our solutions and services may be reduced and our business and results of operations would be harmed.

We currently face competition in the telehealth industry from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional products and becoming more sophisticated and effective. In addition, large, well-financed health systems have in some cases developed their own telehealth tools and may provide these solutions to their customers and patients at discounted prices. The surge in interest in telehealth, and in particular the relaxation of HIPAA privacy and security requirements, has also attracted new competition from providers who utilize consumer-grade video conferencing platforms such as Zoom and Twilio. Competition from large software companies or other specialized solution providers, communication tools and other parties could result in continued pricing pressures, which is likely to lead to price declines in certain product segments, which could negatively impact our sales, profitability, and market share.

We compete with walk-in clinics, such as the CVS Minute Clinic, traditional healthcare providers and medical practices, care management and coordination, digital health, telehealth and telemedicine and health information exchange. Competition in our market involves rapidly changing technologies, evolving regulatory requirements and industry expectations, frequent new product and service introductions and changes in customer and patient requirements. If we are unable to keep pace with the evolving needs of our clients, members and partners and continue to develop and introduce new applications and services in a timely and efficient manner, demand for our solutions and services may be reduced and our business and results of operations would be harmed.

Our business is highly dependent on completing our clinics and gaining patients and customers in our target markets. However, the healthcare market is competitive, which could make it difficult for us to succeed. We face competition in the healthcare industry for our solutions and services from a range of companies and providers, including traditional healthcare providers and medical practices that offer similar services. These competitors primarily include primary care providers who are employed by or affiliated with health networks. Our indirect competitors also include episodic consumer-driven point solutions such as telemedicine as well as urgent care providers. Generally, urgent care providers in the local communities we will provide services similar to those we offer, and our competitors (1) are more established than we are, (2) may offer a broader array of services or more desirable facilities to patients and providers than ours, and (3) may have larger or more specialized medical staffs to admit and refer patients, among other things. In the future, we expect to encounter increased competition from system-affiliated hospitals and healthcare companies, as well as health insurers and private equity companies seeking to acquire providers, in specific geographic markets. We also face competition from specialty hospitals (some of which are physician-owned), primary care providers and outpatient centers for market share in high margin services and for quality providers and personnel. Furthermore, some of the clinics and medical offices that compete with us may be supported by government agencies or not-for-profit organizations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis.

Our competitors may have greater name recognition, longer operating histories and significantly greater financial and other resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or patient requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger member or patient base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources, and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the healthcare market, which would limit our member and patient growth. Considering these factors, even if our solution is more effective than those of our competitors, current or potential members, health network partners and enterprise clients may accept competitive solutions in lieu of purchasing our solution. If we are unable to compete in the healthcare market, our business would be harmed.

Competitors may also be better positioned to contract with leading health network partners in our target markets, including existing markets after our current contracts expire. If our competitors are better able to attract patients, contract with health network partners, recruit providers, expand services or obtain favorable managed care contracts at their facilities than we are, we may experience an overall decline in member volumes and net revenue. There is no assurance we will be able to compete in the markets in which we plan to operate which could cause you to lose your investment.

Management/Human Capital

We believe that the Company’s management team will remain relatively small in the near term and should consist of a team with experience in 1) public company accounting and finance, 2) software and systems, 3) brand marketing, and 4) public equities financing. Biographical and other information on our executive officers and directors is set forth under the section entitled Management of this prospectus.

We anticipate maintaining a relatively small corporate staff and employ the majority of our human capital in our subsidiaries. As of March 22, 2021, Lawrence Diamond serves as our Chief Executive Officer and director, Phillip Keller serves as our Chief Financial Officer and Jenny Lindstrom serves as our Chief Legal Officer. As of February 3, 2022, our subsidiary, The Good Clinic, LLC, employs 30 people in professional positions. We have partnered with several key vendors that are national in scope to meet the anticipated growth rate for building and opening clinics. We are currently recruiting additional clinical staff to serve the anticipated expanding clinic client demand. The Good Clinic continues to develop an extensive employee training program that will ensure compliance with all federal, state, and local regulations as well as enable the team all have the expertise, knowledge, skills, and training to deliver the full scope of services offered to clients at the clinic, in person and virtually.

Our innovative approach towards delivering primary care is attracting many clinicians wanting to join the team. Additionally, we believe that the reputation of the founders from their work growing Quick Medix (fka MinuteClinic) and their work at schools of nursing and industry and trade associations is helping to deliver many experienced potential employees.

We also use the services of additional advisors and consultants on an as needed basis to perform outsourced tasks. None of our employees are represented by a union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

Research and Development

The research to date for The Good Clinic was primarily conducted by founders of The Good Clinic, Michael C. Howe, Rebecca Hafner-Fogarty, Kevin Lee Smith, and Jim “Woody” Woodburn. Our Board of Directors and management also conducted research and development including accessing third party research reports, competitor analyses, review of prior professional experiences, and interviews with industry experts and potential partners. We did not incur any research and development costs during the years ended December 31, 2021 and 2020.

Intellectual Property

In August 2020, we applied for trademark protection of “The Good Clinic”, with the United States Patent & Trademark Office (USPTO). Our federal trademark registration for the mark THE GOOD CLINIC is on the Supplemental Register, not the Principal Register. The Supplemental Register does not confer the same rights and benefits as the Principal Register.

Property

On November 1, 2020, the Company entered into an agreement to open a clinic in Minneapolis, Minnesota. The initial lease term is eight years. Fixed rent payments under the initial term are approximately $511,000.

On May 24, 2021, the Company entered into an agreement to open a clinic in St. Louis Park, Minnesota, which began operations in the third quarter of 2021. The initial lease term is seven years. Fixed rent payments under the initial term are approximately $673,000.

Additionally, on June 8, 2021, the Company entered into an agreement to open a clinic in Eden Prairie, Minnesota, which began operation in the third quarter of 2021. The initial lease term is eight years. Fixed rent payments under the initial term are approximately $620,000.

On June 24, 2021, the Company entered into an agreement to open an administrative office in St. Louis Park, Minnesota. The initial lease term is 2.5 years. Fixed rent payments under the initial term are approximately $244,000.

On August 31, 2021, the Company entered into an agreement to open a clinic in St. Paul, Minnesota, which began operations in the fourth quarter of 2021. The initial lease term is for 114 months. Fixed rent payments under the initial term are approximately $1,153,000.

On September 9, 2021, the Company entered into an agreement to open a clinic in Minneapolis, Minnesota, which began operation in the fourth quarter of 2021. The initial lease term is for 90 months. Fixed rent payments under the initial term are approximately $781,000.

On September 28, 2021, the Company entered into an agreement to open a clinic in Denver, Colorado, which is expected to begin operation in the second quarter of 2022. The initial lease term is for 96 months. Fixed rent payments under the initial term are approximately $1,079,000.

On October 8, 2021, the Company entered into an agreement to open in Maple Grove, MN fourth quarter of 2021. The initial lease term is for 108 months. Fixed rent payments under the initial term are approximately $1,826,000.

On October 14, 2021, the Company entered into an agreement to open a clinic in Egan, Minnesota, which began operations in the fourth quarter of 2021. The initial lease term is for 96 months. Fixed rent payments under the initial term are approximately $767,000.

Government Regulation

The healthcare industry is a highly regulated industry by both federal and state governments. We are subject to other federal and state healthcare laws that could have a material adverse effect on our business, financial condition, or results of operations. We operate in a highly regulated and evolving environment with rigorous regulatory enforcement. Any legal or regulatory action could be time-consuming and costly. If we or the manufacturers or distributors that supply our products fail to comply with all applicable laws, standards, and regulations, action by regulatory agencies could result in significant restrictions. Any regulatory action could have a negative impact on us and materially affect our reputation, business, and operations. The U.S. healthcare industry has undergone significant changes designed to improve patient safety, improve clinical outcomes, and increase access to medical care. These changes include enactments and repeals of various healthcare related laws and regulation. Our operations and economic viability may be adversely affected by the changes in such regulations, including: (i) federal and state fraud and abuse laws; (ii) federal and state anti-kickback statutes; (iii) federal and state false claims laws; (iv) federal and state self-referral laws; (v) state restrictions on fee splitting; (vi) laws regarding the privacy and confidentiality of patient information; and (vii) other laws and government regulations.

If there are changes in laws, regulations, or administrative or judicial interpretations, we may have to change our future business practices, or our business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition, and results of operations. See the description below for certain of the laws, regulations, or administrative or judicial interpretations that we are currently subject to and the “Risk Factors” section of this prospectus.

The Affordable Care Act

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the “Affordable Care Act” or the “ACA”) in 2010 made major changes in how healthcare is delivered and reimbursed and increased access to health insurance benefits to the uninsured and underinsured population of the United States.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA as well as recent efforts by the current administration to repeal or replace certain aspects of the ACA. For example, the Tax Cuts and Jobs Act of 2017 was enacted, which includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Since the enactment of the Tax Cuts and Jobs Act of 2017, there have been additional amendments to certain provisions of the ACA, and we expect the current administration and Congress will likely continue to seek to modify all, or certain provisions of, the ACA. It is uncertain the extent to which any such changes may impact our business or financial condition. Congress may consider other legislation to repeal and replace elements of the ACA. In December 2019, a federal appeals court held that the individual mandate portion of the ACA was unconstitutional and left open the question whether the remaining provisions of the ACA would be valid without the individual mandate. We continue to evaluate the effect that the ACA and its possible modification or repeal and replacement has on our business. It is uncertain the extent to which any such changes may impact our business or financial condition.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011 and subsequent laws, which began in 2013 and will remain in effect through 2029 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect customer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015 (MACRA) which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement.

Such changes in the regulatory environment may also result in changes to our payer mix that may affect our operations and revenue. In addition, certain provisions of the ACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care. Further, the ACA may adversely affect payers by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payers seek to offset these increases by reducing costs in other areas. Certain of these provisions are still being implemented and the full impact of these changes on us cannot be determined at this time.

Uncertainty regarding future amendments to the ACA as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could result in reduced demand and prices for our services. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payers will pay for healthcare products and services, which could adversely affect our business, financial condition, and results of operations.

Federal Anti-Kickback Statutes

The federal Anti-Kickback Statute is a provision of the Social Security Act of 1972 that prohibits as a felony offense the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (1) the referral of a patient for items or services for which payment may be made in whole or part under Medicare, Medicaid, or other federal healthcare programs, (2) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid, or other federal healthcare programs or (3) the purchase, lease, or order or arranging or recommending the purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The Patient Protection and Affordable Care Act (“ACA”) amended section 1128B of the Social Security Act to make it clear that a person need not have actual knowledge of the statute, or specific intent to violate the statute, as a predicate for a violation. The OIG, which has the authority to impose administrative sanctions for violation of the statute, has adopted as its standard for review a judicial interpretation which concludes that the statute prohibits any arrangement where even one purpose of the remuneration is to induce or reward referrals. A violation of the Anti-Kickback Statute is a felony punishable by imprisonment, criminal fines of up to $25,000, civil fines of up to $50,000 per violation, and three times the amount of the unlawful remuneration. A violation also can result in exclusion from Medicare, Medicaid, or other federal healthcare programs. In addition, pursuant to the changes of the ACA, a claim that includes items or services resulting from a violation of the Anti-Kickback Statute is a false claim for purposes of the False Claims Act.

Federal Stark Law

The federal Stark Law, 42 U.S.C. 1395nn, also known as the physician self-referral law, generally prohibits a provider from referring Medicare and Medicaid patients to an entity (including hospitals) providing ‘‘designated health services,’’ if the physician or a member of the physician’s immediate family has a ‘‘financial relationship’’ with the entity, unless a specific exception applies. Designated health services include, among other services, inpatient hospital services, outpatient prescription drug services, clinical laboratory services, certain imaging services (e.g., MRI, CT, ultrasound), and other services that our affiliated physicians may order for their patients. The prohibition applies regardless of the reasons for the financial relationship and the referral; and therefore, unlike the federal Anti-Kickback Statute, intent to violate the law is not required. Like the Anti-Kickback Statute, the Stark Law contains statutory and regulatory exceptions intended to protect certain types of transactions and arrangements. Unlike safe harbors under the Anti-Kickback Statute with which compliance is voluntary, an arrangement must comply with every requirement of a Stark Law exception, or the arrangement is in violation of the Stark Law.

Because the Stark Law and implementing regulations continue to evolve and are detailed and complex, while we attempt to structure our relationships to meet an exception to the Stark Law, there can be no assurance that the arrangements entered into by us with affiliated physicians and facilities will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted. The penalties for violating the Stark Law can include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, and civil penalties of up to $15,000 for each violation, double damages, and possible exclusion from future participation in the governmental healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme.

Some states have enacted statutes and regulations against self-referral arrangements similar to the federal Stark Law, but which may be applicable to the referral of patients regardless of their payor source and which may apply to different types of services. These state laws may contain statutory and regulatory exceptions that are different from those of the federal law and that may vary from state to state. An adverse determination under these state laws and/or the federal Stark Law could subject us to different liabilities, including criminal penalties, civil monetary penalties, and exclusion from participation in Medicare, Medicaid, or other health care programs, any of which could have a material adverse effect on our business, financial condition, or results of operations.

Health Information Privacy and Security Standards

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, contain detailed requirements concerning the use and disclosure of individually identifiable patient health information (“PHI”) by various healthcare providers, such as medical groups. HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health information received, maintained, or transmitted. HIPAA also implemented standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including billing and claim collection activities. Violations of the HIPAA privacy and security rules may result in civil and criminal penalties, including a tiered system of civil money penalties that range from $100 to $50,000 per violation, with a cap of $1.5 million per year for identical violations. A HIPAA covered entity must also promptly notify affected individuals where a breach affects more than 500 individuals and report breaches affecting fewer than 500 individuals annually. State attorneys general may bring civil actions on behalf of state residents for violations of the HIPAA privacy and security rules, obtain damages on behalf of state residents, and enjoin further violations.

Many states also have laws that protect the privacy and security of confidential, personal information, which may be similar to or even more stringent than HIPAA. Some of these state laws may impose fines and penalties on violators and may afford private rights of action to individuals who believe their personal information has been misused. We expect increased federal and state privacy and security enforcement efforts.

Environmental and Occupational Safety and Health Administration Regulations

We are subject to federal, state, and local regulations governing the storage, use and disposal of waste materials and products. Although we believe that our safety procedures for storing, handling, and disposing of these materials and products comply with the standards prescribed by law and regulation, we cannot eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance coverage, which we may not be able to maintain on acceptable terms, or at all. We could incur significant costs and attention of our management could be diverted to comply with current or future environmental laws and regulations. Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements on us, including those protecting employees from exposure to elements such as blood-borne pathogens. We cannot predict the frequency of compliance, monitoring, or enforcement actions to which we may be subject as those regulations are being implemented, which could adversely affect our operations.

Federal and State Healthcare Laws

We are subject to other federal and state healthcare laws that could have a material adverse effect on our business, financial condition, or results of operations. The Health Care Fraud Statute prohibits any person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, which can be either a government or private payor plan. Violation of this statute, even in the absence of actual knowledge of or specific intent to violate the statute, may be charged as a felony offense and may result in fines, imprisonment, or both. The Health Care False Statement Statute prohibits, in any matter involving a federal health care program, anyone from knowingly and willfully falsifying, concealing, or covering up, by any trick, scheme or device, a material fact, or making any materially false, fictitious, or fraudulent statement or representation, or making or using any materially false writing or document knowing that it contains a materially false or fraudulent statement. A violation of this statute may be charged as a felony offense and may result in fines, imprisonment, or both. Under the Civil Monetary Penalties Law of the Social Security Act, a person (including an organization) is prohibited from knowingly presenting or causing to be presented to any United States officer, employee, agent, or department, or any state agency, a claim for payment for medical or other items or services where the person knows or should know (a) the items or services were not provided as described in the coding of the claim, (b) the claim is a false or fraudulent claim, (c) the claim is for a service furnished by an unlicensed physician, (d) the claim is for medical or other items or service furnished by a person or an entity that is in a period of exclusion from the program, or (e) the items or services are medically unnecessary items or services. Violations of the law may result in penalties of up to $10,000 per claim, treble damages, and exclusion from federal healthcare programs.

In addition, the office of inspector general (“OIG”) may impose civil monetary penalties against any physician who knowingly accepts payment from a hospital (as well as against the hospital making the payment) as an inducement to reduce or limit medically necessary services provided to Medicare or Medicaid program beneficiaries. Further, except as permitted under the Civil Monetary Penalties Law, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider of Medicare or Medicaid payable items or services may be liable for civil money penalties of up to $10,000 for each wrongful act.

In addition to the state laws previously described, we may also be subject to other state fraud and abuse statutes and regulations if we expand our operations nationally. Many states have adopted a form of anti-kickback law, self-referral prohibition, and false claims and insurance fraud prohibition. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Generally, state laws reach to all healthcare services and not just those covered under a governmental healthcare program. A determination of liability under any of these laws could result in fines and penalties and restrictions on our ability to operate in these states. We cannot assure that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business.

During March 2020, in response to the COVID-19 crisis, the federal government announced plans to offer loans to small businesses in various forms, including the Payroll Protection Program, or “PPP”, established as part of the Corona Virus Aid, Relief and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration. On April 18, 2020, the Company’s former President and COO completed and submitted an application on behalf of the Company to Bank of America, NA (“Bank of America”) for a PPP loan, which was subsequently approved. On April 25, 2020, the Company entered into an unsecured Promissory Note (the “Note”) with Bank of America for a loan in the original principal amount of approximately $460,000, and the Company received the full amount of the loan proceeds on May 4, 2020.

On July 21, 2020, Bank of America notified the Company in writing that it should not have received $440,000 of the loan proceeds disbursed under the Note. The Company investigated the terms of the application and discovered its former President had erroneously represented it was refinancing an Economic Injury Disaster Loan when no such loan had been received. Bank of America requested that the Company remit the funds received back to Bank of America. The Company is currently working with Bank of America on a repayment plan. If we are not successful in negotiating repayment terms, it could have a material adverse effect on our financial condition.

Corporate Information

Mitesco, Inc. (the “Company,” “we,” “us,” or “our”), previously known as True Nature Holding, Inc., which was previously known as Trunity Holdings, Inc., a Delaware corporation, incorporated in January 18, 2012. Effective April 22, 2020, we changed our name to Mitesco, Inc.

Our website is www.mitescoinc.com and our principal executive offices is located at 1660 Highway 100 South, Suite 432, St. Louis Park, Minnesota 55416. Our telephone number is (844) 383 8689. We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus. Our filings are also available through the SEC website www.sec.gov.

MANAGEMENT AND BOARD OF DIRECTORS

The following table and biographical summaries set forth information, including principal occupation and business experience about our directors and executive officers as of the date of this prospectus:

Name	Age	Board of Directors	Appointed
Lawrence Diamond	58	Director	10/07/2019
Thomas Brodmerkel	63	Chairman of the Board of Directors	12/31/2019
Dr. H. Faraz Naqvi	55	Director	07/13/2020
Juan Carlos Iturregui Esq	56	Director	07/31/2020
Shelia Schweitzer	73	Director	06/01/2021

Name	Age	Executive Officers	Appointed
Lawrence Diamond	58	Chief Executive Officer	11/01/2019
Phillip J. Keller	55	Chief Financial Officer	03/17/2021
Ingrid Jenny Lindstrom	47	Chief Legal Officer	04/12/2021

Lawrence Diamond

Mr. Diamond has served as our Chief Executive Officer since November 2019 and Director since October 2019. Mr. Diamond also served as our and Interim Chief Financial Officer from November 2019 until March 17, 2021. He has also served as the Chief Executive Officer and Principal of Diamond Consulting, a consulting firm focused on enhancing the performance for healthcare businesses. Prior to that, from June 2018 to May 2019, he served as the chief executive officer of Intelligere Inc., a supplier of interpretation and translation for 73 languages to healthcare providers. From October 2014 to September 2017, Mr. Diamond served as the Executive Vice President and the Chief Operating Officer of PointRight, Inc. (“PointRight”), a leading healthcare analytics firm specializing in long-term and post-acute care using predictive analytics for skilled nursing, home health, Medicare & Medicaid payers, hospitals, and ACOs. Additionally, Mr. Diamond served as the Vice President of Insignia Health from January 2013 to October 2014, where he grew their business internationally and domestically providing population health engagement via their validated program (Patient Activation Measure, PAM) and SaaS-based population health-coaching. He also led strategic planning and telehealth sales at American Telecare from 2004 to 2012, an innovator of telemedicine enabled clinical services and medical devices that improve cost and quality. He also served as Vice President of Ubiquio Corporation, Inc. from 2000 to 2003, an innovator in mobile technology and services which was acquired by Mobile Planet, after an eight-year stint at UnitedHealth Group, where he also served as Vice President, driving their Medicare Advantage, pharmacy products, health plan operations, and mergers and acquisitions. He began his career at Merrill Lynch in private client banking in 1985 and earned his M.B.A. at the University of Minnesota, and his B.S., Business Administration, at the University of Richmond.

Mr. Diamond brings to the Board significant strategic, business, and financial experience specifically applicable to healthcare and telehealth companies. Mr. Diamond has a broad understanding of the financial markets, financial statements as well as generally accepted accounting principles. Through his services as our Chief Executive Officer and Interim Chief Financial Officer, he developed extensive knowledge of our business and the challenges that we face.

Thomas Brodmerkel

Mr. Brodmerkel has served as a Chair of the Board since April 2020. He also currently serves on the board of directors of Xact Laboratories, LLC, a healthcare technology company; as the Chief Executive Officer and Chair of Wave Health Technologies LLC., a healthcare technology company focused on computer assisted coding and medical record analysis, since January 2017; and as the Executive Vice President and Chief Operating Officer of Medical Card System, Inc. since April 2013. Mr. Brodmerkel has also served as the Vice Chairman of the Board of CareSource since September 2018, a not for profit $10 billion health plan primarily focused on serving patients under Medicaid, and as the President and Chief Executive officer of KMA Holdings LLC, an investment and consulting firm in the health care industry, since January 2009. Additionally, Mr. Brodmerkel has served on the board of PointRight since May 2014. Previously, Mr. Brodmerkel served on the board of directors of Pulse8 Inc. from September 2015 through January 2017 and Peak Risk Adjustment Solutions from October 2015 through December 2016. He also served as Executive Vice President of Matrix Medical Network, Inc. (“Matrix”) from January 2009 through November 2012. While at Matrix, a company based in Scottsdale, AZ, he was responsible for Corporate and Business Development, Client Services, Sales, and Marketing. Matrix was sold to a private equity group in April 2012. From May 2007 through December 2008, Mr. Brodmerkel served as President, Medicare Programs for the Bethesda, Maryland based Coventry Healthcare, Inc. As President, he was fully responsible for profit and loss for the over $2 Billion Medicare Programs division. Products included Medicare Advantage Part C, Prescription Drugs Part D, Private-Fee-For-Service, Special Needs Plans, and Medicare Medical Savings Accounts. Mr. Brodmerkel also served as President, United Health Advisors, SVP, Ovations, Senior Retiree Services at UnitedHealth Group Incorporated, where he was responsible for over $1.5 billion of sales, marketing, and business development for products targeted to individuals aged 50 and older, from 2004 to 2006. These products include Medicare Advantage, Medicare Supplements, Medicare Pharmacy-Part D, and Special Needs Plans for individuals and groups.

While serving as Executive Vice President of American Telecare, Inc in 2004, Mr. Brodmerkel was responsible for all field operations, customer service, sales, marketing, and business development. Mr. Brodmerkel also served as Executive Vice President of Lumenous, Inc. (2003-2004), Stanton Group, Inc. as its Executive Vice President (2002-2003), Definity Health, Inc. as its Executive Vice President (2001-2002), United Healthcare, Inc. in various capacities and roles (1994-2001), Old Northwest Agents, Inc. (1990-1994) as Vice President (1990-1994), Mutual of New York (1988-1990) as its District Manager, and Ward Financial Services, Inc. (1986-1988) as its Vice President. After graduating from college, he began his career at the Three Star Drilling Corporation in 1985 as its General Manager.

Mr. Brodmerkel’s military service includes five years in the United States Navy (1980–1985) as a Supply Officer based in San Diego, CA, Panama Canal, Panama, and in Charleston, South Carolina. Mr. Brodmerkel graduated from the United States Naval Academy, Annapolis, Maryland with a Bachelor of Science in 1982.

Mr. Brodmerkel was appointed to the board due to his extensive experience, leadership and managerial expertise in healthcare, healthcare technology, insurance, and healthcare consulting companies.

Dr. H. Faraz Naqvi

Dr. Naqvi has served as a director on the Board since July 2020. He has also served as the Co-founder and Chief Executive Officer of Crossover Capital Partners LLC since 2015, whose mission is to invest in healthcare companies. He also joined the Board of Directors of UCHealth, a not-for-profit healthcare system based in Colorado. Since 2016 he has served as a member of the Board for the Health District of Northern Larimer County, Colorado, and in 2012 he co-founded Remote Health Access, whose mission is elderly care and telemedicine. Dr. Naqvi has also served as the Medical Director or Miramont Lifestyle Fitness since 2012.

In May 2016, Dr. Naqvi founded Front Range Geriatric Medicine, a medical practice firm, and operated that practice from 2016 through 2019. Previously, Dr. Naqvi was founder of Avicenna Capital Limited, a healthcare investment firm and an affiliate of Brevan Howard Asset Management LLP in London, UK, from 2007 through 2009. Prior to founding Avicenna, Dr. Naqvi was a Managing Director at Pequot Capital Management, Inc. from 2001 until 2007, where he served as the manager of their $1.3 billion healthcare fund, about $1 billion of the firm’s healthcare allocation, and a $250 million emerging markets healthcare fund. From 1991 until 2001, Faraz managed roughly $4 billion in healthcare funds at Allianz Global Investors/Dresdner RCM capital. He also served as an analyst with Bank of America/Montgomery Securities from 1997 to 1998. He began his finance career as a healthcare consultant with McKinsey & Company from 1995 until 1997.

Dr. Naqvi is a Boettcher Scholar graduate of Colorado College (1986), studied economics at Trinity College, Cambridge University (1989) where he was a Marshall Scholar, received his M.D. from Harvard Medical School/M.I.T. (1993), where he performed angiogenesis research with Drs. Judah Folkman, Robert Langer, and Marsha Moses. Faraz is board certified in internal medicine and geriatrics and licensed in California, New York, and Colorado.

Dr. Naqvi was appointed to the Board due to his experience as a physician, strategic business consultant, an investment portfolio manager and as a leader of multiple healthcare related companies.

Juan Carlos Iturregui, Esq.

Mr. Iturregui has served as a director of our Board since July 31, 2020. He is engaged in several businesses including in 2005, he founded Milan Americas, LLC (“Milan Americas”), in Washington D.C., a business consultancy practice specializing in commercial, regulatory and project development engagements with a focus on infrastructure and renewable energy projects in Latin America, the Caribbean and Hispanic markets and currently serves as a Managing Director. He has also had a focus on healthcare where he played a key role as an advisor in the expansion of a major US regional healthcare provider into a new marketplace. He also co-developed and co-owned the largest solar farm in the Caribbean Basin (27MW) in 2015.

From 2019 until June 2020 Mr. Iturregui was a Partner and a Member of Nelson Mullins’ Government Relations and Infrastructure & Energy practices in its Washington, D.C. office. Nelson Mullins is an AM Law 100 firm with 122 years of operations and with significant presence in Washington, D.C., and offices in 25 cities across the U.S. Additionally, in 2015, then U.S. President Barack Obama nominated Mr. Iturregui as a board member to the Inter-American Foundation to serve a six-year term which ended in 2020. He also currently serves as a board member and Vice Chair of the American Red Cross, National Campaign Region, and has been in that role since 2013.

From 2007 to 2018, Mr. Iturregui was a Senior Advisor and Counsel to the Global Chairman at Dentons, LLP, based in Washington, D.C., a global law firm with significant presence in Washington, D.C., and offices in 85 cities across 58 countries. He worked with the international team and leadership on expanding practices and services and advised on issues/structures related to the global combination (merger) with SNR Denton in 2010.

From 2003 to 2005 Mr. Iturregui was with Quinn Gillespie & Associates, in Washington, D.C., a leading DC bipartisan public policy and communications lobbying firm where he was a director. While there, he advocated public policy positions and initiatives regarding trade, tax, finance, health care, infrastructure development and appropriations on behalf of various entities, including Fortune 500 corporations, trade associations and local governments.

Mr. Iturregui is a licensed attorney and is qualified to serve on the Board due to his extensive experience in mergers and acquisitions, international and domestic business development, and funding and expertise in the Central and South America markets. He is adept in working with the US Congress and executive branch, and foreign governments; he has an in-depth understanding of multilateral entities, stakeholders, and special interests in formulation of projects and policies.

Mr. Iturregui was appointed to the Board due to his international healthcare experience and his legal background.

Sheila Schweitzer

Ms. Schweitzer has served as a director of our Board since June 1, 2021. Ms. Schweitzer founded Blue Ox Healthcare Partners in 2009, a private equity firm investing growth capital in commercial-stage healthcare companies. Blue Ox has demonstrated a long and substantial track record of accomplishments and has led over $100 million of equity investments, including nearly $40 million invested directly by Blue Ox. Since 2012 she was CEO and Senior Advisor for Patient Matters, Inc. a healthcare Revenue Cycle Management (RCM) solutions provider. Patient Matters unifies disparate registration, bill estimation, and financial services with intelligent workflows and eligibility services, improving revenue realization for hospitals. Patient Matters was recently acquired by Firstsource Solutions Limited (NSE: FSL, BSE:532809), a global provider of Business Process Management (BPM) services and a RP-Sanjiv Goenka Group company (www.firstsource.com). She was Senior Vice President from 2009 through 2011 for Optum Insight, a part of United Healthcare Group, which provides data, analytics, research, consulting, technology and managed services solutions to hospitals, physicians, health plans, governments, and life sciences companies. From 2003 through 2009 she was CEO for CareMedic Systems, an industry leader in proactive financial management for hospitals and providers and delivers the most comprehensive suite of revenue cycle management solutions available. She was COO for MedUnite from 2001 through 2003, a provider of electronic healthcare transaction processing services. The company facilitates the exchange of medical claim and clinical information among doctors, hospitals, medical laboratories, and insurance payers. She had leadership positions in other healthcare technology companies since graduating from Western Kentucky University.

Ms. Schweitzer was appointed to the Board due to her experience in the healthcare and investment industries, including as an investor in numerous healthcare related companies.

Phillip J. Keller

Mr. Keller has served as our Chief Financial Officer since March 17, 2021. From June 24, 2017 until joining us, Mr. Keller was the Chief Financial Officer, Secretary and Treasurer of First Choice Health Care Solutions, Inc. since July 2017, a $50 million integrated care platform of non-physician owned orthopedic and spinal care medical centers. He has also served as a member of the board of directors of CryoPoint, LLC, a leader in biorepository services and cryopreservation since April 2012, and as a member of the board of directors of Your Community Bank from May 2013 through December 2017. From November 2015 through July 2017, he was employed by Solution Management Corp, a specialty advisory firm focused on providing financial and operational consulting, as Managing Director. Additionally, from August 2014 through November 2015 he served as the Chief Financial Officer and Senior Vice President of Finance at RehabCare Inc., a $1.5 billion provider of physical, occupational, and speech-language rehabilitation services to hospitals, skilled nursing facilities and home care settings in 47 states. From September 2011 through June 2013, he was Senior Vice President of Finance at PharMerica, Inc. (NYSE: PMC), a $1.8 billion institutional pharmacy, servicing skilled nursing and assisted living facilities, hospitals, and other long-term alternative care facilities. He also served as the Senior Vice President and Chief Accounting Officer of BioScrip, Inc. (NASDAQ: BIOS), a $1.6 billion specialty pharmaceuticals and homecare company providing comprehensive cost-effective solutions to patients, insurance payers and drug manufacturers, from February 2007 through April 2011. From 2000 through 2007 he served as Vice President of Finance, Chief Financial Officer, and Treasurer for DMI Furniture Inc. (NASDAQ: DMIF) a $150 million vertically integrated manufacturer, importer and designer of commercial office and residential furniture sold through mass-market retails, wholesalers, and independent retailers. Mr. Keller received his Bachelor of Science in Accountancy from Loyola University of Chicago and is a Certified Public Accountant and Chartered Global Management Accountant.

Jenny Lindstrom

Ms. Lindstrom has served as our Chief Legal Officer since April 12, 2021. Prior to joining us Ms. Lindstrom, served in various roles and positions at Radisson Hospitality, Inc. and its subsidiaries and affiliates (“Radisson”), one of the world’s largest international hotel groups, since 2010. Most recently, since 2017, Ms. Lindstrom served as the Executive Vice President and General Counsel for Radisson Hospitality, Inc. From 2015 to 2017, Ms. Lindstrom served as the Executive Vice President and General Counsel for Radisson Hospitality, AB, a European publicly listed subsidiary of Radisson Hospitality, Inc. Prior to joining Radisson, Ms. Lindstrom was an attorney at Dorsey & Whitney, a national law firm based in Minneapolis, for 6 years. Her practice included: Commercial and Corporate Litigation, Internal Investigations, and Regulatory Affairs and Tax Litigation. Ms. Lindstrom holds a Juris Doctor degree from the University of Minnesota Law School, Minneapolis, Minnesota (Juris Doctor, cum laude, 2004), and holds a Master of Laws, with dissertation from Uppsala University, Uppsala, Sweden, 2001.

Arrangements for Nomination as Directors and Changes in Procedures for Nomination; Election of Directors

No arrangement or understanding exists between any director or nominee and any other persons pursuant to which any individual was or is to be selected or serve as a director. No director or executive officer has any family relationship with any other director or with any of the Company’s executive officers. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted by our Certificate of Incorporation. Our Board of Directors shall be elected at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified.

Composition of our Board of Directors

Our board of directors currently consists of five members. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation, or removal.

Director Independence

Except for Mr. Diamond, our Board determined that all our present directors are independent, in accordance with standards under the Nasdaq Listing Rules. Our Board determined that, Lawrence Diamond under the Nasdaq Listing Rules, is not an independent director as a result of being an executive officer to the Company.

Our Board has determined that Mr. Brodmerkel, Dr. Naqvi, and Ms. Schweitzer, are independent under the Nasdaq Listing Rules’ independence standards for audit committee members. Our Board has also determined that Mr. Iturregui, Dr. Naqvi, and Ms. Schweitzer, are independent under the Nasdaq Listing Rules independence standards for compensation committee members and Mr. Brodmerkel, and Mr. Iturregui are independent under the Nasdaq Listing Rules independence standards for nominating and governance committee members.

Board of Directors Leadership Structure

As a general policy, our board of directors believes that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors. As such, Mr. Diamond serves as our President and Chief Executive Officer and Mr. Brodmerkel serves as the Chairman of the Board.

Board of Directors Committees

The board of directors has established three standing committees of the board consisting of an audit committee, a compensation committee and a corporate nominating and governance committee, each of which will have the composition and the responsibilities described below.

Audit Committee

Our audit committee is comprised of Mr. Brodmerkel, Dr. Naqvi, and Ms. Schweitzer. Dr. Naqvi is the chair of our audit committee, and is our audit committee financial expert, as that term is defined under the applicable SEC rules, and possesses financial sophistication, as defined under the rules of Nasdaq. All the members of our audit committee are independent, as that term is defined under the rules of Nasdaq. Our audit committee is responsible for overseeing our corporate accounting and financial reporting process, assisting our board of directors in monitoring our financial systems, and overseeing legal, healthcare, and regulatory compliance. Our audit committee also:

•	selects and hires the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	approves audit and non-audit services and fees;

•

reviews financial statements and discusses with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	prepares the audit committee report that the SEC requires to be included in our annual proxy statement;

•	reviews reports and communications from the independent registered public accounting firm;

•	reviews the adequacy and effectiveness of our internal controls and procedure;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•

establishes and oversees procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Compensation Committee

Our compensation committee is comprised of Mr. Iturregui, Dr. Naqvi, and Ms. Schweitzer. Ms. Schweitzer is the chair of our compensation committee. All the members of our compensation committee are independent, as that term is defined under the rules of Nasdaq. Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee also:

•	oversees our overall compensation policies, plans and benefit programs;

•	reviews and recommends to our board of directors for approval compensation for our executive officers and directors;

•

prepares the compensation committee report that the SEC would require to be included in our annual proxy statement if we were no longer deemed to be an emerging growth company or a smaller reporting company; and

•	administers our equity compensation plans.

Our compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Mr. Brodmerkel, and Mr. Iturregui. Mr. Iturregui is the chair of our nominating and governance committee. All members are independent, as that term is defined under the rules of Nasdaq. Our nominating and governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Specifically, the nominating and governance committee:

•	identifies, evaluates, and makes recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	advises the board of directors and makes recommendations regarding appropriate corporate governance practices and assists the board of director in implementing those practices;

•	directs all matters relating to the succession planning of our Chief Executive Officer;

•	evaluates the performance of our board of directors and of individual directors.

•	makes a recommendation to the board of directors concerning the selection and designation of a "Lead Director" to preside over the meetings of the independent directors in executive session;

•	reviews the board of directors’ policy regarding the structure of the offices of Chairman of the Board and Chief Executive Officer; and

•	reviews and recommends to the board of directors proposed changes to our Certificate of Incorporation and bylaws.

Our corporate governance and nominating committee operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

EXECUTIVE AND DIRECTOR COMPENSATION

We are a “smaller reporting company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation. The following discussion relates to the compensation of our named executive officers for 2021, consisting of Lawrence Diamond, our Chief Executive Officer, and Julie Smith our former President and Chief Operating Officer.

Summary of Executive Compensation

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the periods ended December 31, 2021 and 2020.

Summary Compensation Table

									Nonqualified
								Non-Equity	Deferred	All
					Stock	Options		Incentive Plan	Compensation	Other
Name and Principal			Salary	Bonus	Awards	Awards		Compensation	Earnings	Compensation		Total
Position	Year		($)	($)	($)	($)		($)	($)	($)		($)
Lawrence Diamond	2021		264,180	-	-	263,422		-	-	78,200	(f)	605,802
	2020	(a) (b)	130,000	-	-	83,387	(c)	-	-	-		213,387
Phillip Keller	2021		207,847	-	-	430,030	(g)	-	-	-		637,877

Jenny Lindstrom	2021		186,689	-	-	428,921	(g)	-	-	-		615,610

Julie R. Smith	2020	(d)	79,700	-	-	-		-	-	51,500	(e)	131,200

(a)	Does not included compensation as a Director
(b)	Does not include $120,000 of salary accrued but not paid during the year
(c)	Consist of the fair value of 2,500,000 stock options which were granted and vested during the year
(d)	Resigned effective July 1, 2020 which was settled in June of 2021
(e)	Consists of an overpayment as part of final payroll settlement
(f)	Consists of the fair value of the fair value of 312,800 shares that were issued in lieu of monies owed Mr. Diamond
(g)	Consists of the fair value of 1,750,000 stock options which were granted

Executive Employment, Termination and Change of Control Arrangements

We have the following employment agreements with our executive officer:

Lawrence Diamond, Chief Executive Officer, and Director

On November 4, 2019, we entered into a Senior Executive Employment Agreement with Mr. Diamond for his services as our Chief Executive Officer (the “Diamond Agreement”). Pursuant to the Diamond Agreement, Mr. Diamond is paid an annual base salary of $250,000. In addition, Mr. Diamond is eligible to receive a bonus target of 25% of base compensation based upon the attainment of performance-based goals, to be approved by the Compensation Committee. Mr. Diamond also received an initial grant of 1,000,000 shares of restricted Common Stock which vests according to the following schedule: (i) 25% upon the 90th day anniversary of the Diamond Agreement, (ii) 25% upon the completion of a capital raise of at least $2 million, (iii) 25% upon the one-year anniversary of the Diamond Agreement (iv) 25% upon our filing of our Annual Report on Form 10-K that reports $20 million in gross revenue. All unvested shares shall immediately vest in the event of a change of control of the Company. The term of Mr. Diamond’s employment agreement is from November 1, 2019 through Mr. Diamond’s resignation or termination by us under the following circumstances (i) upon the recommendation by the Board; (ii) a violation of the securities laws, or (iii) upon his incapacity or inability to perform all the duties set forth in this Agreement due to mental or physical disability. In the event of termination by us, Mr. Diamond will only be entitled to compensation owed through the date of termination and all Options that have not yet vested will be cancelled.

Phillip J. Keller, Chief Financial Officer

Effective March 17, 2021, the Company entered into an employment agreement with Mr. Phillip J. Keller for his services as our Chief Financial Officer (the “Keller Agreement”). Pursuant to the Keller Agreement the Company has agreed to pay Mr. Keller a base salary of $250,000, payable in accordance with the Company’s standard payroll procedures. In addition, Mr. Keller will be eligible to receive a bonus target of 25% of his base salary, at the sole discretion of the Compensation Committee of the Board. Mr. Keller’s base compensation shall accrue until such time as the Company has sufficient funding. Additionally, pursuant to the Keller Agreement, Mr. Keller has been awarded options to purchase up to 1 million shares of the Company’s Common Stock at an exercise price equal to $0.31, which was the closing stock price as of March 17, 2021, and issued pursuant to the Mitesco, Inc. 2021 Omnibus Securities and Incentive Plan. The Options vest pursuant to the following schedule: (a) 250,000 of the options shall vest upon the 90-day anniversary of the effective date of the Keller Agreement, (b) 250,000 of the options shall vest upon the Company’s completion of a $10 million raise, (c) 250,000 of the options shall vest on the one-year anniversary of the effective date of the Keller Agreement, and (d) 250,000 of the options shall vest once the Company files an Annual Report on Form 10-K that reports $20 million in gross revenue. Upon a change of control of the Company, any unvested options shall immediately vest.

The Keller Agreement is effective from March 17, 2021 until the earlier of Mr. Keller’s resignation or termination by us under the following circumstances (i) a vote of the majority of our directors; (ii) a violation of the securities laws, or (iii) upon his incapacity or inability to perform all the duties set forth in this Agreement due to mental or physical disability. In the event of termination by us, Mr. Keller will only be entitled to compensation owed through the date of termination and all Options that have not yet vested will be cancelled. The Keller Agreement also contains customary non-disclosure, non-compete and confidentiality provisions.

Jenny Lindstrom, Chief Legal Officer

Effective April 12, 2021, the Company entered into an employment agreement with Ms. I. Jenny Lindstrom for her services as our Chief Legal Officer (the “Lindstrom Agreement”). Pursuant to the Lindstrom Agreement the Company has agreed to pay Ms. Lindstrom a base salary of $250,000, payable in accordance with the Company’s standard payroll procedures. In addition, Ms. Lindstrom will be eligible to receive a bonus target of 25% of her base salary, at the sole discretion of the Compensation Committee of the Board. Ms. Lindstrom’s base compensation shall accrue until such time as the Company has sufficient funding. Additionally, pursuant to the Lindstrom Agreement, Ms. Lindstrom has been awarded options to purchase up to 1 million shares of the Company’s Common Stock at an exercise price equal to $0.31, which was the closing stock price as of April 12, 2021, and issued pursuant to the Mitesco, Inc. 2021 Omnibus Securities and Incentive Plan. The Options vest pursuant to the following schedule: (a) 250,000 of the options shall vest upon the 90-day anniversary of the effective date of the Lindstrom Agreement, (b) 250,000 of the options shall vest upon the Company’s completion of a $10 million raise, (c) 250,000 of the options shall vest on the one-year anniversary of the effective date of the Lindstrom Agreement, and (d) 250,000 of the options shall vest once the Company files an Annual Report on Form 10-K that reports $20 million in gross revenue. Upon a change of control of the Company, any unvested options shall immediately vest.

The Lindstrom Agreement is effective from April 12, 2021 until the earlier of Ms. Lindstrom’s resignation or termination by us under the following circumstances (i) a vote of the majority of our directors; (ii) a violation of the securities laws, or (iii) upon his incapacity or inability to perform all the duties set forth in this Agreement due to mental or physical disability. In the event of termination by us, Ms. Lindstrom will only be entitled to compensation owed through the date of termination and all Options that have not yet vested will be cancelled. The Lindstrom Agreement also contains customary non-disclosure, non-compete and confidentiality provisions.

Pension Benefits; Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not offer pension benefits, non-qualified contribution, or other deferred compensation plans to our executive officers.

Outstanding Equity Awards at December 31, 2021

The following table shows for the fiscal year ended December 31, 2021, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Options
Name and Principal		Options (#)	Options (#)	Exercise	Option
Position	Grant Date	Exercisable	Unexercisable	Price ($)	Expiry Date
Lawrence Diamond	July 21, 2021	-	1,500,000	$0.25	July 21, 2031

Phillip Keller	March 17, 2021	250,000	750,000	$0.31	March 17, 2031
	July 21, 2021	-	750,000	$0.25	July 21, 2031

Jenny Lindstrom	April 12, 2021	250,000	750,000	$0.31	March 17, 2031
	July 21, 2021	-	750,000	$0.25	July 21, 2031

Director Compensation

The following table sets forth, for the year ended December 31, 2021, information relating to the compensation of each director who served on our Board of Directors during the fiscal year and who was not a named executive officer. This compensation was for their role as Director of the Company within the fiscal year.

		Fees				Nonqualified
		Earned or			Non-Equity	Deferred	All
		Paid in	Stock	Options	Incentive Plan	Compensation	Other
Name and Principal		Cash ($)	Awards	Awards	Compensation	Earnings	Compensation	Total
Position		($)	($)	($)	($)	($)	($)	($)
Thomas Brodmerkel		30,000	-	52,430	-	-	-	82,430
Dr. H. Faraz Naqvi		30,000	-	41,944	-	-	-	71,944
Juan Carlos Iturregui		30,000	-	38,798	-	-	-	68,798
Sheila Schweitzer	(a)	17,500	-	255,205	-	-	-	272,705
Ron Riewold	(b)	12,500	-	-	-	-	-	12,500

(a)	Ms. Sheila Schweitzer was appointed to the Board of Directors on June 1, 2021.
(b)	Mr. Ron Riewold resigned from the Board of Directors effective June 1, 2021.

The table below shows the aggregate number of option awards outstanding at fiscal year-end for each of our current and former non-employee directors.

		Number of
		Outstanding Options
Name and Principal		As of
Position		December 31, 2021
Thomas Brodmerkel		1,350,000
Dr. H. Faraz Naqvi		200,000
Juan Carlos Iturregui		185,000
Sheila Schweitzer	(a)	1,035,000
Ron Riewold	(b)	683,332

(a)	Ms. Sheila Schweitzer was appointed to the Board of Directors on June 1, 2021.
(b)	Mr. Ron Riewold resigned from the Board of Directors effective June 1, 2021.

Outstanding Equity Awards at Fiscal Year-Ended December 31, 2021

On December 31, 2020, the Compensation Committee of the Board approved the Mitesco Inc. 2021 Omnibus Securities and Incentive Plan, or the “2021 Plan”. The 2021 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock-based awards, collectively, the “stock awards.” Stock awards may be granted under the 2021 Plan to our employees, directors, and consultants. Up to 18,295,000 shares of stock awards have been approved for issuance under the 2021 Plan.  In December of 2021, the Company adopted the 2022 Omnibus Securities and Incentive Plan which allows for issuance of up to 30,000,000 awards, none have been issued under the 2022 plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by security holders	4,451,211	$0.03
Equity compensation plans approved by security holders	14,295,000	$0.51	30,000,000
Total	18,746,211	$0.50	30,000,000

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2019 and all currently proposed transactions, to which we have been a participant, in which:

●	the amounts exceeded or will exceed $120,000; and

●

any of the directors, executive officers, or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest other than as set forth under “Executive Compensation.”

On December 31, 2019, the Company issued a total of 26,227 shares of Series X Preferred Stock in settlement of various liabilities. The shares of Series X Preferred Stock were issued as follows:

●	1,200 shares to Mr. Ronald Riewold, issued in lieu of deferred compensation in the aggregate amount of $41,675.

●	2,000 shares to Mr. Larry Diamond, issued in lieu of deferred compensation in the aggregate amount of $69,458.

●	2,000 shares to Ms. Julie R. Smith, issued in lieu of deferred compensation in the aggregate amount of $69,458. NOTE: These shares have subsequently been cancelled.

●	2,884 shares to Mr. James Crone, issued in lieu of deferred compensation in the aggregate amount of $100,158.

●	2,400 shares to Mr. Louis Deluca, issued in lieu of deferred compensation in the aggregate amount of $83,350.

On December 31, 2020, the Company issued 2,151,204 shares of Common Stock as payment for dividends accrued on its Series X Preferred Stock in the amount of $65,568. Of this amount, a total of 262,478 shares in the amount of $8,000 were issued to officers and directors; 1,025,514 shares in the amount of $31,528 were issued to a consultant; and 863,212 shares in the amount of $26,310 were issued to non-related parties.

Director Independence

Our Board of Directors has determined that Tom Brodmerkel, Juan Carlos Iturregui, Faraz Naqvi and Sheila Schweitzer are all “independent” as that term is defined under applicable SEC rules and regulations.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of April 22, 2022, regarding the beneficial ownership of our Common Stock, Series C Preferred Stock and Series X Preferred Stock by (i) each person (including any “group” as such term is used in Section 13(d)(3) of the Exchange Act) known by us to be a beneficial owner of more than 5% of our common stock, (ii) each of our directors and “named executive officers;” and (iii) all of our directors and executive officers as a group. At April 8, 2022, we had 220,665,115 shares of Common Stock issued and outstanding 1,000,000 preferred Stock issued and outstanding having an aggregate of 8,400,000 votes, and 24,227 shares of Series X Preferred Stock issued and outstanding, having an aggregate of 484,540,000 votes. Unless otherwise indicated, the address of each of the stockholders listed is 1660 Highway 100 South, Suite 432, Saint Louis Park, Minnesota 55416. Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of Common Stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the Record Date and shares of Common Stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Class” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock Beneficially Owned	Number of Shares of Series X Preferred Stock	Percentage of Series X Preferred Stock	Number of Shares of Series C Preferred Stock	Percent of Series C Preferred Stock	Number of Shares of Series D Preferred Stock	Percent of Series D Preferred Stock

Directors and Officers
Ronald Riewold (Director)(1)	2,198,431	1%	1,200	5%
Tom Brodmerkel (Director)(2)	1,325,000	*	-	--
Larry Diamond (Director, Officer)(3)	8,197,482	3%	2,000	8%
Juan Carlos Iturregui (Director)(4)	1,285,000	*	12,503	52%
Phillip Keller (6)	1,770,000	1%	-	--
Jenny Lindstrom (6),(9)	1,970,250	1%	-	--			25,000	1%
Faraz Naqvi (Director)(2)	1,300,000	*	--	--
Sheila Schweitzer (6)	1,035,000	*	-	--
Current Executive Officers and Directors as a group (8 Persons)	19,081,163	7%	15,703	65%			25,000	1%

5% or more shareholders
James Crone	0	--	2,884	12%
Louis DeLuca	0	--	2,400	10%
Anglo Irish Management LLC (5)	1,025,514	*	12,503	52%
Frank Lightmas	0	--	3,204	13%
Cavalry Fund I, LLP(7)	15,420,000	6%			1,000,000	100%	750,000	24%
Mercer Street Global Opportunity Fund (8)	6,607,500	2%					750,000	24%

(1)	Consists of 2,198,431 shares of common stock and options to purchase an additional 683,332 shares of common stock.

(2)	Consists of options to purchase 1,325,000 shares of common stock.

(3)	Consists of 6,508,271 shares of common stock and options to purchase an additional 1,500,000 shares of common stock.

(4)	Consists of 1,100,000 shares of common stock and options to purchase and options to purchase an additional 185,000 shares owned directly by Mr. Iturregui.

(5)

Based solely on a Schedule 13D filed by Anglo Irish Management LLC (“Anglo”), Anglo received 1,025,514 shares of common stock as interest earned on shares of the Series X Preferred Stock and owns 12,503 shares of Series X Preferred. Daniel Hollis is the Manager of Anglo-Irish Management LLC, and its business address is 9057A Selbourne Lane, Chatt Hills, GA 30268.

(6)	Consists of option to purchase common shares.

(7)

Cavalry Fund I LP owns 1,000,000 shares of Series C Preferred Stock. Includes 4,200,000 shares of common stock issuable upon conversion of the Series C Preferred Stock and 2,100,000 shares of common stock issuable exercise of the Series A Warrants and 2,100,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The fund also owns 750,000 shares of Series D Preferred Stock. Includes 6,300,000 shares of common stock issuable upon conversion of the Series D Preferred Stock and 3,150,000 shares of common stock issuable exercise of the Series A Warrants and 3,150,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company. Thomas P. Walsh is the manager of Cavalry Fund I LP and its principal business address is 82 E, Allendale Rd., Suite 5B, Saddle River, NJ 07458.

(8)

Mercer Street Global Opportunity Fund Includes 6,300,000 shares of common stock issuable upon conversion of 750,000 shares of Series D Preferred Stock and 3,150,000 shares of common stock issuable exercise of the Series A Warrants and 3,150,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company. Jonathan Juchno is the Chair of the Investment Committee of Mercer Street Global Opportunity Fund, LLC, and its principal business address is 107 Grand Street, 7th Floor, New York, New York 10013.

(9)

Ms. Lindstrom the Companies Chief Legal Officer includes 210,000 shares of common stock issuable upon conversion of 25,000 shares of Series D Preferred Stock and 105,000 shares of common stock issuable exercise of the Series A Warrants and 105,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company.

Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of Common Stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record date, and shares of Common Stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Class” column of the table may include shares that are not presently outstanding, the total of the percentages set forth in such column may exceed 100%.

DESCRIPTION OF CAPITAL STOCK

General

The total number of shares of all classes of shares which we have authority to issue is 600,000,000 of which 500,000,000 shares are designated as “Common Stock” with a par value of $0.01 per share, and 100,000,000 shares are designated as “preferred stock.”

As of December 31, 2021, we had 213,333,170 issued and outstanding shares of Common Stock, no shares of our Series A Preferred Stock issued or outstanding, 24,227 shares of our Series X Preferred Stock issued and outstanding and 940,644 shares of our Series C Preferred Stock issued, and 3,100,000 of our Series D Preferred Stock outstanding preferred stock issued and outstanding. Upon completion of this offering and up listing to NASDAQ there will no longer be any preferred shares in the Company outstanding as all classes of preferred stock will be exchanged for common stock and the preferred shares extinguished.

Description of Common Stock

Authorized Shares of Common Stock. We currently have authorized 500,000,000 shares of Common Stock.

Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our Common Stock entitled to vote in the election of directors can elect all the directors standing for election.

Dividends. Subject to preferences that may be applicable to shares of Preferred Stock then outstanding, if any, the holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividends.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any.

Rights and Preferences. The rights, preferences, and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Preemptive or Similar Rights. Our Common Stock has no preemptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our Common Stock.

Fully Paid and Nonassessable. All our issued and outstanding shares of Common Stock are fully paid and nonassessable.

Description of our Preferred Stock

General

We currently have authorized 100,000,000 shares of preferred stock, of which (a) 500,000 shares have been designated as 10% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”), of which none are currently issued or outstanding; (b) 400,000 shares have been designated as 10% Series X Cumulative Redeemable Perpetual Preferred Stock (the “Series X Preferred Stock”), of which 24,227 are currently issued our outstanding; and (c) 3,000,000 shares have been designated as 6% Series C Preferred Stock (the “Series C Preferred Stock”), of which 940,644 are currently issued or outstanding and (d) 6% Series D Preferred Stock (the “Series D Preferred Stock”) 10,000,000 authorized and 3,100,000 outstanding.

Series A Preferred Stock

There are no Series A Preferred shares issued at this time.

Ranking. The Series A Preferred Stock ranks senior to any series or class of Common Stock of the Company but junior to each of the Series X Preferred Stock, Series B and Series C Preferred Stock.

Voting Rights. Other than requiring the consent of two-thirds of the then outstanding Series A Preferred Stock, voting as a single class, on certain matters that may be impede on the rights and privileges of the holders of our Series A Preferred Stock, and as otherwise required by law, the holders of our Series A Preferred Stock have no voting rights.

Dividends. Subject to preferences that may be applicable to shares of Series C Preferred Stock and Series X Preferred Stock then outstanding, if any, the holders of our Series A Preferred stock are entitled to receive dividends at a rate of 10% on $25.00 per share of the Series A Preferred Stock per annum (equivalent to $2.50 per share, per annum). Such dividend shall accrue and shall be cumulative from the issue date and shall be payable in monthly arrears on the 15th day of each month.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our Series A Preferred stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any, with a $25.00 liquidation preference per share, plus an amount equal to any accumulated and unpaid dividends prior to any distributions to our Common Stock holders or any other class or series of capital stock that may rank junior to the Series A Preferred Stock. Such liquidation preference is subject to adjustments for stock splits, combinations, or similar events.

Rights and Preferences. The rights, preferences, and privileges of holders of our Series A Preferred Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock, including the Series C Preferred Stock and Series X Preferred Stock that we may designate and issue in the future.

Redemption Rights. The Series A Preferred Stock is not redeemable by the company prior to March 3, 2023. On or after March 23, 2023, we may, at our option, upon at least 30 days’ but not more than 60 days’ notice, redeem the Series A Preferred Stock, in whole or in part for cash at a redemption price of $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon. If such a redemption is due to a change of control, then such redemption price can only be paid with cash, otherwise, the redemption price may be paid out of cash or issuance of other equity at our option.

Preemptive or Similar Rights. Our Series A Preferred Stock has no preemptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our Common Stock.

Fully Paid and Nonassessable. All our issued and outstanding shares of Series A Preferred Stock are fully paid and nonassessable.

Series X Preferred Stock

Simultaneously with this offering all Series X Preferred shared will automatically convert to Series D Preferred shares.  There will be no Series X Preferred shares outstanding upon completion of this offering and a listing on NASDAQ and as a result the “super” voting rights of the Series X Preferred shares will not exist.

As of the date of this filing there are 24,277 shares of Series X Preferred Stock outstanding.

Ranking. The Series X Preferred Stock ranks pari passu with the Series C Preferred Stock, senior to the Series A Preferred Stock and senior to all classes or series of Common Stock.

Voting Rights. Holders of the Series X Preferred Stock have “super” voting rights such that on each matter on which holders of the our stock are entitled to vote, each share of Series X Preferred Stock will be entitled to twenty thousand (20,000) votes, subject to any adjustment for stock splits or dividends subsequent to issuance, except that when shares of any other class or series of Preferred Stock we may issue have the right to vote with the Series X Preferred Stock as a single class on any matter, the Series X Preferred Stock and the shares of each such other class or series will have twenty thousand (20,000) votes for each $25.00 of liquidation preference (excluding accumulated dividends).

Dividends. Holders of shares of the Series X Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, or at our option through the issuance of shares of restricted Common Stock, cumulative cash, or Common Stock, at the rate of 10% on $25.00 per share of each Series X Preferred Stock, per annum (equivalent to $2.50 per share per annum). Such dividends shall accrue daily and be cumulative as of the issuance date of such Series X Preferred Stock and shall be payable monthly in arrears on the 15th day of each month.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our Series X Preferred stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any, with a $25.00 liquidation preference per share, plus an amount equal to any accumulated and unpaid dividends prior to any distributions to our Common Stock holders or any other class or series of capital stock that may rank junior to the Series X Preferred Stock. Such liquidation preference is subject to adjustments for stock splits, combinations, or similar events.

Rights and Preferences. The rights, preferences, and privileges of holders of our Series X Preferred Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate and issue in the future that may rank senior to the Series X Preferred Stock.

Redemption Rights. On or after December 31, 2022, or the occurrence of a change of control, we may, at our option, upon at least 30 days’ but not more than 60 days’ notice, redeem the Series X Preferred Stock, in whole or in part for cash at a redemption price of $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon. If such a redemption is due to a change of control, then such redemption price can only be paid with cash, otherwise, the redemption price may be paid out of cash or issuance of other equity at our option.

Preemptive or Similar Rights. Our Series X Preferred Stock has no preemptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our Common Stock.

Fully Paid and Nonassessable. All our issued and outstanding shares of Series X Preferred Stock are fully paid and nonassessable.

Upon completion of this offering the holders of the Series X Preferred stock have agreed to convert their holdings into ___ shares of Series D Preferred stock, which will immediately be exchanged for _____ shares of common stock, in aggregate. They will also hold five (5) year warrants for __ shares of common stock with a price of $.50 per share, and ___ shares of common stock at $.75 per share in total. The existing shares of Series X Preferred stock will then be extinguished, along with their voting rights, and there will be no shares of Series X Preferred stock issued or outstanding.

Series C Preferred Stock

Upon completion of this offering and a listing on NASDAQ there will be no shares of Series C Preferred stock issued or outstanding.

As of the date of this filing there are 940,644 shares of Series C Preferred Stock outstanding.

Ranking. The Series C Preferred Stock and the Series D Preferred, discussed below, ranks senior to all other preferred stock of the Company except in relation to the Series X Cumulative Redeemable Perpetual Preferred Stock, which ranks pari passu to the Series C Preferred Stock, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Voting Rights. Holders of the Series C Preferred Stock have the right to vote on any matter presented to holders of our Common Stock for their action or consideration at any meeting of the stockholders (or by written consent of stockholders in lieu of meeting), each holder of our Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C preferred Stock held by such holder, as described below, are convertible as of the record date for determining stockholders entitled to vote on (or consent to) such matter, voting with the Common Stock as a single class.

Conversion. Each holder of our Series C Preferred Stock is entitled to convert their shares of Series C Preferred Stock, in whole or in part, at the Conversion Rate, which is determined by dividing the Conversion Amount (the Stated Value of $1.05, plus any accrued but unpaid dividends) by the Conversion Price ($0.25 per share). In addition, upon certain triggering events, the holders of our Series C Preferred Stock have the right to convert their Series C Preferred Stock at the lesser of the Conversion Price or 75% of the average VWAP for the five trading days prior to the date of the notice of conversion. The Conversion Price is subject to adjustment upon certain stock splits and recapitalization as well as upon the sale of Common Stock or Common Stock Equivalents. Each share of the Series C Preferred Stock is convertible at the option of the holder thereof, or automatically or upon the closing of an underwritten offering of at least $10 million of the Company’s securities or upon listing of the Company’s Common Stock on a national securities exchange.

Dividends. Each share of Series C Preferred Stock accrues dividends on a quarterly basis in arrears, at the rate of 6% per annum of the Stated Value ($1.05 per share plus any accrued but unpaid dividends) and is to be paid within 15 days after the end of each of our fiscal quarters. Each holder of the Series C Preferred Stock is entitled to receive dividends or distributions on each share of the Series C Preferred Stock on an as converted into Common Stock basis when and if dividends are declared on the Common Stock by our Board of Directors.

Liquidation Rights. The holders of our Series C Preferred stock are entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of capital stock that rank junior to the Series C Preferred Stock, but pari passu with any shares of capital stock that have a parity ranking with the Series C Preferred stock (“Parity Stock”) then outstanding, an amount per share of Series C Preferred Stock equal to the greater of (A) the Conversion Amount on the date of such payment or (B) the amount per share such holder of the Series C Preferred Stock would receive if such holder converted their Series C Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of the Series C Preferred Stock and holders of shares of Parity Stock, then each holder Series C Preferred Stock and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C Preferred Stock and all holders of shares of Parity Stock. All such amounts shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of capital stock that may rank junior to that of the Series C Preferred Stock Junior Stock.

Rights and Preferences. The rights, preferences, and privileges of holders of our Series C Preferred Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate and issue in the future that may rank senior to the Series C Preferred Stock.

Redemption Rights. Upon receipt of a conversion notice, we have the right (but not the obligation) to redeem all or part of the Series C Preferred Stock (which the applicable holder of the Series C Preferred Stock is seeking to convert) at a price per share equal to the product of 125% of the (1) Stated Value plus (2) the Additional Amount (the “Redemption Price”). If we decide to exercise the redemption right, within one trading day, we shall deliver written notice to such holder(s) of Series C Preferred Stock that the Series C Preferred Stock will be redeemed (the “Redemption Notice”) on the date that is three trading days following the date of the Redemption Notice (such date, the “Redemption Date”). On the Redemption Date, we shall redeem the shares of Series C Preferred Stock specified in such request by paying in cash therefor a sum per share equal to the Redemption Price. In no event shall a Redemption Notice be given if we may not lawfully redeem our capital stock. On or before the Redemption Date, the Redemption Price for such shares shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable holder.

Price Adjustments Protection. The conversion price is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock. Other than for certain exempt issuances, in the event we issue or sell any securities, including options or convertible securities, or amend outstanding securities, at an effective price, with an exercise price or at a conversion price less than the Conversion Price, then the Conversion Price shall be reduced to such lower price.

Preemptive or Similar Rights Additionally, except for a public offering or certain exempt issuances of our securities, holders of the Series C Preferred Stock shall have the right to participate in any offering of our Common Stock or Common Stock Equivalents (as defined in the COD) in a transaction exempt from registration under the Securities Act in an amount equal to an aggregate of 30% of the financing on the same terms, conditions and price provided to investors in such an offering, such right shall expire on the 15 month anniversary of the issuance date of the Series C Preferred Stock. Further, until the earlier of 18 months from the issuance date of the Series C Preferred Stock  and the date that there are less than 20% of the shares of  Series C Preferred Stock  outstanding, the Investors have most favored nations protection in the event we issue or sell Common Stock or Common Stock Equivalents that the Investors believe are more favorable than the terms and conditions under the Private Placement.

Fully Paid and Nonassessable. All our issued and outstanding shares of Series C Preferred Stock are fully paid and nonassessable.

Upon completion of this offering the holders of the Series C Preferred stock will be required to convert their holdings into ___ shares of common stock in aggregate. They will also hold five (5) year warrants for __ shares of common stock with a price of $.50 per share, and ___ shares of common stock at $.75 per share in total. The existing shares of Series C Preferred stock will then be extinguished and there will be no shares of Series C Preferred stock issued or outstanding.

Series D Preferred Stock

Upon completion of this offering and a listing on NASDAQ there will be no shares of Series D Preferred stock issued or outstanding.

As of the date of this filing there are 10,000,000 authorized and 3,100,000 shares of Series D Preferred Stock outstanding.

Ranking. The Series D Preferred Stock and the Series C Preferred Stock ranks senior to all other preferred stock of the Company except in relation to the Series X Cumulative Redeemable Perpetual Preferred Stock, which ranks pari passu to the Series D Preferred Stock, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Voting Rights. Holders of the Series D Preferred Stock have the right to vote on any matter presented to holders of our Common Stock for their action or consideration at any meeting of the stockholders (or by written consent of stockholders in lieu of meeting), each holder of our Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D preferred Stock held by such holder, as described below, are convertible as of the record date for determining stockholders entitled to vote on (or consent to) such matter, voting with the Common Stock as a single class.

Conversion. Each holder of our Series D Preferred Stock is entitled to convert their shares of Series D Preferred Stock, in whole or in part, at the Conversion Rate, which is determined by dividing the Conversion Amount (the Stated Value of $1.05, plus any accrued but unpaid dividends) by the Conversion Price ($0.25 per share). In addition, upon certain triggering events, the holders of our Series C Preferred Stock have the right to convert their Series D Preferred Stock at the lesser of the Conversion Price or 75% of the average VWAP for the five trading days prior to the date of the notice of conversion. The Conversion Price is subject to adjustment upon certain stock splits and recapitalization as well as upon the sale of Common Stock or Common Stock Equivalents. Each share of the Series D Preferred Stock is convertible at the option of the holder thereof, or automatically or upon the closing of an underwritten offering of at least $10 million of the Company’s securities or upon listing of the Company’s Common Stock on a national securities exchange.

Dividends. Each share of Series D Preferred Stock accrues dividends on a quarterly basis in arrears, at the rate of 6% per annum of the Stated Value ($1.05 per share plus any accrued but unpaid dividends) and is to be paid within 15 days after the end of each of our fiscal quarters. Each holder of the Series C Preferred Stock is entitled to receive dividends or distributions on each share of the Series D Preferred Stock on an as converted into Common Stock basis when and if dividends are declared on the Common Stock by our Board of Directors.

Liquidation Rights. The holders of our Series D Preferred stock are entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of capital stock that rank junior to the Series C Preferred Stock, but pari passu with any shares of capital stock that have a parity ranking with the Series D Preferred stock (“Parity Stock”) then outstanding, an amount per share of Series D Preferred Stock equal to the greater of (A) the Conversion Amount on the date of such payment or (B) the amount per share such holder of the Series C Preferred Stock would receive if such holder converted their Series C Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of the Series C Preferred Stock and holders of shares of Parity Stock, then each holder Series D Preferred Stock and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series D Preferred Stock and all holders of shares of Parity Stock. All such amounts shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of capital stock that may rank junior to that of the Series C Preferred Stock Junior Stock.

Rights and Preferences. The rights, preferences, and privileges of holders of our Series D Preferred Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate and issue in the future that may rank senior to the Series D Preferred Stock.

Redemption Rights. Upon receipt of a conversion notice, we have the right (but not the obligation) to redeem all or part of the Series D Preferred Stock (which the applicable holder of the Series D Preferred Stock is seeking to convert) at a price per share equal to the product of 125% of the (1) Stated Value plus (2) the Additional Amount (the “Redemption Price”). If we decide to exercise the redemption right, within one trading day, we shall deliver written notice to such holder(s) of Series D Preferred Stock that the Series D Preferred Stock will be redeemed (the “Redemption Notice”) on the date that is three trading days following the date of the Redemption Notice (such date, the “Redemption Date”). On the Redemption Date, we shall redeem the shares of Series D Preferred Stock specified in such request by paying in cash therefor a sum per share equal to the Redemption Price. In no event shall a Redemption Notice be given if we may not lawfully redeem our capital stock. On or before the Redemption Date, the Redemption Price for such shares shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable holder.

Price Adjustments Protection. The conversion price is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock. Other than for certain exempt issuances, in the event we issue or sell any securities, including options or convertible securities, or amend outstanding securities, at an effective price, with an exercise price or at a conversion price less than the Conversion Price, then the Conversion Price shall be reduced to such lower price.

Preemptive or Similar Rights Additionally, except for a public offering or certain exempt issuances of our securities, holders of the Series D Preferred Stock shall have the right to participate in any offering of our Common Stock or Common Stock Equivalents (as defined in the COD) in a transaction exempt from registration under the Securities Act in an amount equal to an aggregate of 30% of the financing on the same terms, conditions and price provided to investors in such an offering, such right shall expire on the 15 month anniversary of the issuance date of the Series D Preferred Stock. Further, until the earlier of 18 months from the issuance date of the Series D Preferred Stock  and the date that there are less than 20% of the shares of  Series D Preferred Stock  outstanding, the Investors have most favored nations protection in the event we issue or sell Common Stock or Common Stock equivalents that the Investors believe are more favorable than the terms and conditions under the Private Placement.

Upon completion of this offering the holders of the Series D Preferred stock will be required to convert their holdings into ___ shares of common stock in aggregate. They will also hold five (5) year warrants for __ shares of common stock with a price of $.50 per share, and ___ shares of common stock at $.75 per share, in total. The existing shares of Series D Preferred stock will then be extinguished and there will be no shares of Series C Preferred stock issued or outstanding.

Anti-Takeover Effects of Our Charter Documents and Some Provisions of Delaware Law

Delaware Law

We are incorporated in the State of Delaware. As a result, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the Board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of Common Stock outstanding are able to elect all our directors.

In addition, our Certificate of Incorporation provides that at any regularly scheduled meeting of our stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the meeting (a) by, or at the direction of, the Board of Directors, or (b) by any stockholder of the corporation who complies with the advance notice procedures set forth in writing.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Since our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Our Board of Directors is authorized to issue up to 100,000,000 shares of Preferred Stock. Our Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of Preferred Stock. The issuance of any series of Preferred Stock having rights superior to those of our Common Stock may result in a decrease in the value or market price of the Common Stock and could further be used by the Board as a device to prevent a change in control favorable to us. Holders of Preferred Stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such Preferred Stock could make the possible takeover of us or the removal of management more difficult, and adversely affect the voting and other rights of the holder of our Common Stock or depress the market price of the Common Stock.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. Therefore, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Transfer Agent and Registrant

Our transfer agent is Transhare Corporation located at 2849 Executive Dr., Suite 200, Clearwater, Florida 33762. Their phone number is (303) 662-1112.

Trading Market

Our Common Stock is quoted on the OTCQB with the symbol “MITI.” We have applied to list our Common Stock on the Nasdaq Capital Market under the symbol “MITI.” We will not proceed with this offering in the event our Common Stock is not approved for listing on the Nasdaq Capital Market though we will continue to seek financing for our expansion and operating needs in the equity market, or with debt instruments.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to shares of our Common Stock.

Common Stock

The material terms and provisions of our Common Stock and each other class of our securities which qualifies or limits our Common Stock are described under the caption “Description of our Capital Stock” in this prospectus.

Representative’s Warrants

We have agreed to issue to the Representative or its designees, at the closing of this offering, warrants to purchase up to a total of            shares of Common Stock (5% of the number of shares of Common Stock sold in this offering). The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(A). The Representative’s Warrants are exercisable at a per share price equal to 150% of the public offering price per share in the offering. The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. The Representative’s Warrants will provide for cashless exercise and customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110, and the number of shares underlying the Representative’s Warrants shall be reduced, or the exercise price increased, if necessary, to comply with FINRA rules or regulations. Further, the Representative’s Warrants will provide for a one-time demand registration right and unlimited piggyback rights in the event the registration statement of which this prospectus forms a part is no longer effective.

SHARES ELIGIBLE FOR FUTURE SALE

Overview

As of the date of this offering our Common Stock has only been traded on the OTC/QB Market. In connection with this offering, we have applied to apply to list our Common Stock on the Nasdaq Capital Market. No assurance can be given that our application will be approved. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our Common Stock. Upon completion of this offering, we will have an aggregate of [___] shares of Common Stock issued and outstanding, assuming the underwriter does not exercise its over-allotment option. All the Common Stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than by our affiliates.

Certain of the shares of Common Stock after the offering will be held by our existing shareholders. Upon consummation of the offering, approximately [__] % of our issued and outstanding Common Stock will be subject to such lock-up agreements.

Lock-up Agreements

We, all of our directors and executive officers who are holders of all of our outstanding Common Stock signed lock-up agreements in connection with this offering, pursuant to which, subject to certain exceptions, they agreed not to sell or otherwise dispose of their shares of Common Stock or any securities convertible into or exchangeable for Common Stock for a period of at least 90 days after the date of the pricing of our initial public offering without the prior written consent of the underwriter.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Common Stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our Common Stock then outstanding; and
●	the average weekly trading volume in our Common Stock on the during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price more than $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

Under Rule 144, a person who is not an affiliate of ours at the time of sale and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our Common Stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Form S-8 Registration Statement

Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register up the Common Stock issued or reserved for issuance under our 2022 Plan. The registration statement on Form S-8 will become effective automatically upon filing. Common Stock issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting and lock-up provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to a lock-up, in which case, immediately after the term of the lock-up expires.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE COMMON STOCK INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our Common Stock acquired in this offering by a “non-U.S. holder” (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or rising out of other non-income tax rules, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

• banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

• persons subject to the alternative minimum tax or the tax on net investment income;

• persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement;

• tax-exempt organizations or governmental organizations;

• pension plans and tax-qualified retirement plans;

• controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

• partnerships or other entities or arrangements treated as partnership for U.S. federal income tax purposes (and investors therein);

• brokers or dealers in securities or currencies;

• traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

• persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

• certain former citizens or long-term residents of the United States;

• persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

• persons who hold or receive our Common Stock pursuant to the exercise of any option or otherwise as compensation;

• persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for in21vestment); and

• persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity, or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our Common Stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock through a partnership or other such entity, as applicable.

This summary is for informational purposes only and is not tax advice. Each non-U.S. holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying any dividends on our Common Stock following the completion of this offering. However, if we do make distributions of cash or property on our Common Stock to non-U.S. holders, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will first constitute a return of capital and will reduce each non-U.S. holder’s adjusted tax basis in our Common Stock, but not below zero. Any additional excess will then be treated as capital gain from the sale of stock, as discussed under “Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income, and backup withholding and Compliance Act, or FATCA, withholding, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. To receive a reduced treaty rate, such non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate. A non-U.S. holder of shares of our Common Stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If such non-U.S. holder holds our Common Stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends received by a non-U.S. holder that are treated as effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if a non-U.S. holder is a corporation, dividends such non-U.S. holder receives that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Each non-U.S. holder should consult its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●

the gain is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

●

such non-U.S. holder is an individual who is present in the United States for an aggregate 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●

our Common Stock constitutes a United States real property interest, or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, if our Common Stock is regularly traded on an established securities market, your Common Stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than 5% of such regularly traded Common Stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock.

A non-U.S. holder described in the first bullet above will be required to pay U.S. federal income tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates. Such a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items. A lower rate may be specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses of such non-U.S. holder for the taxable year, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Each non-U.S. holder should consult its own tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such non-U.S. holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to such non-U.S. holder. Pursuant to any applicable income tax treaty or other agreement, the IRS may make such report available to the tax authority in such non-U.S. holder’s country of residence.

Dividends paid by us (or our paying agent) to a non-U.S. holder may also be subject to backup withholding at a current rate of 24%.

Such information reporting and backup withholding requirements may be avoided, however, if such non-U.S. holder establishes an exemption by providing a properly executed, and applicable, IRS Form W-8, or otherwise establishes an exemption. Generally, such information reporting and backup withholding requirements will not apply to a non-U.S. holder where the transaction is effected outside the United States, through a non-U.S. office of a non-U.S. broker. Notwithstanding the foregoing, backup withholding, and information reporting may apply, however, if the applicable withholding agent has actual knowledge, or reason to know, that such non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 to 1474 of the Code, Treasury Regulations issued thereunder and related official IRS guidance, commonly referred to as FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on our Common Stock paid to a “foreign financial institution” (as defined under FATCA, and which may include banks, traditional financial institutions, investment funds, and certain holding companies), unless such institution enters into an agreement with the U.S. Department of the Treasury to, among other things, identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined under FATCA), report annually substantial information about such accounts, and withhold on certain payments to non-compliant foreign financial institutions and certain other account holders. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our Common Stock paid to a “non-financial foreign entity” (as specially defined under FATCA), unless such entity provides identifying information regarding each direct or indirect “substantial United States owners” (as defined under FATCA), certifies that it does not have any substantial United States owners, or otherwise establishes an exemption. Accordingly, the institution or entity through which our Common Stock is held will affect the determination of whether such withholding is required.

The withholding obligations under FATCA generally apply to dividends on our Common Stock. Such withholding will apply regardless of whether the beneficial owner of the payment otherwise would be exempt from withholding pursuant to an applicable tax treaty with the United States, the Code, or other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Under proposed regulations, FATCA withholding on payments of gross proceeds has been eliminated. These proposed regulations are subject to change.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors are encouraged to consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Common Stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their circumstances. Each prospective investor should consult its own tax advisor regarding the U.S. federal, state, and local and non-U.S. tax consequences of purchasing, holding, and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

[    ] (the “Representative”) is acting as representative of the underwriters of the offering. We have entered into an underwriting agreement dated                  , 2022 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Number of Shares
{ }

Total

The underwriters are committed to purchase all the shares of Common Stock offered by us, other than those covered by the over-allotment option to purchase additional shares of Common Stock described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of Common Stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of             additional shares of Common Stock (equal to __% of the Common Stock sold in the offering) at the public offering price per share, less underwriting discounts, and commissions, solely to cover over-allotments, if any. The purchase price to be paid per additional share of Common Stock shall be equal to the public offering price of one share, less the underwriting discount.

Discounts, Commissions and Reimbursement

The following table shows the per share and total underwriting discounts and commissions and expense allowance to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (_%)	$	$	$
Non-accountable expense allowance (_%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)      We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received in this offering (excluding the over-allotment option).

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $        per share. If all the shares offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have also agreed to pay all expenses relating to the offering, including: (a) all filing fees and expenses relating to the registration of the shares with the Commission; (b) all fees and expenses relating to the listing of the Company’s shares on the Nasdaq Capital Market; (c) all fees associated with the review of the offering by FINRA; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of shares offered under “blue sky” securities laws or the securities laws of foreign jurisdictions designated by the Representative; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions; (f) the costs of mailing and printing the offering materials; (g) transfer and/or stamp taxes, if any, payable upon our transfer of the shares to the Representative; and (h) the fees and expenses of our accountants; and (i) actual accountable expenses of the Representative not to exceed $125,000, which amount includes expenses for the Representative’s legal counsel and road show expenses.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $[●].

The final Underwriting Agreement will be in a form satisfactory to the Company and {     } and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for such Offerings. The Company understands that any Underwriting Agreement will be subject to FINRA review and approval and will be subject to any revisions required by FINRA. The actual size of the Offering, the precise number of Securities to be offered by the Company, and the offering price per Security shall be the subject of continuing negotiations between the Company and {     } and will depend upon the capitalization of the Company (at the time of the Offering) being acceptable to {     }, general market and economic conditions, a review and finalization of audited financial statements and formal financial projections of the Company, as well as other factors which {     } deems relevant in its discretion. {     } may: (i) with the Company’s approval (not to be unreasonably withheld, conditioned, or delayed), create an underwriting syndicate for the Offering comprised of {     } representatives who are members of FINRA; (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering; and/or (iii) offer Securities to such dealers at less than the public Offering price.

Representative’s Warrants

We have agreed to issue to the Representative or its designees, at the closing of this offering, warrants to purchase up to a total of            shares of Common Stock (5% of the number of shares of Common Stock sold in this offering). The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(A). The Representative’s Warrants are exercisable at a per share price equal to 150% of the public offering price per share in the offering. The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. The Representative’s Warrants will provide for cashless exercise and customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110, and the number of shares underlying the Representative’s Warrants shall be reduced, or the exercise price increased, if necessary, to comply with FINRA rules or regulations. Further, the Representative’s Warrants will provide for a one-time demand registration right and unlimited piggyback rights in the event the registration statement of which this prospectus forms a part is no longer effective. The demand registration right provided will not be greater than five years from the effective date of this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA rule 5110(g)(8)(D).

The Representative will also be entitled to a cash equal to 7% of the gross proceeds received by us with respect to any public or private sale of equity securities (“Tail Financing”) to the extent that such financing or capital is provided to us by investors whom the Representative had introduced to us during the term of our engagement agreement with the representative, if such Tail Financing is consummated at any time within the six-month period following the expiration or termination of such agreement.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and holders of greater than 5% of our outstanding shares of Common Stock on a fully diluted basis (including shares underlying options, warrants and convertible securities) have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any Common Stock or securities convertible into or exchangeable or exercisable for any Common Stock, whether currently owned or subsequently acquired, without the prior written consent of the Representative, for a period of 90 days from the date of this prospectus.

Electronic Offer, Sale, and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Listing

Our Common Stock is quoted on the OTCQB Market under the symbol “MITI.”  We intend to apply to list our Common Stock on the Nasdaq Capital Market under the symbol “MITI.”

Pricing of this Offering

Prior to this offering, there has not been an active market for our Common Stock. The public offering price for our Common Stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•       Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•       Over-allotment transactions involve sales by the underwriters of securities more than the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•       Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•       Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our securities on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not more than the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Certain Relationships

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage or other services to us and our affiliates, for which services they have received, and may in the future receive, customary fees and expense reimbursement.

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which they may receive customary fees and reimbursements of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg, and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•       to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•       to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•       to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

•       in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1, et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold, or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals, or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•       to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

•       in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•       made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•       in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales, and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it, or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it, or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved, or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by our Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter, or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published, or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Lucosky Brookman LLP, Woodbridnge, NJ. Certain legal matters in connection with this offering will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina.

EXPERTS

The financial statements of Mitesco, Inc. as of December 31, 2021 and for the year ended December 31, 2020 included in this registration statement, of which this prospectus forms a part, have been so included in reliance on the report of RBSM LLP, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are publicly available through the SEC’s website at www.sec.gov. We also maintain a website at www.mitescoinc.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

MITESCO, INC.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

PAGE

F-2	REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS (PCAOB 587)

F-3	CONSOLIDATED BALANCE SHEETS

F-4	CONSOLIDATED STATEMENTS OF OPERATIONS

F-5	CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

F-6	CONSOLIDATED STATEMENTS OF CASH FLOWS

F-8	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Mitesco, Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mitesco, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the two years ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for the two years then ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, recurring losses, and expects continuing future losses that raises substantial doubt about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters:

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements, and (2) involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

RBSM LLP

We have served as the Company’s auditor since 2020.

Henderson, NV

April 4, 2022

MITESCO, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
ASSETS	2021	2020
Current assets
Cash and cash equivalents	$1,164,483	$64,789
Accounts receivable	44,313	-
Inventory	25,314	-
Prepaid expenses	72,985	-
Total current assets	1,307,095	64,789

Right to use operating leases, net	3,886,866	310,361
Construction in progress	1,984,701	417,082
Fixed assets, net of accumulated depreciation of $183,988 and $19,590	3,476,164	6,282

Total Assets	$10,654,826	$798,514

LIABILITIES AND (DEFICIENCY IN) STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	3,976,064	1,069,331
Accrued interest	7,657	137,522
Derivative liabilities	-	807,682
Lease liability - operating leases, current	161,838	8,905
Notes Payable, net of discount	588,432	-
Convertible notes payable, net of discount of $0 and $317,405	-	317,405
Convertible note payable, in default	-	122,166
SBA Loan Payable	460,406	460,406
Other current liabilities	169,422	95,256
Preferred stock dividends payable	195,169	9,967
Total current liabilities	5,558,988	3,028,640

Lease Liability- operating leases, non-current	3,972,964	312,099

Total Liabilities	$9,531,952	$3,340,739

Commitments and contingencies	-	-

Stockholders' equity (deficit)

Preferred stock, $0.01 par value, 100,000,000 shares authorized; 500,000 shares designated Series A; 3,000,000 shares designated Series C; 10,000,000 shares designated as Series D Preferred Stock and 400,000 shares designated Series X:	-
Preferred stock, Series A, $0.01 par value, 0 and 4,800 shares issued and outstanding as of December 31, 2021 and 2020, respectively	-	48
Preferred stock, Series C, $0.01 par value, 940,644 and 0 shares issued and outstanding as of December 31, 2021 and 2020, respectively	9,406	-
Preferred stock, Series D, $0.01 par value, 3,100,000 and 0 shares issued and outstanding as of December 31, 2021 and 2020, respectively	31,000	-
Preferred stock, Series X, $0.01 par value, 24,227 and 26,227 shares issued and outstanding at December 31, 2021 and 2020, respectively	242	262
Common stock subscribed	132,163	-
Common stock, $0.01 par value, 500,000,000 shares authorized, 213,333,170 and 155,381,183 shares issued and outstanding as of December 31, 2021 and 2020, respectively	2,133,332	1,553,812
Additional paid-in capital	24,295,063	10,340,821
Accumulated deficit	(25,478,332)	(14,437,168)
Total stockholders' equity (deficit)	1,122,874	(2,542,225)

Total liabilities and stockholders' equity (deficit)	$10,654,826	$798,514

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2021	2020

Revenue	$115,994	$-

Cost of goods sold	455,587	-
Gross loss	(339,593)	-

Operating expenses:
General and administrative	6,058,996	2,533,569

Total operating expenses	6,058,996	2,533,569

Net Operating Loss	(6,398,589)	(2,533,569)

Other income (expense):
Interest expense	(968,471)	(1,515,902)
Loss on legal settlement	(70,000)	-
Gain on settlement of accounts payable	6,045	399,761
Gain on settlement of accrued salary	-	6,988
Gain on settlement of notes payable	1,836	35,236
Gain on settlement of warrants	-	235,053
Grant Income	-	3,000
(Loss) Gain on revaluation of derivative liabilities	(493,455)	508,839
Total other expense	(1,524,045)	(327,025)

Loss before provision for income taxes	(7,922,634)	(2,860,594)

Provision for income taxes	-	-

Net loss	$(7,922,634)	$(2,860,594)

Preferred stock dividends	(185,202)	(75,535)
Preferred stock deemed dividends	(3,118,530)	-

Net loss available to common shareholders	$(11,226,366)	$(2,936,129)

Net loss per share - basic and diluted	$(0.06)	$(0.03)

Weighted average shares outstanding - basic and diluted	203,000,201	105,177,272

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021 and 2020

	Preferred Stock Series A		Preferred Stock Series C		Preferred Stock Series D		Preferred Stock Series X		Common Stock		Additional Paid-in	Common Stock	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	Subscribed	Deficit	Total
Balance, December 31, 2019	-	$-	-	$-	-	$-	26,227	$262	81,268,443	$812,684	$8,407,977	$37,186	$(11,576,574)	$(2,318,465)
Vesting of common stock issued to employees	-	-	-	-	-	-	-	-	-	-	67,623	-	-	67,623
Vesting of stock options issued to employees	-	-	-	-	-	-	-	-	-	-	421,502	-	-	421,502
Common stock issued for accrued salaries	-	-	-	-	-	-	-	-	386,985	3,869	17,787	-	-	21,656
Common stock issued for services	-	-	-	-	-	-	-	-	200,000	2,000	5,680	-	-	7,680
Settlement of derivative liabilities	-	-	-	-	-	-	-	-	7,999,996	80,000	380,562	-	-	460,562
Gain on settlement of stock payable	-	-	-	-	-	-	-	-	-	-	-	(37,186)	-	(37,186)
Common stock issued for conversion of notes payable and accrued interest	-	-	-	-	-	-	-	-	63,374,555	633,748	999,658	-	-	1,633,406
Issuance of Preferred A stock to consultants	4,800	48	-	-	-	-	-	-	-	-	71,510			71,558
Preferred stock dividends, $3.62 per share (10% of stated value per year)	-	-	-	-	-	-	-	-	-	-	(75,535)	-	-	(75,535)
Issuance of Preferred X stock for dividends payable	-	-	-	-	-	-	-	-	2,151,204	21,511	44,057	-	-	65,568
Loss for the year ended December 31, 2020	-	-	-	-	-	-	-	-	-	-	-	-	(2,860,594)	(2,860,594)
Balance, December 31, 2020	4,800	$48	-	$-	-	$-	26,227	$262	155,381,183	$1,553,812	$10,340,821	$-	$(14,437,168)	$(2,542,225)

Balance, December 31, 2020	4,800	$48	-	$-	-	$-	26,227	262	155,381,183	1,553,812	10,340,821	-	(14,437,168)	(2,542,225)
Vesting of common stock issued to employees	-	-	-	-	-	-	-	-	-	-	13,032	-	-	13,032
Vesting of stock options issued to employees	-	-	-	-	-	-	-	-	-	-	676,423	-	-	676,423
Common stock issued for services	-	-	-	-	-	-	-	-	1,099,320	10,963	211,517	-	-	222,480
Common stock issued for conversion of notes payable and accrued interest	-	-	-	-	-	-	-	-	33,944,157	339,442	2,314,353	-	-	2,653,795
Sale of common stock in private placement	-	-	-	-	-	-	-	-	6,672,000	66,750	1,601,250	-	-	1,668,000
Sale of Preferred Stock Series C	-	-	3,000,000	30,000	-	-	-	-	-	-	1,461,283	-	-	1,491,283
Warrants issued with Preferred Stock Series C	-	-	-	-	-	-	-	-	-	-	1,268,717	-	-	1,268,717
Sale of Preferred Stock Series D	-	-	-	-	3,100,000	31,000	-	-	-	-	1,688,018	-	-	1,719,018
Warrants issued with Preferred Stock Series D	-	-	-	-	-	-	-	-	-	-	1,179,682	-	-	1,179,682
Conversion of Preferred Stock Series A to common stock	(4,800)	(48)	-	-	-	-	-	-	600,000	6,000	(5,952)	-	-	-
Shares issued for exercise of stock options	-	-	-	-	-	-	-	-	8,281,668	82,816	156,184	-	-	239,000
Net shares issued in connection with settlement agreement	-	-	-	-	-	-	(2,000)	(20)	(1,362,047)	(13,620)	141,550	-	-	127,910
Shares of common stock issued for conversion of Preferred Stock Series C	-	-	(2,059,356)	(20,594)	-	-	-	-	8,237,425	82,374	(61,780)	-	-	-
Common stock subscribed for accounts payable and accrued liabilities	-	-	-	-	-	-	-	-	-	-	-	252,029	-	252,029
Stock issued from common stock subscribed	-	-	-	-	-	-	-	-	479,464	4,795	115,071	(119,866)	-	-
Deemed dividend on conversion of Preferred Stock Series A to common stock	-	-	-	-	-	-	-	-	-	-	206,242	-	(206,242)	-
Deemed dividend on Preferred Stock Series C	-	-	-	-	-	-	-	-	-	-	126,000	-	(126,000)	-
Deemed dividend on Preferred Stock Series D	-	-	-	-	-	-	-	-	-	-	2,786,288	-	(2,786,288)	-
Preferred stock dividends, $3.62 per share (10% of stated value per year)	-	-	-	-	-	-	-	-	-	-	(185,202)	-	-	(185,202)
Warrants issued with note payable	-	-	-	-	-	-	-	-	-	-	261,568	-	-	261,568
Loss for the year ended December 31, 2021	-	-	-	-	-	-	-	-	-	-	-	-	(7,922,634)	(7,922,634)
Balance, December 31, 2021	-	$-	940,644	$9,406	3,100,000	$31,000	24,227	$242	213,333,170	$2,133,332	$24,295,063	$132,163	$(25,478,332)	$1,122,874

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,922,634)	$(2,860,594)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	182,426	1,572
Preferred A stock issued to consultants		-
Amortization of right-to-use asset	162,276	4,318
Net gain on settlement of notes payable	-	(35,236)
Gain on settlement of accounts payable	-	(399,761)
Gain on conversion of accrued salary	-	(6,988)
(Gain) on settlement of warrants	-	(235,053)
Loss on conversion of Pref Stock Series A to common stock	-	-
Gain (Loss) on revaluation of derivative liabilities	493,455	(508,839)
Derivative expense	-	125,869
Amortization of loan fees	-	30,000
Amortization of discount on notes payable	756,795	1,128,885
Share-based compensation	1,039,843	568,363
Changes in assets and liabilities:
Accounts receivables	(44,313)	-
Prepaid expenses	(47,985)	9,721
Due from related party	-	-
Inventory	(25,314)	-
Accounts payable and accrued liabilities	54,527	522,758
Operating lease liability	75,017	6,325
Other current liabilities	74,166	2,488
Accrued interest	205,795	125,310
Net cash used in operating activities	(4,995,946)	(1,520,862)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition of fixed assets	(1,928,192)	-
Net cash used in investing activities	(1,928,192)	-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from private placement of common stock	1,668,000	-
Proceeds from sales of Series C Preferred Stock, net of fees	2,760,000	-
Proceeds from sales of Series D Preferred Stock, net of fees	2,873,700	-
Proceeds from notes payable, net of discount	-	1,673,406
Proceeds from sale of common stock	51,500	-
Proceeds from convertible notes payable, net of discount	850,000	-
Principal payments on notes payable	(179,368)	(171,000)
Net cash provided by financing activities	8,023,832	1,502,406
Net increase in cash and cash equivalents	1,099,694	(18,456)

Cash and cash equivalents at beginning of period	64,789	83,245
Cash and cash equivalents at end of period	$1,164,483	$64,789

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2021	2020

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,680	$2,680

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for conversion of debt and accrued interest	$-	$1,633,406
Settlement of derivative liabilities	$(1,301,137)	$-
Discount on notes payable due to derivative liabilities	$-	$1,234,792
Preferred stock dividend	$-	$65,568
Deemed dividends on Preferred Stock	$3,118,530	$-
Settlement of derivative liabilities	$-	$460,562
Conversion of Series A Preferred stock to common stock	$6,000	$-
Conversion of Series C Preferred stock to common stock	$61,781	$-
Conversion of accounts payable to common stock	$102,333	$-
Conversion of accrued payroll to common stock	$50,000	$-
Conversion of accounts payable to common stock subscribed	$252,029	$-
Cashless exercise of warrants	$-	$290,000
Discount on note payable due to warrants	$261,568	$-
Capital expenditures in accounts payable	$3,291,735	$-

The accompanying notes are an integral part of these audited consolidated financial statements.

MITESCO, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note 1 – Description of Business

Company Overview

Mitesco, Inc. (the “Company,” “we,” “us,” or “our”) was formed in the state of Delaware on January 18, 2012. On December 9, 2015, we restructured our operations and acquired Newco4pharmacy, LLC, a development stage company which sought to acquire compounding pharmacy businesses. As a part of the restructuring, we completed a “spin out” of our former business line. On April 24, 2020, we changed our name to Mitesco, Inc.

Since 2020, our operations have focused on establishing medical clinics utilizing Nurse Practitioners under The Good Clinic name and development and acquisition of telemedicine technology. In March of 2020, we formed an owned subsidiary, Mitesco NA LLC, which holds The Good Clinic LLC, a Colorado limited liability company for our clinic business. The Company had previously established a strategy to address opportunities in Europe seeking technology solutions, or financing situations, through a Dublin based subsidiary, Acelerar Healthcare Holdings Ltd. After a review of its near-term opportunities in North America, the Board of Directors has determined that any efforts in the European community should be discontinued so that it can best focus on its North American operations. In conjunction with this decision the Company for the period ending December 31, 2021, we will take a one-time charge of $12,500 related to the discontinuation and wind down of our European efforts.

We opened our first The Good Clinic in Minneapolis, Minnesota in the first quarter of 2021 and have six operating at the time of this filing. We have two additional sites under contract with build-out underway in the Denver metropolitan areas before the end of 2022. We are making plans for up to opening up to 50 new clinics in the next three years, in addition to any existing sites we might acquire.

Note 2 - Financial Condition, Going Concern and Management Plans

On November 19, 2021, the Company closed a bridge financing round totaling $3.1 million of a Series D preferred stock sold to investors in a private placement. Each Series D Unit will have a purchase price of $1.00 per Unit, with each Unit consisting of (a) one share of a newly formed Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), (b) one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s Common Stock at a purchase price of $0.50 per whole share of Common Stock, and (c) one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share.

Pursuant to the Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of the Company, Inc., filed with the Secretary of State of the State of Delaware on October 18, 2021 (the “COD”), there are 10,000,000 shares of the Company’s preferred stock that have been designated as the Series D Preferred Stock and each share of the Series D Preferred Stock is convertible at the option of the holder thereof, or automatically upon the request of the Company’s underwriters that the Series D Preferred Stock convert to shares of Common Stock or upon listing of the Company’s Common Stock on a national securities exchange. The number of shares of Common Stock issuable upon the conversion of each share of Series D Preferred Stock is calculated by dividing the Conversion Amount (defined in the COD as the Stated Value, $1.05 per share, plus accrued and unpaid dividends) by the $0.25 conversion price (the “Conversion Price”).

As of the date of this filing the Company has closed on $3,100,000 of its Series D Preferred stock. To achieve our growth strategy, it is anticipated the Company will need to raise additional financing prior to up listing on Nasdaq. We will not proceed with this offering in the event our Common Stock is not approved for listing on the Nasdaq Capital Market though we will continue to seek financing for our expansion and operating needs in the debt or equity markets.

Mitesco, Inc. (the “Company”) issued a 10% Promissory Note due June 30, 2022 (the “Note”), dated December 30, 2021, to the Michael C. Howe Living Trust (the “Lender”). Michael C. Howe is the Chief Executive Officer of the Good Clinic LLC, one of our subsidiaries. The principal amount of the Note is $1,000,000, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) six (6) months from the date of execution, or (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Note payable to the Company for the Note was $850,000 and was funded on December 30, 2021. The amount payable at maturity will be $1,000,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default, as defined in the Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Note contains a “most favored nations” clause that provides that, so long as the Note is outstanding, if the Company issues any new security, which the Lender believes contains a term that is more favorable than those in the Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Note.

The Company entered into a debt-for-equity exchange agreement with Gardner Builders Holdings, LLC (the “Creditor”) on January 7, 2022 (the “Agreement”). Pursuant to the Agreement, the Company issued shares of restricted common stock, par value $0.01 per share, of MITI (the “Restricted Shares”) to the Creditor in exchange for the Company Debt Obligations, as defined below.

The Agreement settles for certain accounts payable amounts owed by the Company to the Creditor (the “Accounts Payable Amount”) as well as upcoming amounts that will become due between the date of the Agreement and April 1, 2022. The Agreement also settles incurred interest and penalties on the amounts due through January 5, 2022, as well as future interest payments on amounts to be incurred in the first quarter of 2022 (collectively, the “Additional Costs”, and combined with the Accounts Payable Amount, the “Company Debt Obligations”). The Accounts Payable Amount is $500,000, the Additional Costs is $294,912.56 and the conversion price is $0.25. As a result, 3,179,650 Restricted Shares were authorized to be issued. The Company’s Board of Directors approved the Agreement on January 5, 2022.

As of December 31, 2021, the Company had cash and cash equivalents of $1.2 million, current liabilities of $5.6 million, and has incurred a loss from operations. The Company’s principal operation is the development and deployment of software and systems for the healthcare marketplace. The Company intends to a) develop and own primary care clinics operated by nurse practitioners, b) develop and acquire telemedical technologies, and c) evaluate other healthcare related opportunities both domestically and on an international basis. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to execute its business plan.

As a result of these factors, there is substantial doubt about the ability of the Company to continue as a going concern for one year from the date the financial statements are issued. The Company’s continuance is dependent on raising capital and generating revenues sufficient to sustain operations. The Company believes that the necessary capital will be raised and has entered discussions to do so with certain individuals and companies. However, as of the date of these consolidated financial statements, no formal agreement exists.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts classified as liabilities that might be necessary should the Company be forced to take any such actions.

PPP Loan

During March 2020, in response to the COVID-19 crisis, the federal government announced plans to offer loans to small businesses in various forms, including the Payroll Protection Program, or "PPP", established as part of the Corona Virus Aid, Relief and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration. On April 25, 2020, the Company entered an unsecured Promissory Note (the “Note”) with Bank of America for a loan in the original principal amount of approximately $460,000, and the Company received the full amount of the loan proceeds on May 4, 2020. The current balance is $460,406 and the Company is currently in discussions for a) a partial forgiveness and b) the conversion of any remaining balance into a term note.

COVID -19 Impact

The Company has had some impact on its operations because of the effects of the COVID-19 pandemic, primarily with accessibility to staffing, consultants and in the capital markets, and it is adjusting as needed within its available resources. The Company will continue to assess the effect of the pandemic on its operations. The extent to which the COVID-19 pandemic will continue to impact the Company’s business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, the duration and effect of possible business disruptions and the short-term effects and ultimate effectiveness of the travel restrictions, quarantines, social distancing requirements and business closures in the United States and other countries to contain and treat the disease. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect the Company’s business and the value of its securities.

Note 3 – Summary of Significant Accounting Policies

Basis of Accounting – The consolidated financial statements are prepared in conformity with accounting principles accepted in the United States of America (“GAAP”).

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of Mitesco, Inc., and its owned subsidiaries Mitesco NA, LLC, The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD. In addition, we anticipate that we will rely on the operating activities of certain legal entities in which we will not maintain a controlling ownership interest but over which we will have indirect influence and of which we will be considered the primary beneficiary. These entities are typically subject to nominee ownership and transfer restriction agreements that effectively transfer the majority of the economic risks and rewards of their ownership to the Company. The Company’s management, restriction and other agreements concerning such nominee-owned entities typically includes both financial terms and protective and participating rights to the entities’ operating, strategic and non-clinical governance decisions which transfer substantial powers over and economic responsibility for these entities to the Company. As such, the Company applies the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 – Consolidation (“ASC 810”), to determine when an entity that is insufficiently capitalized or not controlled through its voting interests, referred to as a variable interest entity should be consolidated. All intercompany balances and transactions have been eliminated.

Use of Estimates - The preparation of these financial statements requires our management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and related notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment.

Cash - The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. The Company had cash and cash equivalents of $1.2 million and $0.1 million as of December 31, 2021 and 2020.

Property, Plant, and Equipment - Property and equipment is recorded at the lower of cost or estimated net recoverable amount and is depreciated using the straight-line method over its estimated useful life. Property acquired in a business combination is recorded at estimated initial fair value. Property, plant, and equipment are depreciated using the straight-line method based on the lesser of the estimated useful lives of the assets or the lease term based upon the following life expectancy:

Years
Office equipment	3 to 5
Furniture & fixtures	3 to 7
Machinery & equipment	3 to 10
Leasehold improvements	Term of lease

Construction in Progress - Costs for capital assets not yet placed into service are capitalized as construction in progress on the consolidated balance sheets and will be depreciated once placed into service.

Revenue Recognition – On January 1, 2018, the Company adopted the new revenue recognition accounting standard issued by the Financial Accounting Standards Board (“FASB”) and codified in the ASC as Topic 606 (“ASC 606”). The revenue recognition standard in ASC 606 outlines a single comprehensive model for recognizing revenue as performance obligations, defined in a contract with a customer as goods or services transferred to the customer in exchange for consideration, are satisfied. The standard also requires expanded disclosures regarding the Company’s revenue recognition policies and significant judgments employed in the determination of revenue.

The Company applied the modified retrospective approach to all contracts when adopting ASC 606. As a result, at the adoption of ASC 606 what was previously classified as the provision for bad debts in the statement of operations is now reflected as implicit price concessions (as defined in ASC 606) and therefore included as a reduction to net operating revenues in 2018. For changes in credit issues not assessed at the date of service, the Company will prospectively recognize those amounts in other operating expenses on the statement of operations. For periods prior to the adoption of ASC 606, the provision for bad debts has been presented consistent with the previous revenue recognition standards that required it to be presented separately as a component of net operating revenues.

Our revenues generally relate to net patient fees received from various payers and patients themselves under contracts in which our performance obligations are to provide services to the patients. Revenues are recorded during the period our obligations to provide services are satisfied. The contractual relationships with patients, in most cases, also involve a third-party payer (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through the health insurance exchanges) and the transaction prices for the services provided are dependent upon the terms provided by (Medicare and Medicaid) or negotiated with (managed care health plans and commercial insurance companies) the third-party payers. The payment arrangements with third-party payers for the services we provide to the related patients typically specify payments at amounts less than our standard charges and generally provide for payments based upon predetermined rates for services or discounted fee-for-service rates. Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals.

Stock-Based Compensation-We recognize the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation cost for stock options are estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model. Share-based compensation arrangements may include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to those other than employees are recognized pursuant to FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU relates to the accounting for non-employee share-based payments. The amendment in this update expands the scope of Topic 718 to include all share-based payment transactions in which a grantor acquired goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The ASU excludes share-based payment awards that relate to: (1) financing to the issuer; or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts from Customers. The share-based payments are to be measured at grant-date fair value of the equity instruments that the entity is obligated to issue when the goods or service has been delivered or rendered and all other conditions necessary to earn the right to benefit from the equity instruments have been satisfied. This standard will be effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. We adopted the provisions of this ASU on January 1, 2019. The adoption had no impact on our results of operations, cash flows, or financial condition.

Convertible Instruments-The Company reviews the terms of convertible debt and equity instruments to determine whether there are conversion features or embedded derivative instruments including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where the convertible instrument contains more than one embedded derivative instrument, including conversion options that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single compound instrument. Also, in connection with the sale of convertible debt and equity instruments, the Company may issue free standing warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. When convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for separately, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of the bifurcated derivative instrument. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face amount. When the Company issues debt securities, which bear interest at rates that are lower than market rates, the Company recognizes a discount, which is offset against the carrying value of the debt. Such discount from the face value of the debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income. In addition, certain conversion features are recognized as beneficial conversion features to the extent the conversion price as defined in the convertible note is less than the closing stock price on the issuance of the convertible notes.

Derivative Financial Instruments- Derivatives are recorded on the consolidated balance sheet at fair value. The conversion features of the convertible notes are embedded derivatives and are separately valued and accounted for on the consolidated balance sheet with changes in fair value recognized during the period of change as a separate component of other income/expense. Fair values for exchange-traded securities and derivatives are based on quoted market prices. The pricing model the Company uses for determining the fair value of its derivatives is the Lattice Model. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates and stock price volatilities.

Common Stock Purchase Warrants-The Company accounts for common stock purchase warrants in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815, Accounting for Derivative Instruments and Hedging Activities. As is consistent with its handling of stock compensation and embedded derivative instruments, the Company’s cost for stock warrants is estimated at the grant date based on each warrant’s fair-value as calculated by the BSM option-pricing model value method for valuing the impact of the expense associated with these warrants.

Stockholders’ Equity-Shares of common stock issued for other than cash have been assigned amounts equivalent to the fair value of the service or assets received in exchange.

Per Share Data-Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to warrants, options, and convertible instruments.

Income Taxes- The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s condensed consolidated financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax laws or rates.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. The Company has determined that a valuation allowance is needed due to recent taxable net operating losses and the limited taxable income in the carry back periods. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and certain tax loss carryforwards, less any valuation allowance.

The Company accounts for uncertain tax positions as required in that a position taken or expected to be taken in a tax return is recognized in the consolidated financial statements when it is more likely than not (i.e., a likelihood of more than 50%) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than 50% of being realized upon ultimate settlement. The Company does not have any material unrecognized tax benefits. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as components of interest expense and other expense, respectively, in arriving at pretax income or loss. The Company does not have any interest and penalties accrued. The Company is no longer subject to U.S. federal, state, and local income tax examinations for the years before 2012.

Business Combinations- The Company accounts for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The purchase price allocation process requires management to make significant estimates and assumptions, especially with respect to intangible assets, estimated contingent consideration payments and pre-acquisition contingencies. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to:

●	future expected cash flows from product sales, support agreements, consulting contracts, other customer contracts, and acquired developed technologies and patents; and

●	discount rates utilized in valuation estimates.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results. Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimates of relevant revenue or other targets, will be recognized in earnings in the period of the estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the consolidated financial position, statements of operations or cash flows in the period of the change in the estimate.

Impairment of Long-Lived Assets-Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material.

Financial Instruments and Fair Values-The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time, based upon relevant market information about the financial instrument. In determining fair value, we use various valuation methodologies and prioritize the use of observable inputs. We assess the inputs used to measure fair value using a three-tier hierarchy based on the extent to which inputs used in measuring fair value are observable in the market:

Level 1 – inputs include exchange quoted prices for identical instruments and are the most observable.

Level 2 – inputs include brokered and/or quoted prices for similar assets and observable inputs such as interest rates.

Level 3 – inputs include data not observable in the market and reflect management judgment about the assumptions market participants would use in pricing the asset or liability.

The use of observable and unobservable inputs and their significance in measuring fair value are reflected in our hierarchy assessment. The carrying amount of cash, prepaid assets, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments. Because cash and cash equivalents are readily liquidated, management classifies these values as Level 1. The fair value of the derivative liabilities approximates their book value as the instruments are short-term in nature and contain market rates of interest. Because there is no ready market or observable transactions, management classifies the derivative liabilities as Level 3.

Recently Issued Accounting Standards

In June 2018, the FASB issued ASU 2018-07 "Improvements to Non-employee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to non-employees for goods and services. Under the ASU, most of the guidance on such payments to non-employees would be aligned with the requirements for share-based payments granted to employees. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.

In December 2019, the FASB issued ASU No. 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes ("ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company has adopted ASU No. 2019-12, "Income Taxes (Topic 740) however giving the Company’s historical losses and full valuation allowance it did not have an impact on its condensed consolidated financial statements and related disclosures.

Recent Accounting Standards Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, "Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. This ASU reduces the number of accounting models for convertible debt instruments and convertible Preferred Stock. As well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. This standard is effective for us on January 1, 2022, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. We are currently assessing the impact the new guidance will have on our consolidated financial statements.

There are various other updates recently issued, most of which represent technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Note 4 – Net Loss Per Share Applicable to Common Shareholders

Net Loss per Share Applicable to Common Stockholders

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted loss per common share is computed similarly to basic loss per common share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

The following table sets forth the computation of loss per share for the years ended December 31, 2021 and 2020, respectively:

	For the Years Ended
	December 31,
	2021	2020
Numerator:
Net loss applicable to common shareholders	$(11,226,366)	$(2,936,129)

Denominator:
Weighted average common shares outstanding	203,000,201	105,177,272

Net loss per share:
Basic and diluted	$(0.06)	$(0.03)

The Company excluded all common equivalent shares for warrants, options, and convertible instruments from the calculation of diluted net loss per share because all such securities are antidilutive for the periods presented. As of December 31, 2021 and 2020, the following shares were issuable and excluded from the calculation of diluted loss:

	December 31,
	2021	2020
Convertible Notes	-	79,475,904
Options	18,746,211	13,453,879
Warrants	29,820,000	-
Preferred Stock	17,382,575	-
Accrued Interest	872,160	92,253
Total	66,820,946	93,022,036

Note 5 – Related Party Transactions

For the year ended December 31, 2021:

On July 21, 2021, the Company issued a total of 3,000,000 stock option awards to the Company’s executive officers: 1,500,000 to its Chief Executive Officer, 750,000 to its Chief Financial Officer and 750,000 to its Chief Legal Officer. The options will expire on the ten-year anniversary of the grant date and will vest following the Company’s achievement of a total of $30 million of revenues over four consecutive quarters, as recorded under accepted accounting principles of the United States of America. The options have a strike price of $0.25 the amount was based on the price of the lowest investment amount offered to outside investors in 2021 and is higher than the closing price on the date they were granted.

On August 26, 2021, the Company issued 312,800 restricted shares of the Company’s common stock priced at $0.25, vesting immediately, in lieu of $78,200 of cash compensation owed to the Company’s Chief Executive Officer for services rendered to the Company prior to 2021.

On December 30, 2021, the Company issued a 10% Promissory Note due June 30, 2022 to the Chief Executive Officer of the Good Clinic LLC, one of our subsidiaries. See Note 8.

During the year ended December 31, 2021, the Company accrued dividends on its Series X Preferred Stock in the total amount of $61,818. Of this amount, a total of $7,890 was payable to officers and directors, $30,827 was payable to a related party shareholder, and $23,101 was payable to non-related parties.

For the year ended December 31, 2020:

On February 27, 2020, the Company agreed to issue 1,000,000 ten-year options to its two non-management directors (a total of 2,000,000 options). These options have a fair value at issuance of $39,162 per director (a total of $78,324), an exercise price of $0.05 per share, and vest over a three-year period. The Company valued these options using the Black-Scholes valuation model. On December 14, 2020, the exercise price of these options was changed to $0.03 per share reflecting the market price at the time (see note 10).

On March 2, 2020, the Company agreed to issue 1,500,000 ten-year options to each of its Chief Executive Officer, its President, and a consultant (a total of 4,500,000 options). These options had a fair value at issuance of $58,743 per individual (a total of $176,229), an exercise price of $0.05 per share, and vest over a three-year period. The Company valued these options using the Black-Scholes valuation model. Julie R. Smith, the Company’s former President, Chief Operating Officer, and a Board member resigned effective June 30, 2020; the 1,500,000 options that the Company agreed to issue to Ms. Smith were cancelled; a total of $1,632 was charged to operations representing the fair value of these options through Ms. Smith’s resignation date. On December 14, 2020, the exercise price of the 1,500,000 options granted to each of its Chief Executive Officer and a consultant was changed to $0.03 per share reflecting the market price at the time (see note 10).

On June 1, 2020, the Company agreed to issue 1,000,000 ten-year options to a non-management director. These options have a fair value of $28,460, an exercise price of $0.03 per share, and vest over a three-year period. The Company valued these options using the Black-Scholes valuation model.

On August 1, 2020, the Company agreed to issue 1,000,000 ten-year options to a non-management director. These options have a fair value of $56,037, an exercise price of $0.05 per share, and vest over a three-year period. The Company valued these options using the Black-Scholes valuation model. On December 14, 2020, the exercise price of these options was changed to $0.03 per share reflecting the market price at the time (see note 10). During the year ended December 31, 2020, the amount of $56,067 was charged to operations in connection these options.

On December 28, 2020, the Company agreed to issue 100,000 options with a fair value of $2,465 to each to its four non-management directors (a total of 400,000 options with a fair value of $9,860). These options have an exercise price of $0.03 per share and vested upon issuance. The Company valued these options using the Black-Scholes valuation model. During the year ended December 31, 2020, the amount of $2,465 was charged to operations in connection with each of these options grants (a total of $9,860 for 400,000 options).

On December 28, 2020, the Company agreed to issue 1,000,000 options with a fair value of $24,645 to each to Chief Executive Officer and to a consultant (a total of 2,000,000 options with a fair value of $49,290). These options have an exercise price of $0.03 per share, and vested upon issuance. The Company valued these options using the Black-Scholes valuation model. During the year ended December 31, 2020, the amount of $24,645 was charged to operations in connection with each of these options grants (a total of $49,290 for 2,000,000 options).

During the year ended December 31, 2020, the Company charged the amount of $67,623 to operations in connection with the vesting of restricted common stock as follows: $15,856 for shares issued to management; $32,614 for shares issued to Board members; and $7,135 related to shares issued to an employee. Julie R. Smith, our former President, Chief Operating Officer, and a Board member, resigned effective June 30, 2020; at the time of her resignation, a total of 1,000,000 shares of the Company’s common stock issued to Ms. Smith for compensation as a Board member were vested, and remain outstanding; an additional 250,000 shares of common stock issued to Ms. Smith for compensation as an officer were vested, and also remain outstanding; 750,000 shares of common stock to be issued to Ms. Smith for compensation as an officer had not vested, and these shares were cancelled. A total of $11,909 was charged to operations for the vesting of shares issued to Ms. Smith.

During the year ended December 31, 2020, the Company accrued dividends on its Series X Preferred Stock in the total amount of $65,568. Of this amount, a total of $8,000 was payable to officers and directors, $31,258 was payable to a related party shareholder, and $26,310 was payable to non-related parties.

On December 31, 2020, the Company issued 2,151,204 shares of common stock as payment for dividends accrued on its Series X Preferred Stock in the amount of $65,568. Of this amount, a total of 262,478 shares in the amount of $8,000 were issued to officers and directors; 1,025,514 shares in the amount of $31,528 were issued to a consultant; and 863,212 shares in the amount of $26,310 were issued to non-related parties.

On December 31, 2019, the Company issued a total of 26,227 shares of Series X Preferred Stock in settlement of various liabilities. All of the entities who received these shares were related parties, either because they were officer and or directors, or because the voting rights attached to these shares created a related party relationship.

As of December 31, 2021, the shares of Series X Preferred Stock issued and outstanding is as follows:

	Type of
Name	Liability	# shares

Ronald Riewold, Director	Deferred Compensation	1,200
Larry Diamond, Director, and CEO	Deferred Compensation	2,000
James Crone, ex-Officer, and Director	Deferred Compensation	2,884
Louis Deluca, ex-Officer, and Director	Deferred Compensation	2,400
Irish Italian Retirement Fund	Consulting services, notes payable	12,503
Frank Lightmas	Legal fees	3,240
Total		24,227

Note 6 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Trade accounts payable	3,933,305	824,405
Accrued payroll and payroll taxes	23,554	244,926
Other	19,205	-
Total accounts payable and accrued liabilities	3,976,064	1,069,331

Note 7 - Right to Use Assets and Lease Liabilities – Operating Leases

The Company has an operating lease for its clinic with a remaining lease term of approximately 7.5 years. The Company’s lease expense was entirely comprised of operating leases. Lease expense for the years ended December 31, 2021 and 2020 amounted to $351,854 and $10,642, respectively. The Company’s ROU asset amortization for the years ended December 31, 2021 and 2020 was $162,276 and $4,318, respectively. The difference between the lease expense and the associated ROU asset amortization consists of interest at a rate of 12% per annum.

Right to use assets – operating leases are summarized below:

	December 31, 2021	December 31, 2020
Right to use assets, net	$3,886,866	$310,361

Operating lease liabilities are summarized below:

	December 31, 2021	December 31, 2020
Lease liability	$4,134,802	$321,004
Less: current portion	(161,838)	(8,905)
Lease liability, non-current	$3,972,964	$312,099

Maturity analysis under these lease agreements are as follows:

For the period ended December 31, 2022	$652,653
For the period ended December 31, 2023	888,152
For the period ended December 31, 2024	821,296
For the period ended December 31, 2025	841,600
For the period ended December 31, 2026	860,551
Thereafter	2,478,412
Total	$6,542,664
Less: Present value discount	(2,407,862)
Lease liability	$4,134,802

Note 8 – Debt

August 2014 Series C Convertible Debenture

On March 30, 2021, the Company issued 272,837 shares of common stock and paid cash in the amount of $122,166 as settlement of principal and accrued interest in the amounts of $110,833 and $71,526, respectively, due under the Series C Debenture and principal and accrued interest in the amounts of $11,333 and $8,722 due under the Series C Debenture. The Company recognized a gain in the amount of $3,035 on this transaction. These obligations have been fully satisfied as of the date of this filing and the Company has no further requirements related to these matters.

March 2016 Convertible Note A

On March 24, 2021, the Company paid cash in the amount of $55,368 as settlement of principal and accrued interest in the amount of $41,000 and $13,167, respectively, due under the March 2016 Convertible Note A. The Company recognized a loss in the amount of $1,201 on this transaction. This obligation has been fully satisfied as of the date of this filing and the Company has no further requirements related to this matter.

Eagle Equities Note 4

On January 4, 2021, the Company issued 4,123,750 shares of common stock at a price of $0.012 per share pursuant to the conversion of $45,000 of principal and $4,485 of accrued interest in Eagle Equities Note 4. On January 6, 2021, the Company issued 3,505,964 shares of common stock at a price of $0.01224 per share pursuant to the conversion of $39,000 of principal and $3,913 of accrued interest in Eagle Equities Note 4. This obligation has been fully satisfied as of the date of this filing and the Company has no further requirements related to this matter.

Eagle Equities Note 5

On January 11, 2021, the Company issued 4,463,507 shares of common stock at a price of $0.01224 per share pursuant to the conversion of $50,000 of principal and $4,633 of accrued interest in Eagle Equities Note 5. On January 14, 2021, the Company issued 4,319,378 shares of common stock at a price of $0.01266 per share pursuant to the conversion of $50,000 of principal and $4,683 of accrued interest in Eagle Equities Note 5. This obligation has been fully satisfied as of the date of this filing and the Company has no further requirements related to this matter.

Eagle Equities Note 6

On January 21, 2021, the Company issued 6,449,610 shares of common stock at a price of $0.0154 per share pursuant to the conversion of $93,000 of principal and $6,324 of accrued interest in Eagle Equities Note 6. On January 28, 2021, the Company issued 7,285,062 shares of common stock at a price of $0.01575 per share pursuant to the conversion of $107,200 of principal and $7,540 of accrued interest in Eagle Equities Note 6. This obligation has been fully satisfied as of the date of this filing and the Company has no further requirements related to this matter.

Eagle Equities Note 7

On February 5, 2021, the Company entered into a settlement agreement with the holders of the Eagle Equities Note 7 whereby the Company issued 1,184,148 shares of common stock at a price of $0.24984 per share in satisfaction of $200,200 of principal and all accrued interest and prepayment penalties due under this note. This obligation has been fully satisfied as of the date of this filing and the Company has no further requirements related to this matter.

Eagle Equities Note 8

On February 5, 2021, the Company entered into a settlement agreement with the holders of the Eagle Equities Note 8 whereby the Company issued 639,593 shares of common stock at a price of $0.23851 per share in satisfaction of $114,400 of principal and all accrued interest and prepayment penalties due under this note. This obligation has been fully satisfied as of the date of this filing and the Company has no further requirements related to this matter.

Eagle Equities Note 9

On February 5, 2021, the Company entered into a settlement agreement with the holders of the Eagle Equities Note 9 whereby the Company issued 605,177 shares of common stock at a price of $0.24984 per share in satisfaction of $114,400 of principal and all accrued interest and prepayment penalties due under this note. This obligation has been fully satisfied as of the date of this filing and the Company has no further requirements related to this matter.

Eagle Equities Note 10

On February 5, 2021, the Company entered into a settlement agreement with the holders of the Eagle Equities Note 10 whereby the Company issued 1,095,131 shares of common stock at a price of $0.23748 per share in satisfaction of $200,200 of principal and all accrued interest and prepayment penalties due under this note. This obligation has been fully satisfied as of the date of this filing and the Company has no further requirements related to this matter.

PPP Loan

During March 2020, in response to the COVID-19 crisis, the federal government announced plans to offer loans to small businesses in various forms, including the Payroll Protection Program, or "PPP", established as part of the Corona Virus Aid, Relief and Economic Security Act ("CARES Act”) and administered by the U.S. Small Business Administration. On April 25, 2020, the Company entered an unsecured Promissory Note (the "Note”) with Bank of America for a loan in the original principal amount of approximately $460,000, and the Company received the full amount of the loan proceeds on May 4, 2020. The current balance is $460,406 and the Company is currently in discussions for a) a partial forgiveness and b) the conversion of any remaining balance into a term note.

Howe Note

Mitesco, Inc. (the “Company”) issued a 10% Promissory Note due June 30, 2022 (the “Note”), dated December 30, 2021, to the Michael C. Howe Living Trust (the “Lender”). Michael C. Howe is the Chief Executive Officer of the Good Clinic LLC, one of our subsidiaries. The principal amount of the Note is $1,000,000, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) six (6) months from the date of execution, or (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Note payable to the Company for the Note was $850,000 and was funded on December 30, 2021. The amount payable at maturity will be $1,000,000 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default, as defined in the Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Note contains a “most favored nations” clause that provides that, so long as the Note is outstanding, if the Company issues any new security, which the Lender reasonably believes contains a term that is more favorable than those in the Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Note.

Warrants. As further consideration for the Purchase Price payable hereunder, promptly following the Issue Date, the Borrower shall issue to the Lender two common stock purchase warrants, entitling the Lender to purchase (i) 2,100,000 shares of the Borrower’s common stock on substantially the same terms as the Series A warrant issued in connection with the Borrower’s Series D Convertible Preferred Stock, and (ii) 2,100,000 shares of the Borrower’s common stock on substantially the same terms as the Series B warrant issued in connection with the Borrower’s Series D Convertible Preferred Stock. one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $0.50 per whole share of Common Stock, and  one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share.  The Warrants had a fair value of $261,568 at the date of issuance, which was recorded as a discount to the Note.

These amounts are reflected in the table below:

Notes Payable Table 1:

	December 31, 2021	December 31, 2020
Notes Payable	$738,432	$1,196,366
PPP Loan	$460,406	$460,406
	$1,198,838	$1,656,772
Less: Discount	(150,000)	(756,795)
Notes payable - net of discount	$1,048,838	$899,977

Current Portion, net of discount	$1,048,838	$899,977
Long-term portion, net of discount	$-	$-

Note 9 – Derivative Liabilities

Certain of the Company’s convertible notes and warrants contain features that create derivative liabilities. The pricing model the Company uses for determining fair value of its derivatives is the Lattice Model. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates and stock price volatilities. Selection of these inputs involves management’s judgment and may impact net income. The derivative components of these notes are valued at issuance, at conversion, at restructure, and at each period end.

Derivative liability activity for the year ended December 31, 2021 was $0. Derivative liability activity for the years ended December 31, 2020 is summarized in the table below:

Conversion features issued	1,273,463
Settled upon conversion or exercise	(1,296,416)
Settled upon payment of note	(148,949)
Gain on revaluation	(508,839)
December 31, 2020	$807,682

Note 10 – Stockholders’ Equity (Deficit)

Common Stock

The Company has authorized 500,000,000 shares of common stock, par value $0.01; 213,333,170 and 155,381,183 shares were issued and outstanding at December 31, 2021 and December 31, 2020, respectively.

Common Stock Transactions During the Year Ended December 31, 2021

On January 4, 2021, the Company issued 4,123,750 shares of common stock at a price of $0.012 per share pursuant to the conversion of $45,000 of principal and $4,485 of accrued interest in Eagle Equities Note 4.

On January 6, 2021, the Company issued 3,505,964 shares of common stock at a price of $0.01224 per share pursuant to the conversion of $39,000 of principal and $3,913 of accrued interest in Eagle Equities Note 4.

On January 11, 2021, the Company issued 4,463,507 shares of common stock at a price of $0.01224 per share pursuant to the conversion of $50,000 of principal and $4,633 of accrued interest in Eagle Equities Note 5.

On January 14, 2021, the Company issued 4,319,378 shares of common stock at a price of $0.01266 per share pursuant to the conversion of $50,000 of principal and $4,683 of accrued interest in Eagle Equities Note 5.

On January 21, 2021, the Company issued 6,449,610 shares of common stock at a price of $0.0154 per share pursuant to the conversion of $93,000 of principal and $6,324 of accrued interest in Eagle Equities Note 6.

On January 28, 2021, the Company issued 7,285,062 shares of common stock at a price of $0.01575 per share pursuant to the conversion of $107,200 of principal and $7,540 of accrued interest in Eagle Equities Note 6.

On February 1, 2021, the Company issued 6,672,000 shares of common stock in a private placement (the "2021 Private Placement”) at a price of $0.25 per share for cash proceeds of $1,668,000.

On February 5, 2021, the Company entered into a settlement agreement with the holders of the Eagle Equities Note 7 whereby the Company issued 1,184,148 shares of common stock at a price of $0.24984 per share in satisfaction of $200,200 of principal and all accrued interest and prepayment penalties due under this note.

On February 5, 2021, the Company entered into a settlement agreement with the holders of the Eagle Equities Note 8 whereby the Company issued 639,593 shares of common stock at a price of $0.23851 per share in satisfaction of $114,400 of principal and all accrued interest and prepayment penalties due under this note.

On February 5, 2021, the Company entered into a settlement agreement with the holders of the Eagle Equities Note 9 whereby the Company issued 605,177 shares of common stock at a price of $0.24984 per share in satisfaction of $114,400 of principal and all accrued interest and prepayment penalties due under this note.

On February 5, 2021, the Company entered into a settlement agreement with the holders of the Eagle Equities Note 10 whereby the Company issued 1,095,131 shares of common stock at a price of $0.23748 per share in satisfaction of $200,200 of principal and all accrued interest and prepayment penalties due under this note.

On February 22, 2021, the Company issued 336,000 shares of common stock for the exercise of options at a price of $0.03 per share.

On March 11, 2021, the Company issued 600,000 shares of common stock to four officers of The Good Clinic in exchange for 4,800 shares of Series A Preferred Stock. The 4,800 shares of Series A Preferred Stock were cancelled.

On March 17, 2021, the Company issued 300,000 shares of common stock at a price of $0.31 per share to a service provider.

On March 23, 2021, the Company issued 461,358 shares of common stock at a price of $0.26 per share to the underwriters of the 2021 Private Placement.

On April 19, 2021, the Company issued 1,962 shares of common stock for professional fees which had been performed in a prior period. The Company recorded these shares at the par value of $0.01 per share.

On May 4 through May 26, 2021, the Company issued 4,237,424 shares of common stock for the conversion of 1,059,356 shares of Series C Preferred Stock at a price of $0.25 per share.

On May 12, 2021, the Company issued 2,500,000 shares of common stock at a price of $0.03 per share for the exercise of stock options by an investor.

On June 10 through June 29, 2021, the Company issued 5,116,668 shares of common stock at a price of $0.03 per share for the exercise of stock options by officers and directors.

On June 23, 2021, the Company cancelled 2,000,000 shares of common stock held by an ex-officer in connection with a settlement agreement. The cancellation of these shares was recorded at the par value of $0.01 per share. Also, in connection with the settlement agreement, the Company issued 637,953 shares to the ex-officer at the market price of $.20 per share.

On August 17, 2021, accrued liabilities in the amount of $156,441 were converted to 625,764 shares of common stock. 479,464 shares were issued during December 2021 and the remaining 146,300 shares was not issued and recorded in common stock subscribed as of December 31, 2021. Among the 625,764 shares, 312,800 restricted shares of the Company’s common stock were issued to settled $78,200 cash compensation owed to the Company’s Chief Executive Officer for services rendered to the Company prior to 2021.

Between August 11, 2021 and September 2, 2021, the Company issued 4,000,001 shares of the Company common stock in connection with the conversion of Series C preferred stock issued in the first quarter.

Also, during the year ended December 31, 2021, the Company charged the amount of $13,032 to operations in connection with the vesting of stock granted to its officers, employees, and board members; the Company also charged the amount of $676,423 to operations in connection with the vesting of options granted to its officers, employees, and board members.

Common Stock Transactions During the Year Ended December 31, 2020

The Company entered into agreements with two note holders regarding the exercise price of warrants held by the note holders. These agreements resulted in the following: (i) on January 29, 2020, the Company issued 1,000,000 shares of common stock, and the note holders agreed to cancel 2,769,482 warrants; the Company recorded a gain in the amount of $77,652 on this transaction; (ii) on February 19, 2020, the Company issued 4,098,556 shares of common stock for the exercise of 4,480,938 warrants in a cashless transaction; the Company recorded a gain in the amount of $182,295 on this transaction, which is included in gain on derivative liabilities.

On May 27, 2020, the Company issued 2,901,440 shares of common stock for the cashless exercise of warrants. These warrants were issued pursuant to a settlement agreement with a note holder regarding the effective price of warrants issued with regard to a variable conversion price feature which resulted in the issuance of 1,011,967 more shares than would have been issued prior to the settlement agreement. The Company recorded a loss in the amount of $24,894 on this transaction based upon the additional shares issued at the market price of the Company’s common stock.

The Company issued, in nineteen transactions and at prices ranging from $0.0108 to $0.0120 per share, a total of 63,374,555 shares in connection with the conversion of principal and interest of convertible notes payable in the aggregate amounts of $813,000 and $70,658. No gain or loss was recognized on these transactions. See note 8.

On January 2, 2020, the Company issued 200,000 restricted shares of the Company’s common stock at valued $7,680 in exchange for services conducted on behalf of the Company. The value of these shares was based on the closing market price on the respective date of grant.

On August 27, 2020, the Company issued 386,985 shares of common stock at a price of $0.034 per share to an ex-employee for accrued compensation. A gain in the amount of $6,988 was recognized on this transaction.

The Company charged the amount of $67,623 to operations in connection with the vesting of stock granted to its officers, Board members, and employees.

The Company charged the amount of $421,502 to operations in connection with the vesting of stock options granted to its officers, Board members, consultants, and employees.

On December 31, 2020, the Company issued 2,151,204 shares of common stock at a price of $0.0305 per share as payment of accrued dividends on the Series X Preferred Stock.

Preferred Stock

We have authorized to issue 100,000,000 shares of Preferred Stock with such rights designations and preferences as determined by our Board of Directors. We have designated 500,000 shares of series A stock, 3,000,000 shares of Series C Preferred, 10,000,000 shares of Series D Preferred and we have designated 27,324 shares as Series X Preferred Stock.

Series A Preferred Stock Transactions During the Year Ended December 31, 2021

During the year ended December 31, 2021, the Company accrued dividends in the amount of $1,000 on the Series A Preferred Stock. On March 11, 2021, the Company issued 600,000 shares of common stock to the four officers of The Good Clinic in exchange for the previously issued Series A Preferred Stock and accrued dividends. The Series A preferred stock was canceled and there are no Series A Preferred shares outstanding at December 31, 2021.

Series A Preferred Stock Transactions During the Year Ended December 31, 2020

On March 2, 2020, the Company issued 4,800 shares of its Series A Preferred Stock to four individuals with certain skills and know-how to assist the Company in the development of its newly-formed subsidiary The Good Clinic, LLC. The Company has valued these shares at $71,558 or approximately $14.91 per share based upon an analysis performed by an independent valuation consultant. During the year ended December 31, 2020, the Company accrued dividends in the amount of $9,967 on the Series A Preferred Stock. At December 31, 2020, dividend payable on the Series A Preferred Stock was $9,967. At December 31, 2020, if management determined to pay these dividends in shares of the Company’s common stock, this would result in the issuance of 755,076 shares of common stock based upon the average price of $0.0132 per share for the five-day period ended December 31, 2020. Subsequent to year end the Company cancelled these shares and instead issued a total of 600,000 shares of restricted common stock to the holders.

Series C Preferred Stock

On March 25, 2021, the Company entered into Securities Purchase Agreements with four institutional investors (the “Investors” and each an “Investor”) pursuant to which the Company sold to the Investors in a private placement an aggregate of 3,000,000 units (the “Units” and each a “Unit”) with a purchase price of $1.00 per Unit, with each Unit consisting of (a) one share of a newly formed Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), (b) one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $0.50 per whole share of Common Stock, and (c) one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share. The aggregate gross proceeds to the Company were $3,000,000 and the number of shares of Common Stock initially issuable upon conversion of the Series C Preferred Stock is 12,600,000 shares of Common stock and the aggregate number of shares of Common Stock initially issuable upon exercise of the Warrants is 12,600,000 shares of Common Stock.

The Series C Preferred Stock has the following terms:

Ranking. The Series C Preferred Stock and the Series D Preferred, discussed below, ranks senior to all other preferred stock of the Company except in relation to the Series X Cumulative Redeemable Perpetual Preferred Stock, which ranks Pari passu to the Series C Preferred Stock, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Voting Rights. Holders of the Series C Preferred Stock have the right to vote on any matter presented to holders of our Common Stock for their action or consideration at any meeting of the stockholders (or by written consent of stockholders in lieu of meeting), each holder of our Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C preferred Stock held by such holder, as described below, are convertible as of the record date for determining stockholders entitled to vote on (or consent to) such matter, voting with the Common Stock as a single class.

Conversion. Each holder of our Series C Preferred Stock is entitled to convert their shares of Series C Preferred Stock, in whole or in part, at the Conversion Rate, which is determined by dividing the Conversion Amount (the Stated Value of $1.05, plus any accrued but unpaid dividends) by the Conversion Price ($0.25 per share). In addition, upon certain triggering events, the holders of our Series C Preferred Stock have the right to convert their Series C Preferred Stock at the lesser of the Conversion Price or 75% of the average VWAP for the five trading days prior to the date of the notice of conversion. The Conversion Price is subject to adjustment upon certain stock splits and recapitalization as well as upon the sale of Common Stock or Common Stock Equivalents. Each share of the Series C Preferred Stock is convertible at the option of the holder thereof, or automatically or upon the closing of an underwritten offering of at least $10 million of the Company’s securities or upon listing of the Company’s Common Stock on a national securities exchange.

Dividends. Each share of Series C Preferred Stock accrues dividends on a quarterly basis in arrears, at the rate of 6% per annum of the Stated Value ($1.05 per share plus any accrued but unpaid dividends) and is to be paid within 15 days after the end of each of our fiscal quarters. Each holder of the Series C Preferred Stock is entitled to receive dividends or distributions on each share of the Series C Preferred Stock on an as converted into Common Stock basis when and if dividends are declared on the Common Stock by our Board of Directors.

Liquidation Rights. The holders of our Series C Preferred stock are entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of capital stock that rank junior to the Series C Preferred Stock, but Pari passu with any shares of capital stock that have a parity ranking with the Series C Preferred stock (“Parity Stock”) then outstanding, an amount per share of Series C Preferred Stock equal to the greater of (A) the Conversion Amount on the date of such payment or (B) the amount per share such holder of the Series C Preferred Stock would receive if such holder converted their Series C Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of the Series C Preferred Stock and holders of shares of Parity Stock, then each holder Series C Preferred Stock and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C Preferred Stock and all holders of shares of Parity Stock. All such amounts shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of capital stock that may rank junior to that of the Series C Preferred Stock Junior Stock.

Rights and Preferences. The rights, preferences, and privileges of holders of our Series C Preferred Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate and issue in the future that may rank senior to the Series C Preferred Stock.

Redemption Rights. Upon receipt of a conversion notice, we have the right (but not the obligation) to redeem all or part of the Series C Preferred Stock (which the applicable holder of the Series C Preferred Stock is seeking to convert) at a price per share equal to the product of 125% of the (1) Stated Value plus (2) the Additional Amount (the “Redemption Price”). If we decide to exercise the redemption right, within one trading day, we shall deliver written notice to such holder(s) of Series C Preferred Stock that the Series C Preferred Stock will be redeemed (the “Redemption Notice”) on the date that is three trading days following the date of the Redemption Notice (such date, the “Redemption Date”). On the Redemption Date, we shall redeem the shares of Series C Preferred Stock specified in such request by paying in cash therefor a sum per share equal to the Redemption Price. In no event shall a Redemption Notice be given if we may not lawfully redeem our capital stock. On or before the Redemption Date, the Redemption Price for such shares shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable holder.

Price Adjustments Protection. The conversion price is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock. Other than for certain exempt issuances, in the event we issue or sell any securities, including options or convertible securities, or amend outstanding securities, at an effective price, with an exercise price or at a conversion price less than the Conversion Price, then the Conversion Price shall be reduced to such lower price.

Preemptive or Similar Rights Additionally, except for a public offering or certain exempt issuances of our securities, holders of the Series C Preferred Stock shall have the right to participate in any offering of our Common Stock or Common Stock Equivalents (as defined in the COD) in a transaction exempt from registration under the Securities Act in an amount equal to an aggregate of 30% of the financing on the same terms, conditions and price provided to investors in such an offering, such right shall expire on the 15 month anniversary of the issuance date of the Series C Preferred Stock. Further, until the earlier of 18 months from the issuance date of the Series C Preferred Stock and the date that there are less than 20% of the shares of Series C Preferred Stock outstanding, the Investors have most favored nations protection in the event we issue or sell Common Stock or Common Stock Equivalents that the Investors believe are more favorable than the terms and conditions under the Private Placement.

Fully Paid and Nonassessable. All our issued and outstanding shares of Series C Preferred Stock are fully paid and nonassessable.

Series C Preferred Stock Transactions During the Year Ended December 31, 2021

On March 25, 2021, the Company sold 3,000,000 shares of its Series C Preferred Stock along with (i) five-year warrants to purchase 6,300,000 shares of the Company’s common stock at a price of $0.50 per share, and (ii) five-year warrants to purchase 6,300,000 shares of the Company’s common stock at a price of $0.75 per share for proceeds of $3,000,000.

On May 4 through May 26, 2021, 1,059,356 shares of Series C Preferred Stock were converted at a price of $0.25 per share to 4,237,424 shares of common stock.

Between August 11,2021 through September 2, 2021, 1,000,000 shares of Series C Preferred Stock were converted at a price of $0.25 per share to 4,000,001 shares of common stock.

During the year ended December 31, 2021, the Company accrued dividends on the Series C Preferred Stock in the amount of $87,059.

Series C Preferred Stock Transactions During the Year Ended December 31, 2020

None.

Series D Preferred Stock

On November 19, 2021, the Company closed a bridge financing round totaling $3,100,000 of Series D preferred stock sold to investors in a private placement. Each Series D Unit will had a purchase price of $1.00 per Unit, with each Unit consisting of (a) one share of a newly formed Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), (b) one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s Common Stock at a purchase price of $0.50 per whole share of Common Stock, and (c) one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share.

The Series D Preferred Stock has the following terms:

Ranking. The Series D Preferred Stock and the Series C Preferred Stock ranks senior to all other preferred stock of the Company except in relation to the Series X Cumulative Redeemable Perpetual Preferred Stock, which ranks Pari passu to the Series D Preferred Stock, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Voting Rights. Holders of the Series D Preferred Stock have the right to vote on any matter presented to holders of our Common Stock for their action or consideration at any meeting of the stockholders (or by written consent of stockholders in lieu of meeting), each holder of our Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D preferred Stock held by such holder, as described below, are convertible as of the record date for determining stockholders entitled to vote on (or consent to) such matter, voting with the Common Stock as a single class.

Conversion. Each holder of our Series D Preferred Stock is entitled to convert their shares of Series D Preferred Stock, in whole or in part, at the Conversion Rate, which is determined by dividing the Conversion Amount (the Stated Value of $1.05, plus any accrued but unpaid dividends) by the Conversion Price ($0.25 per share). In addition, upon certain triggering events, the holders of our Series C Preferred Stock have the right to convert their Series D Preferred Stock at the lesser of the Conversion Price or 75% of the average VWAP for the five trading days prior to the date of the notice of conversion. The Conversion Price is subject to adjustment upon certain stock splits and recapitalization as well as upon the sale of Common Stock or Common Stock Equivalents. Each share of the Series D Preferred Stock is convertible at the option of the holder thereof, or automatically or upon the closing of an underwritten offering of at least $10 million of the Company’s securities or upon listing of the Company’s Common Stock on a national securities exchange.

Dividends. Each share of Series D Preferred Stock accrues dividends on a quarterly basis in arrears, at the rate of 6% per annum of the Stated Value ($1.05 per share plus any accrued but unpaid dividends) and is to be paid within 15 days after the end of each of our fiscal quarters. Each holder of the Series C Preferred Stock is entitled to receive dividends or distributions on each share of the Series D Preferred Stock on an as converted into Common Stock basis when and if dividends are declared on the Common Stock by our Board of Directors.

Liquidation Rights. The holders of our Series D Preferred stock are entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of capital stock that rank junior to the Series C Preferred Stock, but Pari passu with any shares of capital stock that have a parity ranking with the Series D Preferred stock (“Parity Stock”) then outstanding, an amount per share of Series D Preferred Stock equal to the greater of (A) the Conversion Amount on the date of such payment or (B) the amount per share such holder of the Series C Preferred Stock would receive if such holder converted their Series C Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of the Series C Preferred Stock and holders of shares of Parity Stock, then each holder Series D Preferred Stock and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series D Preferred Stock and all holders of shares of Parity Stock. All such amounts shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of capital stock that may rank junior to that of the Series C Preferred Stock Junior Stock.

Rights and Preferences. The rights, preferences, and privileges of holders of our Series D Preferred Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that we may designate and issue in the future that may rank senior to the Series D Preferred Stock.

Redemption Rights. Upon receipt of a conversion notice, we have the right (but not the obligation) to redeem all or part of the Series D Preferred Stock (which the applicable holder of the Series D Preferred Stock is seeking to convert) at a price per share equal to the product of 125% of the (1) Stated Value plus (2) the Additional Amount (the “Redemption Price”). If we decide to exercise the redemption right, within one trading day, we shall deliver written notice to such holder(s) of Series D Preferred Stock that the Series D Preferred Stock will be redeemed (the “Redemption Notice”) on the date that is three trading days following the date of the Redemption Notice (such date, the “Redemption Date”). On the Redemption Date, we shall redeem the shares of Series D Preferred Stock specified in such request by paying in cash therefor a sum per share equal to the Redemption Price. In no event shall a Redemption Notice be given if we may not lawfully redeem our capital stock. On or before the Redemption Date, the Redemption Price for such shares shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable holder.

Price Adjustments Protection. The conversion price is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock. Other than for certain exempt issuances, in the event we issue or sell any securities, including options or convertible securities, or amend outstanding securities, at an effective price, with an exercise price or at a conversion price less than the Conversion Price, then the Conversion Price shall be reduced to such lower price.

Preemptive or Similar Rights Additionally, except for a public offering or certain exempt issuances of our securities, holders of the Series D Preferred Stock shall have the right to participate in any offering of our Common Stock or Common Stock Equivalents (as defined in the COD) in a transaction exempt from registration under the Securities Act in an amount equal to an aggregate of 30% of the financing on the same terms, conditions and price provided to investors in such an offering, such right shall expire on the 15 month anniversary of the issuance date of the Series D Preferred Stock. Further, until the earlier of 18 months from the issuance date of the Series D Preferred Stock and the date that there are less than 20% of the shares of Series D Preferred Stock outstanding, the Investors have most favored nations protection in the event we issue or sell Common Stock or Common Stock equivalents that the Investors believe are more favorable than the terms and conditions under the Private Placement.

Series D Preferred Stock Transactions During the Year Ended December 31, 2021

On October 18, 2021, the Company sold 2,050,000 shares of Series D Preferred Stock and (i) five-year warrants to acquire 4,252,500 shares of the Company’s common stock at a price of $0.50 per shares, and (ii) five-year warrants to acquire 4,252,500 shares of the Company’s common stock at a price of $0.75 per share for proceeds of $1,874,450, net of costs in the amount of $125,500.

On November 10, 2021, the Company sold 1,075,000 shares of Series D Preferred Stock and (i) five-year warrants to acquire 2,257,500 shares of the Company’s common stock at a price of $0.50 per shares, and (ii) five-year warrants to acquire 2,257,500 shares of the Company’s common stock at a price of $0.75 per share for proceeds of $999,250, net of costs in the amount of $75,750.

During the year ended December 31, 2021, the Company accrued dividends on the Series D Preferred Stock in the amount of $35,327.

Series D Preferred Stock Transactions During the Year Ended December 31, 2020

None.

Series X Preferred Stock

The Company has 24,227 and 26,227 shares of its 10% Series X Cumulative Redeemable Perpetual Preferred Stock (the “Series X Preferred Stock”) outstanding as of December 31, 2021 and December 31, 2020, respectively. The Series X Preferred Stock has a par value of $0.01 per share, no stated maturity, a liquidation preference of $25.00 per share, and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Company decides to redeem or otherwise repurchase the Series X Preferred Stock; the Series X Preferred Stock is not redeemable prior to November 4, 2020. The Series X Preferred Stock will rank senior to all classes of the Company’s common and preferred stock and accrues dividends at the rate of 10% on $25.00 per share. The Company reserves the right to pay the dividends in shares of the Company’s common stock at a price equal to the average closing price over the five days prior to the date of the dividend declaration. Each one share of the Series X Preferred Stock is entitled to 20,000 votes on all matters submitted to a vote of our shareholders.

Series X Preferred Stock Transactions During the Year Ended December 31, 2021

On June 23, 2021, 2,000 shares of Series X Preferred Stock were cancelled pursuant to a settlement agreement with an ex-officer. During the year ended December 31, 2021, the Company accrued dividends on the Series X Preferred Stock in the amount of $61,818.

Series X Preferred Stock Transactions During the Year Ended December 31, 2020

During the year ended December 31, 2020, the Company accrued dividends in the amount of $65,568 on the Series X Preferred Stock. On December 31, 2020, the Company issued 2,151,204 shares of common stock at a price of $0.0305 per share in satisfaction of the accrued dividends on the Series X Preferred Stock. The price of the common stock issued was equal to the average closing price over the five days prior the date of conversion. At December 31, 2020, dividend payable on the Series X Preferred Stock was $0.

Stock Options

The following table summarizes the options outstanding at December 31, 2021 and the related prices for the options to purchase shares of the Company’s common stock:

			Weighted		Weighted
		Weighted	average		average
		average	exercise		exercise
Range of	Number of	remaining	price of	Number of	price of
exercise	options	contractual	outstanding	options	exercisable
prices	outstanding	life (years)	options	exercisable	options
$0.03- 0.39	18,746,211	9.10	$0.20	5,502,877	$0.11
	18,746,211	9.10	$0.20	5,502,877	$0.11

Transactions involving stock options are summarized as follows:

	Shares	Weighted- Average Exercise Price ($) (A)
Outstanding at January 1, 2020	67,879	$0.03
Granted	14,886,000	0.03
Cancelled/Expired	(1,500,000)	0.03
Outstanding at December 31, 2020	13,453,879	$0.03
Granted	14,295,000	$0.26
Cancelled/Expired	(350,000)	$0.03
Exercised	(8,652,668)	0.03
Outstanding at December 31, 2021	18,746,211	$0.20
Options vested and exercisable	5,502,877	$0.11

(A)

On December 14, 2020, the Company reset the exercise price of all the options then outstanding options to $0.03 per share. This included 150,000 options previously priced at $0.04 per share; 7,450,000 options previously priced at $0.05 per share; 1,000,000 options previously priced at $0.06 per share; and 67,879 options previously prices at $21.40 per share. The Company valued these options as of December 14, 2020, at the original exercise price and at the new price of $0.03 per share and charged the increase in value in the amount of $4,113 to operations during the year ended December 31, 2020. The exercise prices of all options are shown at the restated price of $0.03 per share.

(B)

On December 28, 2020, the Company accelerated the vesting of certain of its options issued to Board members, management, and consultants, resulting in a charge to operations in the amount of $164,647 during the year ended December 31, 2020.

At December 31, 2021, the total stock-based compensation cost related to unvested awards not yet recognized was $3,154,383.

The Company valued stock options during the years ended December 31, 2021 and 2020 using the Black-Scholes valuation model utilizing the following variables:

	December 31,	December 31,
	2021	2020
Volatility	153.5% to 183.5%	149.4% to 209.6%
Dividends	$-	$-
Risk-free interest rates	0.820% to 1.69%	0.55% to 1.30%
Term (years)	5.00-6.5	5.00

Warrants

The following table summarizes the warrants outstanding at December 30, 2021 and the related prices for the warrants to purchase shares of the Company’s common stock:

	Shares	Weighted- Average Exercise Price ($)

Outstanding at December 31, 2019	1,800,000	$0.00858
Granted	6,582,382	$0.00858
Exercised	(8,382,382)	$0.0561
Outstanding at December 31, 2020	-	$-
Granted	29,820,000	$0.625
Exercised	-	$-
Outstanding at December 31, 2021	29,820,000	$0.625

Note 11 – Income Taxes

Deferred income taxes result from the temporary differences primarily attributable to amortization of intangible assets and debt discount and an accumulation of net operating loss carryforwards for income tax purposes with a valuation allowance against the carryforwards for book purposes.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Included in deferred tax assets are Federal and State net operating loss carryforwards of approximately $8.1 million, which will expire through 2040. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to significant changes in the Company’s ownership, the Company’s future use of its existing net operating losses may be limited.

The provision (benefit) for income taxes for the years ended December 31, 2021 and 2020 consist of the following:

	2021	2020

Current	$-	$-
Deferred	-	-
Total	$-	$-

For the years ended December 31, 2021 and 2020, the expected tax expense (benefit) based on the U. S. federal statutory rate is reconciled with the actual tax provision (benefit) as follows:

	For the Years Ended December 31,
	2021		2020

Expected tax at statutory rates	$(2,351,000)	21%	$(617,000)	21%
Permanent Differences	692,000	6%	(42,000)	1%
State Income Tax, Net of Federal benefit	(612,000)	5%	-	0%
Current Year Change in Valuation Allowance	2,291,000	20%	659,000	22%
Prior Year True-Ups	(20,000)	0%	-	0%
Income tax expense	$-	0%	$-	0%

Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Deferred income taxes include the net tax effects of net operating loss (NOL) carryforwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2021, and 2020 significant components of the Company’s deferred tax assets are as follows:

	For the Years Ended December 31,
	2021	2020
Deferred Tax Assets (Liabilities):
Accrued payroll	$22,000	$41,000
ASC842-ROU Asset	(1,117,000)	65,000
ASC842-ROU (Liability)	1,189,000	(67,000)
Gain from derivatives	(4,000)	(107,000)
Stock based compensation	398,000	119,000
Depreciation	(764,000)	(1,000)
Net operating loss	8,478,000	5,861,000
Net deferred tax assets (liabilities)	8,202,000	5,911,000
Valuation allowance	(8,202,000)	(5,911,000)
Net deferred tax assets (liabilities)	$-	$-

Note 12 – Fair Value of Financial Instruments

The following summarizes the Company’s derivative financial liabilities that are recorded at fair value on a recurring basis at December 31, 2021 and 2020.

December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative liabilities	$-	$-	$-	$-

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative liabilities	$-	$-	$807,682	$807,682

Note 13 – Commitments and Contingencies

Legal

There is no pending or anticipated legal actions at this time except as noted below in “Other.”

PPP Loan

During March 2020, in response to the COVID-19 crisis, the federal government announced plans to offer loans to small businesses in various forms, including the Payroll Protection Program, or "PPP", established as part of the Corona Virus Aid, Relief and Economic Security Act ("CARES Act”) and administered by the U.S. Small Business Administration. On April 25, 2020, the Company entered an unsecured Promissory Note (the "Note”) with Bank of America for a loan in the original principal amount of approximately $460,000, and the Company received the full amount of the loan proceeds on May 4, 2020. The current balance is $460,406 and the Company is currently in discussions for a) a partial forgiveness and b) the conversion of any remaining balance into a term note.

As of December 31, 2021, based on communication with Bank of America, it is expected that approximately $25,000 of the PPP loan will be forgiven and we have received conditional approval to pay the loan off over sixty months.

Note 14 – Subsequent Events

The Company entered into a debt-for-equity exchange agreement with Gardner Builders Holdings, LLC (the “Creditor”) on January 7, 2022 (the “Agreement”). Pursuant to the Agreement, the Company issued shares of restricted common stock, par value $0.01 per share, of MITI (the “Restricted Shares”) to the Creditor in exchange for the Company Debt Obligations, as defined below.

The Agreement settles for certain accounts payable amounts owed by the Company to the Creditor (the “Accounts Payable Amount”) as well as upcoming amounts that will become due between the date of the Agreement and April 1, 2022. The Agreement also settles incurred interest and penalties on the amounts due through January 5, 2022, as well as future interest payments on amounts to be incurred in the first quarter of 2022 (collectively, the “Additional Costs”, and combined with the Accounts Payable Amount, the “Company Debt Obligations”). The Accounts Payable Amount is $500,000, the Additional Costs is $294,912.56 and the conversion price is $0.25. As a result, 3,179,650 Restricted Shares were authorized to be issued. The Company’s Board of Directors approved the Agreement on January 5, 2022.

The Company issued a 10% Promissory Note due August 14, 2022 (the “Note”), dated February 14, 2022, to Lawrence Diamond (the “Lender”). Mr. Diamond is the Chief Executive Officer of the Company and a member of its Board of Directors. The principal amount of the Note is $175,000, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) six (6) months from the date of execution, or (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE. The purchase price of the Note payable to the Company for the Note was $148,750 and was funded on February 14, 2022. The amount payable at maturity will be $175,000 plus 10% of that amount plus accrued and unpaid interest. Following an event of default, as defined in the Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Note contains a “most favored nations” clause that provides that, so long as the Note is outstanding, if the Company issues any new security, which the Lender believes contains a term that is more favorable than those in the Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Note. In addition to the Note and Lender will be issued 367,500 5-year warrants that may be exercised at $.50 per share and 367,500 5-year warrants that may be exercised at $.75 per share. These warrants have all of the same terms as those previously issued in conjunction with the Company’s Series C Preferred shares and its Series D Preferred shares.

The Company issued a 10% Promissory Note due June 18, 2022 (the “Diamond Note”), dated March 18, 2022, to Lawrence Diamond (the “Lender”), which was subsequently amended. Lawrence Diamond is the Chief Executive Officer of the Company. The principal amount of the Diamond Note is $235,294.00, carries a 10% interest rate per annum, payable in monthly installments, and has a maturity date that is the earlier of (i) April 4, 2022, (ii) the date on which the Company successfully lists its shares of common stock on Nasdaq or NYSE, or (iii) the date of receipt of the Company of the next round of debt or equity financing in an amount of at least $1,000,000. The purchase price of the Diamond Note payable to the Company for the Diamond Note was $200,000 and was funded on March 18, 2022. The amount payable at maturity will be $235,294 plus 10% of that amount plus any accrued and unpaid interest. Following an event of default, as defined in the Diamond Note, the principal amount shall bear interest for each day until paid, at a rate per annum equal to the lesser of the maximum interest permitted by applicable law and 18%. The Diamond Note contains a “most favored nations” clause that provides that, so long as the Note is outstanding, if the Company issues any new security, which the Lender reasonably believes contains a term that is more favorable than those in the Diamond Note, the Company shall notify the Lender of such term, and such term, at the option of the Lender, shall become a part of the Note. In addition, the Lender will be issued 200,000 5-year warrants that may be exercised on substantially the same terms as the Series A warrant issued in connection with the Company’s Series D Convertible Preferred Stock.

On March 18, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with AJB Capital Investments, LLC (the “Investor”) with respect to the sale and issuance to the Investor of: (i) an initial commitment fee in the amount of $430,000 in the form of 1,720,000 shares (the “Commitment Fee Shares”) of the Company’s common stock (the “Common Stock”), which Commitment Fee Shares can be decreased to 720,000 shares ($180,000) if the Company repays the Note on or prior its maturity, (ii) a promissory note in the aggregate principal amount of $750,000 (the “Note”), and (iii) Common Stock Purchase Warrants to purchase up to an aggregate of 750,000 shares of the Common Stock (the “Warrants”). The Note and Warrants were issued on March 17, 2022 (the “Original Issue Date”) and were held in escrow pending effectiveness of the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, the initial Commitment Fee Shares were issued at a value of $430,000, the Note was issued in a principal amount of $750,000 for a purchase price of $675,000, resulting in an original issue discount of $75,000; and the Warrants were issued, with an initial exercise price of $0.50 per share, subject to adjustment as described herein. The aggregate cash subscription amount received by the Company from the Investor for the issuance of the Commitment Fee Shares, Note and Warrants was $616,250.00, due to a reduction in the $675,000 purchase price as a result of broker, legal, and transaction fees.

As previously disclosed on the Company’s form 8-K filed on March 26, 2021 and October 22, 2021, the Company issued the Series C Convertible Preferred Stock and Series D Convertible Preferred Stock to the investors named therein (the “Series C Investors” and “Series D Investors”). The Company obtained consents and waivers (the “Consents”) from the Series D and Series D Investors to allow the Company to enter into the Purchase Agreement. The Company issued 411,000 shares of Common Stock to the Series C Investors 1,271,000 shares of Common Stock to the Series D Investors in connection with obtaining the Consents.

SHARES OF COMMON STOCK

_________________________

PROSPECTUS

_________________________

, 2021

Through and including               , 2021 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

Accounting fees and expenses	$110,000
Legal fees and expenses	$25,000
Transfer agent fees and expenses
SEC registration fee	$1,265
Miscellaneous	$8,735
Total	$145,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation requires us to indemnify our officers and directors to the fullest extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. We have entered into indemnification agreements with our officers and directors to specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will:

·	indemnify our directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

·

advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

·	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

·	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

As permitted under Delaware law, our bylaws contain a provision indemnifying directors, officers, employee or agent of ours against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of us, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

In any underwriting agreement we enter into in connection with the sale of the securities being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers, and persons who control us, within the meaning of the Securities Act, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Other than as set forth below or as previously disclosed in our filings with the Securities and Exchange Commission, we did not sell any equity securities within the past three years that were not registered under the Securities Act.

Year Ended December 31, 2018

On January 29, 2018, the Company issued the following shares of Common Stock: 257,692 shares with a fair value of $26,800 to an ex-officer for accrued compensation; 192,307 shares with a fair value of $20,000 were issued to an ex-board member for accrued compensation; 320,509 shares with a fair value of $33,333 were issued to an ex-officer for accrued compensation; 576,923 shares with a fair value of $60,000 were issued to an officer for accrued compensation; and 557,692 shares with a fair value of $58,000 were issued to an investor for the payment of accounts payable.

On April 1, 2018, the Company issued 500,000 shares of restricted Common Stock to Jay Morton at $0.10 per share, in connection with his appointment as the Company’s President and Interim Chief Executive Officer. 400,000 of such restricted shares of Common Stock were forfeited upon Mr. Morton’s resignation as the Company’s President and Interim CEO on September 18, 2018.

In June 2018, the Company issued the following shares of Common Stock: 100,000 shares to its Chairman of the Board for Board services compensation; 100,000 shares to a Director for Board services compensation; 100,000 to its President and Interim Chief Executive Officer (CEO) for performance Bonus; 1,100,000 in total for reimbursement of payment of obligations made on behalf of the company; and 250,000 for consulting on behalf of the company related to a potential acquisition.

On June 28, 2018, the Company issued 250,000 shares of Common Stock subject to forfeiture, to its Principal Engineer (an employee) as part of his compensation. The shares of Common Stock were issued at the closing price of the Common Stock on June 28, 2018 of $0.09 per share for a cost basis to the Company of $22,500.

On July 5, 2018, the Company entered into a Securities Purchase Agreement with Power Up Lending Group Ltd. (“Power Up”) pursuant to which Power Up agreed to purchase a convertible promissory note in the aggregate principal amount of $38,000.00. On July 5, 2018, the Company issued the note. The note entitled the holder to 12% interest per annum and matured on April 15, 2019. Under the note, Power Up had the right to convert all or a portion of the outstanding principal of the note into shares of Common Stock beginning on the date which is 180 days from the issuance date of the note, at a price equal to 61% of the average of the lowest two trading prices during the 15 trading day period ending on the last complete trading date prior to the date of conversion, provided, however, that Power Up could not convert the note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the Company’s issued and outstanding Common Stock.

In July 2018, the Company issued the following shares of Common Stock: 100,000 shares of Common Stock to a consultant for services; 30,000 shares of Common Stock to a consultant which was previously accrued to stock payable; 250,000 shares of Common Stock to a consultant which was previously accrued to stock payable; 312,499 shares of Common Stock to its President for accrued compensation; 369,500 shares of Common Stock to its Chief Operating Officer for accrued salary; 250,000 for consulting on behalf of the Company related to a potential acquisition.

On August 10, 2018, the Company entered into an SPA with Power Up pursuant to which Power Up agreed to purchase a convertible promissory note (in the aggregate principal amount of $33,000. On August 10, 2018, the Company issued the note; the note was funded August 15, 2018. The note entitled the holder to 12% interest per annum and matured on May 14, 2019. If the Company has not paid the obligation fully before 180 days from the date of issuance, Power Up had the right to convert all or a portion of the outstanding principal of the note into shares of Common Stock beginning on the date which is 180 days from the issuance date of the note, at a price equal to 61% of the average of the lowest two trading prices during the 15 trading day period ending on the last complete trading date prior to the date of conversion, provided, however, that Power Up could not convert the note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the Company’s issued and outstanding Common Stock.

In August 2018, the Company issued the following shares of Common Stock: 100,000 shares of Common Stock to a member of the advisory board for advisory services; 75,000 shares to the lender of a note issued in March 2016 for interest due and consideration of extending the term of this loan to October 31, 2018.

On August 13, 2018, the Company issued 75,000 shares of Common Stock to lender of certain debt in consideration of an extension of the maturity date of the debt.

On August 14, 2018, the Company issued 2,500,000 shares of Common Stock to a consultant and advisor to the board of directors of the Company for consulting services rendered. The shares of Common Stock were issued at the closing price of the Common Stock on August 14, 2018 of $0.09 per share for a cost basis to the Company of $225,000.

On August 15, 2018, the Company issued 200,000 shares of Common Stock to a consultant and advisor to the board of directors of the Company for consulting services rendered related to a potential acquisition. The shares of Common Stock were issued at the closing price on August 15, 2018 of $0.08 per share for a cost basis to the Company of $16,000.

On September 18, 2018, the Company entered into an SPA with Power Up pursuant to which Power Up agreed to purchase a convertible promissory note in the aggregate principal amount of $38,000. On September 18, 2018, the Company issued the note and Power Up funded the loan on September 20, 2018. The note entitled the holder to 12% interest per annum and matured on June 30, 2019. If the Company had not paid the obligation fully before 180 days from the date of issuance, Power Up could convert all or a portion of the outstanding principal of the note into shares of the Common Stock beginning on the date which is 180 days from the issuance date of the note, at a price equal to 61% of the average of the lowest two trading prices during the 15-trading day period ending on the last complete trading date prior to the date of conversion. Power Up could not convert the note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On September 24, 2018, the Company issued 150,000 shares of Common Stock to a consultant of the Company for consulting services rendered. The shares of Common Stock were issued at the closing price of the Common Stock on September 24, 2018 of $0.1285 per share for a cost basis to the Company of $19,275.

On September 24, 2018, the Company issued 100,000 shares of Common Stock to a member of the Board of the Company as compensation for his service. The shares of Common Stock were issued at the closing price of the Common Stock on September 24, 2018 of $0.1285 per share for a cost basis to the Company of $12,850.

On September 24, 2018, the Company issued 100,000 shares of Common Stock to a member of the Advisory Board of the Company as compensation for his service. The shares of Common Stock were issued at the closing price of the Common Stock on September 24, 2018 of $0.1285 per share for a cost basis to the Company of $12,850.

On September 24, 2018, the Company issued 100,000 shares of Common Stock to a member of the Advisory Board of the Company as compensation for his service. The shares of Common Stock were issued at the closing price of the Common Stock on September 24, 2018 of $0.1285 per share for a cost basis to the Company of $12,850.

On September 24, 2018, in connection with his appointment to the Board of Directors, the Company issued 100,000 shares of the Company’s Common Stock to Mr. Louis DeLuca.

On September 28, 2018, the Company issued 100,000 shares of Common Stock at a price per share of $0.12 to a newly appointed member of the Board of Directors.

On September 28, 2018, the Company issued 100,000 shares of Common Stock at a price per share of $0.125 to a new member of the Advisory Board.

On September 28, 2018, the Company issued 150,000 shares of Common Stock at a price per share of $0.1285 to a consultant for services rendered to the Company.

On October 3, 2018, the Company issued 100,000 shares of Common Stock at a price per share of $0.11 to a newly appointed Member of the Advisory Board.

On October 15, 2018, the Company issued 600,000 shares of Common Stock at a price per share of $0.075, subject to certain vesting requirements, to the newly appointed President, Interim Chief Financial Officer, Secretary, and member of the Board of Directors.

On October 15, 2018, the Company issued 100,000 shares of Common Stock to a member of the Advisory Board as compensation for his service.

On October 17, 2018, the Company issued 584,420 shares of Common Stock to an advisor or his designee in consideration for consulting services. The Company values these shares at $0.10 per share for a total charge to earnings of $58,442.

On October 24, 2018, the Company issued 105,820 shares of Common Stock to an advisor or his designee in consideration for consulting services. The Company values these shares at $0.10 per share for a total charge to earnings of $10,582.

On November 3, 2018, the Company appointed a new member to its Advisory Board. In connection with the appointment 100,000 shares of Common Stock were issued to Mr. John Stowell as compensation for his contributions to the Company. The Company values these shares at a price of $0.10 per share for a total charge to earnings of $10,000.

On November 9, 2018, the Company entered into an SPA with Power Up pursuant to which Power Up agreed to purchase a note in the aggregate principal amount of $33,000.00. On or about November 10, 2018, the Company received approximately $30,000.00 in net proceeds in exchange for the sale of the note to Power Up. The note entitled Power to 12% interest per annum and matures on August 30, 2019. Power has no right of conversion under the note for a period of 180 days commencing on November Issuance Date 1. In the event the Company has not paid the loan in full prior to 180 days from issuance date, Power Up could convert all or a portion of the outstanding principal of the note into shares of Common Stock at a price per share equal to 61% of the average of the lowest two closing prices of the Common Stock during the 20-trading day period ending on the last complete trading day prior to the date of conversion. Power Up could not convert the note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On November 26, 2018, the Company entered into an SPA with Auctus Fund LLC, a Massachusetts limited liability company (“Auctus”), pursuant to which Auctus agreed to purchase a note in the aggregate principal amount of $125,000.00 (the “Auctus Loan”). On or about November 28, 2018, the Company received $111,500.00 in net proceeds in exchange for the sale of note to Auctus. The note entitled Auctus to 12% interest per annum and matured on August 26, 2019. In the event the Company has not paid the loan in full prior to 180 days from the issuance date, Auctus could convert all or a portion of the outstanding principal of note into shares of Common Stock at a price per share equal to 55% of the lowest closing price of the Common Stock during the 25-trading day period ending on the last complete trading day prior to the date of conversion. Auctus could not convert the note to the extent that such conversion would result in beneficial ownership by Auctus and its affiliates of more than 4.99% of the issued and outstanding Common Stock. In connection with the issuance of note, the Company issued Auctus a Common Stock purchase warrant to purchase up to 625,000 shares of Common Stock at an exercise price of $0.10 per share, subject to adjustment, expiring five years from the issuance date.

On November 27, 2018, the Company issued 100,000 shares of Common Stock to an advisor or his designee in consideration for consulting services regarding acquisitions. The Company values these shares at $0.10 per share for a total charge to earnings of $10,000.

On November 27, 2018, in connection with the appointment of the Company’s Chairman of the Board and director, the Company issued 100,000 shares of Common Stock valued at $0.10 per share to each of Ronald Riewold and Mark Williams for a total charge to earnings of $20,000.

On November 27, 2018, in connection with the appointment of the Company’s Chief Revenue Officer, the Company issued 500,000 shares of Common Stock, subject to certain vesting requirements, to Mark Williams. The Company values these shares at $0.10 per share for a total charge to earnings of $50,000.

On December 19, 2018, the Company entered into an SPA with Crown Bridge Partners LLC, a New York limited liability company (“Crown”), pursuant to which Crown agreed to purchase a note in the aggregate principal amount of $40,000.00. On or about December 20, 2018, the Company received $36,000 in net proceeds for the sale of the note to Crown. The note 2 entitled Crown to 12% interest per annum and matured on September 19, 2019. In the event the Company had not paid the loan in full prior to 180 days from the issuance date, Crown could convert all or a portion of the outstanding principal of the note into shares of Common Stock at a price per share equal to 55% of the lowest closing price of the Common Stock during the 25-trading day period ending on the last complete trading day prior to the date of conversion. Crown could not convert the note to the extent that such conversion would result in beneficial ownership by Crown and its affiliates of more than 4.99% of the issued and outstanding Common Stock. In connection with the issuance of the note, the Company issued Crown a Common Stock purchase warrant to purchase up to 400,000 shares of Common Stock at an exercise price of $0.10 per share expiring five years from the issuance date.

On December 31, 2018, the Company issued 25,000 shares of restricted Common Stock to a Board Member in consideration for consulting services. The Company values these shares at $0.10 per shares for a total charge to earnings of $25,000.

On December 31, 2018, the Company issued 85,000 shares of restricted Common Stock to an Officer in consideration for conversion of salary earned. The Company values these shares at $0.10 per shares for a total charge to earnings of $8,500.

During 2018, the Company issued 26 individual tranches of restricted shares of the Company’s Common Stock totaling 6,149,420 shares valued at $455,537 in exchange for services conducted on behalf of the Company.

On April 16, 2018, the board issued 72,000 shares of Common Stock and August 13, 2018 the board issued 75,000 shares of Common Stock with a combined value of $13,800 in lieu of interest and fees.

During 2018, the Company issued 14 separate tranches of the Company’s Common Stock totaling 4,913,511 shares of Common Stock valued at $453,402 in connection with the conversion of certain accounts payable.

During 2018, the Company issued five separate tranches of the Company’s Common Stock totaling 1,604,431 shares valued at $156,435 for accrued compensation. The value of these shares was based on the closing market price on the respective date of grant. The Company also has an additional 555,000 shares to be issued, valued at $37,186 included in stock payable.

Year Ended December 31, 2019

On January 2, 2019, the Company entered into a stock purchase agreement with Power Up, pursuant to which Power Up agreed to purchase a note in the aggregate principal amount of $53,000.00. On or about January 3, 2019, the Company received $50,000.00 in net proceeds for the sale of the note to Power Up. The note entitled Power Up to 12% interest per annum and matured on October 30, 2019. In the event the Company had not paid loan in full prior to 180 days from the issuance date, Power Up could convert all or a portion of the outstanding principal and interest of the note into shares of Common Stock at a price per share equal to 61% of the lowest closing bid price of the Common Stock during the 20-trading day period ending on the last complete trading day prior to the date of conversion. Power Up could not convert the note5 to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On February 11, 2019, the Company entered into a stock purchase agreement with Power Up, pursuant to which Power Up agreed to purchase a note in the aggregate principal amount of $48,000.00. On or about February 13, 2019, the Company received approximately $45,000.00 in net proceeds in exchange for the sale of the note to Power Up. The note entitled Power Up to 12% interest per annum and matured on November 30, 2019. In the event the Company has not paid the Power Up loan in full prior to 180 days from the issuance date, Power Up could convert all or a portion of the outstanding principal of the Power Up note into shares of Common Stock at a price per share equal to 55% of the lowest closing price of the Common Stock during the 25 trading-day period ending on the last complete trading day prior to the date of conversion. Power Up could not convert the Power Up note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On March 4, 2019, the Company entered into a stock purchase agreement with Crown whereby Crown be purchased from the Company, for a purchase price of $36,000 (i) a convertible promissory note of the Company, in the principal amount of $40,000.00, with an original issuance discount of $4,000; and (ii) a Common Stock purchase warrant for 400,000 shares of the Common Stock with an exercise price of $0.10 per share and expiring five years from the date of issuance). On March 8, 2019, the Purchase Price was paid by Crown to the Company. The Crown note was issued on March 4, 2019 and it was due and payable on December 4, 2019. The note entitled Crown to 12% interest per annum.

On February 14, 2019, the Company entered into a Conversion of Debt Agreement with Mr. Kevin Novack, the holder of that certain promissory note issued by the Company on or about March 16, 2016. Pursuant to the Conversion of Debt Agreement, 120,000 shares of the Common Stock were delivered to Novack in partial satisfaction of $15,000 of the outstanding principal due under the note.

On March 18, 2019, the Company entered into a stock purchase agreement with Power Up, pursuant to which Power Up agreed to purchase a convertible promissory note in the principal amount of $43,000.00. On or about March 18, 2019, the Company received an aggregate of approximately $40,000.00 in net proceeds in exchange for the sale of the note to Power Up. The note entitled Power Up to 12% interest per annum and matures on January 30, 2020. In the event the Company had not paid the loan in full prior to 180 days from the issuance sate, Power Up could convert all or a portion of the outstanding principal of the note into shares of Common Stock at a price per share equal to 61% of the lowest closing price of the Common Stock during the 20 trading-day period ending on the last complete trading day prior to the date of conversion. Power Up could not convert the note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On March 27, 2019, the Company entered into a stock purchase agreement with Power Up, pursuant to which Power Up agreed to purchase a convertible promissory note in the principal amount of $53,000.00. On or about March 27, 2019, the Company received an aggregate of approximately $50,000.00 in net proceeds in exchange for the sale of the note to Power Up. The note entitled Power Up to 12% interest per annum and matured on January 30, 2020. Power In the event the Company has not paid the loan in full prior to 180 days from the issuance date, Power Up could convert all or a portion of the outstanding principal of the note into Common Stock at a price per share equal to 61% of the lowest closing price of the Common Stock during the 20 trading-day period ending on the last complete trading day prior to the date of conversion. Power Up could not convert the note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On May 1, 2019, the Company entered into a stock purchase agreement with Power Up, pursuant to which Power Up agreed to purchase a convertible promissory note in the principal amount of $30,000.00. On or about May 1, 2019, the Company received an aggregate of approximately $50,000.00 in net proceeds in exchange for the sale of the note to Power Up. The note entitled Power Up to 12% interest per annum and matured on February 28, 2020. Power In the event the Company has not paid the loan in full prior to 180 days from the issuance date, Power Up could convert all or a portion of the outstanding principal of the note into shares of Common Stock at a price per share equal to 61% of the lowest closing price of the Common Stock during the 20-trading day period ending on the last complete trading day prior to the date of conversion. Power Up could not convert the note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On June 10, 2019 (the “Armanda Issuance Date”), the Company entered into a stock purchase agreement with Armada Investment Fund LLC (“Armanda”), pursuant to which Armanda agreed to purchase a convertible promissory note in the principal amount of $38,500.00. On or about June 13, 2019, the Company received an aggregate of approximately $35,000.00 in net proceeds in exchange for the sale of the note. The note entitled Armanda to 10% interest per annum and matured on March 10, 2020. In the event the Company has not paid the note in full prior to 180 days from the Armanda Issuance Date, Armanda could convert all or a portion of the outstanding principal of the note into shares of the Common Stock at a price per share equal to 55% of the lowest closing price of the Common Stock during the 25-trading day period ending on the last complete trading day prior to the date of conversion. Armanda could not convert the note to the extent that such conversion would result in beneficial ownership by Armanda and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On June 4, 2019, the Company entered into a stock purchase agreement with BHP Capital NY, Inc., a New York corporation (“BHP”), pursuant to which BHP agreed to purchase a note in the principal amount of $38,500.00. On or about June 13, 2019, the Company received an aggregate of approximately $35,000.00 in net proceeds in exchange for the sale of the note to BHP. The note entitled BHP to 10% interest per annum and matured on March 10, 2020. In the event the Company has not paid the note in full prior to 180 days from the BHP Issuance Date, BHP could convert all or a portion of the outstanding principal of the note into shares of the Common Stock at a price per share equal to 55% of the lowest closing price of the Common Stock during the 25 trading-day period ending on the last complete trading day prior to the date of conversion. BHP could not convert the note to the extent that such conversion would result in beneficial ownership by BHP and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On April 24, 2019, the Company entered into a senior executive employment agreement with Peyton Jackson, pursuant to which Mr. Jackson was granted 500,000 shares of restricted Common Stock of the Company.

On April 24, 2019, the Company entered into a senior executive employment agreement with Elliot Fantino, pursuant to which Mr. Fantino was granted 500,000 shares of restricted Common Stock of the Company.

On July 2, 2019, the Company entered into a stock purchase agreement with Crown, pursuant to which Crown agreed to purchase a note in the principal amount of $40,000.00 and a Common Stock warrant to purchase 400,000 shares of Common Stock having an exercise price of $0.10 per share. On or about July 11, 2019, the Company received an aggregate of approximately $40,000.00 in net proceeds in exchange for the sale of the note to BHP. The note entitled BHP to 12% interest per annum and matured on April 2, 2020.

On July 11, 2019, the Company entered into a stock purchase agreement with Power Up, pursuant to which Power Up agreed to purchase a convertible promissory note in the principal amount of $38,000.00. On or about July 15, 2019, the Company received an aggregate of approximately $30,000.00 in net proceeds in exchange for the sale of the note to Power Up. The note entitled Power Up to 12% interest per annum and matured on April 30, 2020.

On August 15, 2019, the Board approved Director Advisory Agreements for each Company Director and issued 1,000,000 fully vested shares of restricted Common Stock. A total of 1,975,000 additional shares were issued in consideration of this commitment.

On September 12, 2019, the Company entered into a stock purchase agreement with Power Up, pursuant to which Power Up agreed to purchase a convertible promissory note in the principal amount of $45,000.00. On or about September 14, 2019, the Company received an aggregate of approximately $42,000.00 in net proceeds in exchange for the sale of the note. The note entitled Power Up to 12% interest per annum and matured on July 15, 2020. In the event the Company has not paid the Power Up note in full prior to 180 days from the Issuance Date, Power Up could convert all or a portion of the outstanding principal of the note into shares of Common Stock at a price per share equal to 61% of the lowest closing price of the Common Stock during the 20 trading-day period ending on the last complete trading day prior to the date of conversion. Power Up could not convert the note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

On October 7, 2019, the Company entered into a stock purchase agreement with Power Up, pursuant to which Power Up agreed to purchase a convertible promissory note in the principal amount of $45,000.00. On or about October 15, 2019, the Company received an aggregate of approximately $50,000.00 in net proceeds in exchange for the sale of the note. The note entitled Power Up to 12% interest per annum and matured on August 15, 2020. In the event the Company has not paid the Power Up note in full prior to 180 days from the Issuance Date, Power Up could convert all or a portion of the outstanding principal of the note into shares of Common Stock at a price per share equal to 61% of the lowest closing price of the Common Stock during the 20 trading-day period ending on the last complete trading day prior to the date of conversion. Power Up could not convert the note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the issued and outstanding Common Stock.

The Company entered into a stock purchase agreement and convertible promissory note dated November 22, 2019 and funded on November 25, 2020 in the net amount of $256,000. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. The Company may prepay the note, and management intends to fulfill this option, at a premium of 110% to 140% of principal and interest between the date of issuance and 180 days thereafter. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance maybe convertible into the Company’s Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Company's Common Stock for the 20 prior trading days including the day upon which the Company receives a notice of conversion.

The Company entered into a stock purchase agreement and convertible promissory note dated November 11, 2019 and funded on November 13, 2019 in the net amount of $73,000. The lender was Power Up. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be repaid in full any balance may be converted into the Common Stock, at any time after 180 days after issuance at a 45% discount to the market price.

The Company issued 300,000 restricted shares of the Company’s Common Stock with a fair value of $22,005 in exchange for services conducted on behalf of the Company. The value of these shares was based on the closing market price on the respective date of grants.

The Company issued 38,179,083 shares of Common Stock with a fair value of $788,937 for the conversion of convertible debt and accrued interest in the amount of $627,479. The Company recorded a loss in the amount of $161,458 on these transactions.

The Company issued 1,401,224 shares of Common Stock for the conversion of a note payable and accrued interest pursuant to a legal settlement; the Company had a liability on its balance sheet in the amount of $74,104 in connection with this matter and recorded a loss in the amount of $26,924 on this transaction.

The Company issued 6,975,000 shares of Common Stock with a fair value at the date of the grant of $273,300 to employees, officer, and directors, subject to vesting requirements; the par value in the amount of $69,750 was charged to additional paid-in capital and the remaining fair value will be charged to operations over the term of the vesting period.

The Company issued 3,514,900 shares of Common Stock in connection with the cashless exercise of warrants and credited the amount of $35,149 from additional paid-in capital.

Year Ended December 31, 2020

On January 2, 2020, the Company issued 200,000 restricted shares of the Company’s Common Stock valued $7,680 in exchange for services conducted on behalf of the Company. The value of these shares was based on the closing market price on the respective date of grant.

The Company entered into an SPA and convertible promissory note dated January 24, 2020 and funded on January 27, 2020 in the net amount of $256,000. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance could be convertible into the Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Common Stock for the 20 prior trading days including the day upon which a notice of conversion is received by the Company.

The Company entered into an SPA and convertible promissory note dated January 24, 2020 and funded on January 27, 2020 in the net amount of $256,000. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance could be convertible into the Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Common Stock for the 20 prior trading days including the day upon which a notice of conversion is received by the Company.

On March 3, 2020, the Company entered into a consulting agreement with each of the four (4) individuals. The compensation for the individuals included the issuance of 500,000 Common Stock options to each individual, vesting based on time and performance over three (3) years. The Common Stock options are priced at $0.05.

The Company entered into an SPA and convertible promissory note dated March 9, 2020 and funded on March 11, 2020 in the net amount of $129,000. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance could be convertible into the Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Common Stock for the 20 prior trading days including the day upon which a notice of conversion is received by the Company.

On March 13, 2020, the Company issued 4,800 shares of Series A Preferred Stock to four (4) individuals in association with its The Good Clinic, LLC business unit.

The Company entered into a stock purchase agreement and convertible promissory note dated April 8, 2020, in the net amount of $100,000. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance could be convertible into the Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Common Stock for the 20 prior trading days including the day upon which a notice of conversion is received by the Company.

On May 4, 2020, the Company received loan proceeds in the amount of approximately $460,000 under the Paycheck Protection Program.

The Company entered into a stock purchase agreement and convertible promissory note dated July 1, 2020, in the net amount of $200,200. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance could be convertible into the Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Common Stock for the 20 prior trading days including the day upon which a notice of conversion is received by the Company.

The Company entered into a stock purchase agreement and convertible promissory note dated August 21, 2020, in the net amount of $200,200. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance could be convertible into the Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Common Stock for the 20 prior trading days including the day upon which a notice of conversion is received by the Company.

The Company entered into a stock purchase agreement and convertible promissory note dated September 30, 2020, in the net amount of $114,400. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance could be convertible into the Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Common Stock for the 20 prior trading days including the day upon which a notice of conversion is received by the Company.

The Company entered into a stock purchase agreement and convertible promissory note dated October 29, 2020, in the net amount of $114,400. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance could be convertible into the Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Common Stock for the 20 prior trading days including the day upon which a notice of conversion is received by the Company.

The Company entered into a stock purchase agreement and convertible promissory note dated December 9, 2020, in the net amount of $220,000. The lender was Eagle Equities, LLC. The note carried an 12% interest rate and had a maturity date of twelve (12) months from the date of execution. Should the note not be paid in full, any remaining balance, at any time after 180 days after issuance could be convertible into the Common Stock at a conversion price for each share of Common Stock equal to 60% of the lowest traded price of the Common Stock for the 20 prior trading days including the day upon which a notice of conversion is received by the Company.

The Company entered into agreements with two note holders regarding the exercise price of warrants held by the note holders. These agreements resulted in the following: (i) on January 29, 2020, the Company issued 1,000,000 shares of Common Stock, and the note holders agreed to cancel 2,769,482 warrants; the Company recorded a gain in the amount of $77,652 on this transaction; (ii) on February 19, 2020, the Company issued 4,098,556 shares of Common Stock for the exercise of 4,480,938 warrants in a cashless transaction; the Company recorded a gain in the amount of $182,295 on this transaction, which is included in gain on derivative liabilities.

On May 27, 2020, the Company issued 2,901,440 shares of Common Stock for the cashless exercise of warrants. These warrants were issued pursuant to a settlement agreement with a note holder regarding the effective price of warrants issued with regard to a variable conversion price feature which resulted in the issuance of 1,011,967 more shares than would have been issued prior to the settlement agreement. The Company recorded a loss in the amount of $24,894 on this transaction based upon the additional shares issued at the market price of the Company’s Common Stock.

The Company issued, in nineteen transactions and at prices ranging from $0.0108 to $0.0210 per share, a total of 63,374,555 shares in connection with the conversion of principal and interest of convertible notes payable in the aggregate amounts of $813,000 and $70,658. No gain or loss was recognized on these transactions. See note 8 to our consolidated financial statements.

On August 27, 2020, the Company issued 386,985 shares of Common Stock at a price of $0.034 per share to an ex-employee for accrued compensation. A gain in the amount of $6,988 was recognized on this transaction.

On December 31, 2020. the Company issued 2,151,204 shares of Common Stock at a price of $0.0305 per share as payment of accrued dividends on the Series X Preferred Stock pursuant to the Series X Preferred Stock Certificate of Designations.

Year Ended December 31, 2021

On January 4, 2021, we issued 4,123,750 shares of common stock at a price of $0.012 per share pursuant to the conversion of $45,000 of principal and $4,485 of accrued interest in Eagle Equities Note 4.

On January 6, 2021, we issued 3,505,964 shares of common stock at a price of $0.01224 per share pursuant to the conversion of $39,000 of principal and $3,913 of accrued interest in Eagle Equities Note 4.

On January 11, 2021, we issued 4,463,507 shares of common stock at a price of $0.01224 per share pursuant to the conversion of $50,000 of principal and $4,633 of accrued interest in Eagle Equities Note 5.

On January 14, 2021, we issued 4,319,378 shares of common stock at a price of $0.01266 per share pursuant to the conversion of $50,000 of principal and $4,683 of accrued interest in Eagle Equities Note 5.

On January 21, 2021, we issued 6,449,610 shares of common stock at a price of $0.0154 per share pursuant to the conversion of $93,000 of principal and $6,324 of accrued interest in Eagle Equities Note 6.

On January 28, 2021, we issued 7,285,062 shares of common stock at a price of $0.01575 per share pursuant to the conversion of $107,200 of principal and $7,540 of accrued interest in Eagle Equities Note 6.

On February 1, 2021, we issued 6,672,000 shares of common stock in a private placement (the “2021 Private Placement”) at a price of $0.25 per share for cash proceeds of $1,668,000.

On February 5, 2021, we entered into a settlement agreement with the holders of the Eagle Equities Note 7 whereby we issued 1,184,148 shares of common stock at a price of $0.24984 per share in satisfaction of $200,200 of principal and all accrued interest and prepayment penalties due under this note.

On February 5, 2021, we entered into a settlement agreement with the holders of the Eagle Equities Note 8 whereby we issued 639,593 shares of common stock at a price of $0.23851 per share in satisfaction of $114,400 of principal and all accrued interest and prepayment penalties due under this note.

On February 5, 2021, the Company entered into a settlement agreement with the holders of the Eagle Equities Note 9 whereby the Company issued 605,177 shares of common stock at a price of $0.24984 per share in satisfaction of $114,400 of principal and all accrued interest and prepayment penalties due under this note.

On February 5, 2021, we entered into a settlement agreement with the holders of the Eagle Equities Note 10 whereby we issued 1,095,131 shares of common stock at a price of $0.23748 per share in satisfaction of $200,200 of principal and all accrued interest and prepayment penalties due under this note.

On February 22, 2021, we issued 336,000 shares of common stock for the exercise of options at a price of $0.03 per share.

On March 11, 2021, was issued 600,000 shares of common stock to four officers of The Good Clinic in exchange for 4,800 shares of Series A Preferred Stock.

On March 17, 2021, we issued 300,000 shares of common stock at a price of $0.31 per share to a service provider.

On March 23, 2021, we issued 461,358 shares of common stock at a price of $0.26 per share to the underwriters of the 2021 Private Placement.

On March 25, 2021, we entered into Securities Purchase Agreements (the “SPAs”) with four institutional investors (the “Investors” and each an “Investor”) pursuant to which we sold to the Investors in a private placement an aggregate of 3,000,000 units (the “Units” and each a “Unit”) with a purchase price of $1.00 per Unit, with each Unit consisting of (a) one share of a newly formed Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), (b) one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $0.50 per whole share of Common Stock, and (c) one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share. The aggregate gross proceeds to the Company were $3,000,000 and the number of shares of Common Stock initially issuable upon conversion of the Series C Preferred Stock is 12,600,000 shares of Common stock and the aggregate number of shares of Common Stock initially issuable upon exercise of the Warrants is 12,600,000 shares of Common Stock. We also issued to the placement agent and its designee 463,320 shares of Common Stock.

In addition, on March 29, 2021, we issued 300,000 shares of common stock as payment for services to be rendered for investor relations services having a value of $.283 per share.

On March 30, 2021, we issued 272,837 shares of common stock as settlement for amount sowed under the Series D Convertible Note share to the underwriters of the 2021 Private Placement.

On March 31, 2021, we completed the private offering previously reported on February 10, 2021, by issuing an aggregate of 6,672,000 shares of our restricted common stock to investors for $1,668,000 in proceeds pursuant to a Securities Purchase Agreement (“SPA”). The transaction was executed directly with us, and no brokers, dealers or representatives were involved.

On April 19, 2021, the Company issued 1,962 shares of common stock for professional fees which had been performed in a prior period. The Company recorded these shares at the par value of $0.01 per share.

On May 4 through May 26, 2021, the Company issued 4,237,424 shares of common stock for the conversion of 1,059,356 shares of Series C Preferred Stock at a price of $0.25 per share.

On May 12, 2021, the Company issued 2,500,000 shares of common stock at a price of $0.03 per share for the exercise of stock options by a consultant.

Between June 10, 2021, and June 29, 2021, the Company issued 5,116,668 shares of common stock at a price of $0.03 per share for the exercise of stock options by officers and directors.

On June 23, 2021, the Company cancelled 2,000,000 shares of common stock held by an ex-officer in connection with a settlement agreement. The cancellation of these shares was recorded at the par value of $0.01 per share. Also, in connection with the settlement agreement, the Company issued 637,953 shares to the ex-officer at the market price of $.20 per share.

On August 26, 2021, the Company issued 312,800 restricted shares of the Company’s common stock priced at $0.25, vesting immediately, in lieu of $78,200 of cash compensation owed to the Company’s Chief Executive Officer for services rendered to the Company prior to 2021.

On December 31, 2021, the Company issued 166,664 restricted shares of the Company’s common stock priced at $0.25, vesting immediately, in lieu of $41,666 of accounts payable owed to a related party consultant for services rendered to the Company.

Also, during the year ended December 31, 2021, the Company charged the amount of $13,032 to operations in connection with the vesting of stock granted to its officers, employees, and board members; the Company also charged the amount of $675,906 to operations in connection with the vesting of options granted to its officers, employees, and board members.

During the year ended December 31, 2021, the Company issued the following shares of Series C Preferred Stock in private placement transactions:

On May 4 through May 26, 2021, 1,059,356 shares of Series C Preferred Stock were converted at a price of $0.25 per share to 4,237,424 shares of common stock.

On August 11, 2021, through September 2, 2021, 1,000,000 shares of Series C Preferred Stock were converted at a price of $0.25 per share to 4,000,001 shares of common stock.

During the year ended December 31, 2021, the Company issued the following shares of Series D Preferred Stock in private placement transactions:

On October 18, 2021, the Company sold 20,250 shares of Series D Preferred Stock and (i) five-year warrants to acquire 4,252,500 shares of the Company’s common stock at a price of $0.50 per shares, and (ii) five-year warrants to acquire 4,252,500 shares of the Company’s common stock at a price of $0.75 per share for proceeds of $1,874,450, net of costs in the amount of $125,500.

On November 10, 2021, the Company sold 10,750 shares of Series D Preferred Stock and (i) five-year warrants to acquire 2,257,500 shares of the Company’s common stock at a price of $0.50 per shares, and (ii) five-year warrants to acquire 2,257,500 shares of the Company’s common stock at a price of $0.75 per share for proceeds of $999,250, net of costs in the amount of $75,750.

Except for the issuances of Common Stock upon exercise of warrants on a cashless basis or conversion of notes or the exchange of Common Stock for Series A Preferred Stock or notes which were effected relying on Section 3(a)(9) of the Securities Act as the Common Stock was exchanged by us with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, the securities issued in each of the transactions described above were issued relying on Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder. The recipients of the securities in each of these transactions relying on Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Subsequent to September 30, 2021, the Company initiated a bridge financing round ahead of its anticipated-up listing to a national exchange. The Company intends to raise between five and six million dollars of a series D preferred stock sold to investors in a private placement. Each series D unit will have a purchase price of $1.00 per Unit, with each Unit consisting of (a) one share of a newly formed Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), (b) one warrant (the “Series A Warrants”) to purchase 2.1 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $0.50 per whole share of Common Stock, and (c) one warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 2.1 shares of Common Stock at a purchase price of $0.75 per whole share. As of the date of this filing this filing the Company has closed on $3,100,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Unless otherwise indicated, each of the following exhibits have been previously filed with the Securities and Exchange Commission by the Company under File No. 000-53601.

		Incorporated by Reference		Filed or Furnished
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

1.1+	Form of Underwriting Agreement and Lock up Agreement

3.1	Certificate of Incorporation of Trunity Holdings, Inc., dated January 18, 2012.	8-K	10.1	1/31/2012

3.2	Bylaws of Trunity Holdings, Inc., dated January 18, 2012.	8-K	10.2	1/31/2012

3.3	Certificate of Ownership Merging between Trunity Holdings, Inc. and Brain Tree International, Inc. dated January 24, 2012.	10-K	3.3	4/16/2013

3.4	Certificate of Amendment to the Certificate of Incorporation of Trunity Holdings, Inc., dated December 24, 2015.	8-K	3.1(i)	1/06/2016

3.5	Certificate of Designations of Series X Preferred Stock of True Nature Holding, Inc.	8-K	3.6	1/06/2020

3.6	Form of Amended and Restated Certificate of Designations of Series A Preferred Stock of True Nature Holding, Inc.	8-K	3.07	3/13/2020

3.7	Certificate of Amendment of the Certificate of Incorporation of True Nature Holding, Inc. dated April 21, 2020.	10-Q	3.7	8/14/2020

3.8	Certificate of Amendment of Certificate of Incorporation, dated as of November 5, 2020, correcting December 24, 2015 Certificate of Amendment.	10-Q	3.8	11/13/2020

3.9	Bylaws of Mitesco, Inc., as amended, dated November 10, 2020	10-Q	3.9	11/13/2020

3.10	Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of Mitesco, Inc.	8-K	3.1	03/26/2021

3.11	Certificate of Correction to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of Mitesco, Inc.	8-K	3.2	03/26/2021

3.12	Certificate of Incorporation of Trunity Holdings, Inc., as amended	S-1	3.12	02/10/2022

3.13	Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of Mitesco, Inc.	8-K	3.1	10/22/2021

4.1*	Trunity Holdings, Inc. 2012 Employee, Director and Consultant Stock Option Plan.	10-K	10.4	04/16/2013

4.2	Convertible Promissory Note issued by True Nature Holding, Inc. on July 5, 2018 to Power Up Lending Group Ltd.	8-K	4.1	7/13/2018

4.3	Convertible Promissory Note issued by True Nature Holding, Inc. on September 18, 2018 to Power Up Lending Group Ltd.	8-K	4.1	9/28/2018

4.4	Convertible Promissory Note issued by True Nature Holding, Inc. on November 9, 2018 to Power Up Lending Group Ltd.	8-K	4.1	1/14/2019

4.5	Convertible Promissory Note issued by True Nature Holding, Inc. on November 26, 2018 to Auctus Fund, LLC.	8-K	4.2	01/14/2019

4.6	Convertible Promissory Note issued by True Nature Holding, Inc. on December 19, 2018 to Crown Bridge Partners, LLC.	8-K	4.3	01/14/2019

4.7	Convertible Promissory Note issued by True Nature Holding, Inc. on January 2, 2019 to Power Up Lending Group Ltd.	8-K	4.4	01/14/2019

4.8	12% Convertible Redeemable Note, issued to Eagle Equities, LLC, dated December 19, 2019	8-K	10.05	01/06/2020

4.9	Convertible Redeemable Promissory Note issued by True Nature Holding, Inc. on April 8, 2020 to Eagle Equities, LLC.	8-K	4.01	4/17/2020

4.10	Promissory Note issued by Bank of America, NA on April 25, 2020 to True Nature Holding, Inc.	8-K	10.1	5/11/2020

4.11	Convertible Redeemable Note, dated July 1, 2020, between Mitesco, Inc. and Eagle Equities, LLC Inc.	8-K	4.01	08/05/2020

4.12	Convertible Redeemable Promissory Note, dated August 20, 2020, between Mitesco, Inc. and Eagle Equities Inc.	8-K	4.01	08/27/2020

4.13	Convertible Redeemable Promissory Note, dated September 30, 2020, between Mitesco, Inc. and Eagle Equities Inc.	8-K	4.01	10/06/2020

4.14	Convertible Redeemable Promissory Note, dated October 29, 2020, between Mitesco, Inc. and Eagle Equities Inc.	8-K	4.01	11/06/2020

4.15	Convertible Redeemable Promissory Note, dated December 9, 2020, between Mitesco, Inc. and Eagle Equities Inc.	8-K	4.01	12/15/2020

4.16	Mitesco, Inc. 2021 Omnibus Securities and Incentive Plan (File No. 333-252293)	S-8	4.1	01/21/2021

4.17	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended	10-K	4.6	03/25/2021

4.18	Form of Series A Warrant	8-K	4.1	03/26/2021

4.19	Form of Series B Warrant	8-K	4.2	03/26/2021

4.20	Promissory Note in the principal amount of $750,000 dated March 17, 2022	8-K	4.1	03/24/2022

4.21	Promissory Note in the principal amount of $235,294 dated March 18, 2022	8-K	4.2	03/24/2022

5.1+	Opinion of Lucosky Brookman, LLP

10.1	Agreement and Plan of Merger, dated as of January 24, 2011 by and among Trunity Holdings, Inc., Trunity Acquisitions Corp. and Trunity, Inc.	8-K	10.5	1/31/2012

10.2	Agreement and Plan of Merger, dated as of January 24, 2012 by and among Brain Tree International, Inc. and Trunity Holdings, Inc.	8-K	10.4	1/31/2012

10.3	License Agreement dated as of March 20, 2013, between Trunity, Inc. and Educom Ltd.	10-K	10.7	4/16/2013

10.4	Form of Indemnification Agreement between Trunity Holdings, Inc., and its Directors.	10-K	10.8	4/16/2013

10.5	Spin-off and Asset Transfer Agreement dated as of December 31, 2015, by and among Trunity Holdings, Inc., Trunity, Inc., a Delaware corporation, and Trunity, Inc., a Florida corporation.	8-K	10.1	1/06/2016

10.6	Securities Purchase Agreement, dated July 5, 2018, by and between True Nature Holding, Inc. and Power Up Lending Group Ltd.	8-K	4.2	7/13/2018

10.7	Securities Purchase Agreement, dated September 18, 2018, by and between True Nature Holding, Inc. and Power Up Lending Group Ltd.	8-K	10.1	9/28/2018

10.8	Securities Purchase Agreement, dated November 9, 2018, by and between True Nature Holding, Inc. and Power Up Lending Group Ltd.	8-K	10.1	1/14/2019

10.9	Securities Purchase Agreement, dated November 26, 2018, by and between True Nature Holding, Inc. and Auctus Fund, LLC.	8-K	10.2	1/14/2019

10.10	Securities Purchase Agreement, dated December 19, 2018, by and between True Nature Holding, Inc. and Crown Bridge Partners, LLC.	8-K	10.3	1/14/2019

10.11	Securities Purchase Agreement, dated January 2, 2019, by and between True Nature Holding, Inc. and Power Up Lending Group Ltd.	8-K	10.4	1/14/2019

10.12	Common Stock Purchase Warrant issued by True Nature Holding, Inc. on November 26, 2018 to Auctus Fund, LLC.	8-K	10.5	1/14/2019

10.13	Common Stock Purchase Warrant issued by True Nature Holding, Inc. on December 19, 2018 to Crown Bridge Partners, LLC.	8-K	10.6	1/14/2019

10.14*	Senior Executive Employment Agreement effective as of November 4, 2019, between True Nature Holding Inc. and M. Lawrence Diamond	8-K	10.4	10/16/2019

10.15*	Senior Executive Employment Agreement effective as of November 4, 2019, between True Nature Holding Inc. and Julie R. Smith	8-K	10.2	10/16/2019

10.16	Software Sales and License Agreement between the Company and Pharmaceutical Care Consultants dated December 12, 2019	8-K	10.01	01/06/2020

10.17	Securities Purchase Agreement, dated December 19, 2020, between Mitesco, Inc. and Eagle Equities, Inc.	8-K	10.04	01/06/2020

10.18*	Form of Board of Directors Advisory Agreement, dated as of December 26, 2019, by and between True Nature Holding Inc. and its Board Members	8-K	10.03	1/06/2020

10.19	Form of Debt Exchange Agreement, dated December 31, 2019	8-K	10.02	01/06/2020

10.20	Asset Purchase Agreement, dated as of March 2, 2020, by and among My Care, LLC and True Nature Holding, Inc.	8-K	10.1	3/13/2020

10.21	Securities Purchase Agreement, dated April 8, 2020, by and between True Nature Holding, Inc. and Eagle Equities, LLC.	8-K	4.02	4/17/2020

10.22*	Board of Directors Advisory Agreement, dated June 1, 2020, between Mitesco, Inc. and Faraz Paqvi.	8-K	5.01	07/13/2020

10.23	Securities Purchase Agreement, dated July 1, 2020, between Mitesco, Inc. and Eagle Equities, LLC.	8-K	10.01	08/05/2020

10.24	Consulting Advisor Agreement, dated July 8, 2020, between Mitesco, Inc. and Michael Loiacono.	8-K	10.01	07/08/2020

10.25*	Board of Directors Advisory Agreement, dated August 1, 2020, between Mitesco, Inc. and Juan Carlos Iturregui.	8-K	10.02	08/05/2020

10.26	Securities Purchase Agreement, dated August 20, 2020, between Mitesco, Inc. and Eagle Equities, Inc.	8-K	10.01	08/27/2020

10.28	Securities Purchase Agreement, dated September 30, 2020, between Mitesco, Inc. and Eagle Equities, Inc.	8-K	10.01	10/06/2020

10.29	Form of Lease Agreement between The Good Clinic, LLC, and LMC NE Minneapolis Holdings, LLC, dated October 19, 2020.	10-Q	10.4	11/13/2020

10.30	Securities Purchase Agreement, dated October 29, 2020, between Mitesco, Inc. and Eagle Equities, Inc.	8-K	10.01	11/06/2020

10.31	Securities Purchase Agreement, dated December 9, 2020 between Mitesco, Inc. and Eagle Equities, Inc.	8-K	10.01	12/15/2020

10.32*	Employment Agreement by and between Phillip Keller and Mitesco, Inc., dated as of March 17, 2021.	8-K	10.1	03/17/2021

10.33	Form of Securities Purchase Agreement, dated March 25, 2021	8-K	10.1	03/26/2021

10.34	Form of Registration Rights Agreement, dated March 25, 2021	8-K	10.2	03/26/2021

10.35	Engagement Letter, by and between Carter, Terry & Company and Mitesco, Inc., dated January 6, 2021	8-K	10.3	03/26/2021

10.36	Debt Settlement Agreement, dated March 24, 2021	8-K	10.4	03/26/2021

10.37*	Employment Agreement by and between Jenny Lindstrom and Mitesco, Inc., dated as of April 6, 2021	8-K	10.1	04/12/2021

10.38	Form of Securities Purchase Agreement, dated October 18, 2021	8-K	10.1	10/22/2021

10.39	Form of Securities Purchase Agreement, dated October 18, 2021	8-K	10.2	10/22/2021

10.40	Promissory Note between the Company and Michael C. Howe Living Trust, dated December 30, 2021	8-K	10.1	01/05/2022

10.41	Debt for Equity Exchange Agreement between the Company and Gardner Builders Holdings, LLC, dated January 7, 2022	8-K	10.1	02/02/2022

10.42	Form of Promissory Note and Form of Warrant Agreement	8-K	10.1	02/17/2022

10.43	Employment Agreement for Ms. Finnegan dated January 12, 2022	8-K	10.1	03/03/2022

10.44	Securities Purchase Agreement, between Mitesco, Inc. and AJB Capital Investments, LLC, dated March 18, 2022	8-K	10.1	03/24/2022

10.45	Common Stock Purchase Warrant, dated March 17, 2022	8-K	10.2	03/24/2022

21.1	Subsidiaries of the Registrant	10-K	21.1	03/25/2021

23.1	Consent of RBSM LLP				X

23.2+	Consent of Lucosky Brookman, LLP (contained in Exhibit 5.1)

101.INS	Inline XBRL Instance Document				X

101.SCH	Inline XBRL Taxonomy Extension Schema Document				X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document				X

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document				X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document				X

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document				X

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)				X

107	Filing Fee Table				X

* Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.

+To be filed by amendment

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securitas Act”);

(ii)

to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a first-time registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(6)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)	The undersigned Registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a first-time registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis Park in the State of Minnesota on April 26, 2022.

MITESCO, INC.

Dated: April 26, 2022	By:	/s/ Larry Diamond
Larry Diamond Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry Diamond and Phillip J. Keller and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry Diamond	Chief Executive Officer and Director
Larry Diamond	(Principal Executive Officer)	April 26, 2022

*	Chief Financial Officer
Phillip J. Keller	(Principal Financial and Accounting Officer)	April 26, 2022

*	Chairman of the Board of Directors
Thomas Brodmerkel		April 26, 2022

*	Member of the Board of Directors
Juan Carlos Iturregui		April 26, 2022

*	Member of the Board of Directors
*		April 26, 2022

/s/ Shelia Schweitzer	Member of the Board of Directors
Shelia Schweitzer		April 26, 2022

/s/ Larry Diamond
Larry Diamond
Attorney-in Fact